Exhibit 2.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

ASSET PURCHASE AGREEMENT

by and between

RGH ENTERPRISES, LLC

and

ADAPTHEALTH CORP.

Dated July 19, 2026

i

Section 10.13.	Waiver of Jury Trial	94
Section 10.14.	Amendments; Waivers	95
Section 10.15.	No Recourse	95
Section 10.16.	Disclaimer	95

Exhibit A	–	Key Employees
Exhibit B	–	Form of Escrow Agreement
Exhibit C	–	Form of Assignment and Assumption Agreement
Exhibit D	–	Form of Transition Services Agreement
Exhibit E	–	Allocation Methodology
Exhibit F	–	Separation Plan
Exhibit G	–	Form of IP License Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated as of July 19, 2026, by and between RGH Enterprises, LLC, an Ohio limited liability company (“Purchaser”), and AdaptHealth Corp., a Delaware corporation (“Seller”). Purchaser and Seller shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, certain terms used herein are defined in Article I;

WHEREAS, Purchaser desires to purchase, acquire, and take assignment and delivery from Seller and the Selling Subsidiaries, and Seller desires to sell, assign, transfer, convey and deliver, and to cause the Selling Subsidiaries to sell, assign, transfer, convey and deliver, to Purchaser, all right, title and interest in, to and under the Assets, and in connection therewith, Purchaser is willing to assume the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement, the individual set forth on Exhibit A hereto is entering into a business protection agreement with Purchaser or an Affiliate thereof, to be effective as of the Closing; and

WHEREAS, Seller will, and will cause the Selling Subsidiaries to, and Purchaser will, and will cause its Affiliates to, at or prior to the Closing, execute and deliver each of the other Transaction Documents to which they are a party.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1.      Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Access Limitations” has the meaning set forth in Section 6.1(a).

“Accounting Firm” has the meaning set forth in Section 3.1(d)(ii).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser and its Agents) with respect to, or any Person’s indication of interest in, any (a) merger, business combination, plan of arrangement, amalgamation, reorganization, recapitalization, liquidation, dissolution, share or unit issuance or share or unit exchange, consolidation or similar transaction relating to ten percent (10%) or more of the Assets or the assets or Equity Interests of Seller and the Selling Subsidiaries related to the Business or (b) other sale, license, transfer, disposition, acquisition or other purchase or sale of ten percent (10%) or more of the Assets, the assets or Equity Interests of Seller and the Selling Subsidiaries related to the Business, or similar transactions involving the Business, other than the Transactions.

“Action” means any claim, counterclaim, complaint, litigation, arbitration, mediation, audit, hearing, inquiry, examination, investigation, suit, charge, action, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or Order commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator, arbitration panel, mediator or tribunal.

“Adjustment Amount” has the meaning set forth in Section 3.1(e)(iii).

“Adjustment Escrow Account” has the meaning set forth in Section 3.1(c)(ii).

“Adjustment Escrow Amount” has the meaning set forth in Section 3.1(c)(ii).

“Adjustment Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent in the Adjustment Escrow Account pursuant to the Escrow Agreement.

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agents” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, principals, partners, members, employees, agents, consultants, advisors and other representatives.

“Agreement” means this Asset Purchase Agreement, as such may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Allocation” has the meaning set forth in Section 3.4.

“Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.2(c).

“Basket Amount” has the meaning set forth in Section 9.4(a).

“Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and (b) each other pension, bonus, incentive, severance, employment, profit sharing, retirement, retiree medical, change-in-control, retention, deferred compensation, stock option, stock purchase, phantom equity, other equity or equity-based, medical, dental, vision, or other compensation or benefit plan, program, policy, agreement, Contract or arrangement, in each case whether or not in writing and (i) that is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by Seller or any of its Subsidiaries or ERISA Affiliates, or to which Seller or any of its Subsidiaries or ERISA Affiliates is a party, in any case, for the benefit of any Business Service Provider (or any of their respective beneficiaries) or (ii) under which Seller or any of its Subsidiaries or any of their ERISA Affiliates has or could have any Liability with respect to the Business, but excluding (A) Multiemployer Plans and (B) any other plan, program or arrangement maintained by a Governmental Authority to which Seller or any of its Subsidiaries is required to contribute pursuant to applicable Law.

“Books and Records” has the meaning set forth in Section 2.1(e).

“Business” means the businesses related to medical devices and related services to patients for the treatment of diabetes, conducted by Seller and its Affiliates during the relevant period (or, if not specified, during the twelve (12) months prior to the date hereof), but excluding (a) any general corporate, shared services, or administrative functions performed by Seller or its Affiliates for the Selling Subsidiaries and (b) any diabetes products or diabetes-related services provided by Seller or any of its Affiliates under or pursuant to any Capitated Payor Contract, to the extent such diabetes products or diabetes-related services are included as a component of a broader arrangement under such Capitated Payor Contract covering non-diabetes durable medical equipment or other non-diabetes product categories (collectively in this clause (b), the “Capitated Payor Business”); provided that the exclusion set forth in this clause (b) shall apply to Capitated Payor Contracts existing as of the date hereof and Capitated Payor Contracts entered into after the date hereof.

“Business Associate Agreements” has the meaning set forth in Section 4.22(i)(i).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Business Employee” means each employee of Seller or any of its Affiliates (a) whose job duties and responsibilities are primarily dedicated to the Business or (b) who Purchaser and Seller mutually agree shall be included in Section 1.1(a) of the Schedules.

“Business Employee Census” has the meaning set forth in Section 4.14(d).

“Business Independent Contractor” has the meaning set forth in Section 4.14(e).

“Business Intellectual Property” has the meaning set forth in Section 2.1(f).

“Business IT Systems” has the meaning set forth in Section 4.16(l).

“Business Owned Intellectual Property” has the meaning set forth in Section 2.1(f).

“Business Registered Intellectual Property” has the meaning set forth in Section 4.16(a).

“Business Service Provider” means each current or former employee, manager, director, officer, individual independent contractor, individual consultant or other individual service provider of Seller or any of its Affiliates, with respect to the Business.

“Business Software” means Software included in the Business Owned Intellectual Property.

“Capitated Payor Contract” means any Contract pursuant to which Seller or any of its Affiliates provides or arranges for the provision of durable medical equipment, medical devices or related services on a capitated, bundled or similar basis, where the scope of products or services covered by such Contract includes both diabetes-related products or services and non-diabetes durable medical equipment or other non-diabetes product categories.

“Claim” has the meaning set forth in Section 9.5.

“Clean Team Confidentiality Agreement” has the meaning set forth in Section 6.1(c).

“Closing” has the meaning set forth in Section 3.2(a).

“Closing Date” has the meaning set forth in Section 3.2(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar Law.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.14(a).

“Competing Business” has the meaning set forth in Section 6.12(b).

“Competition Authority” means any Governmental Authority responsible for the administration and enforcement of Competition Law.

“Competition Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act (and any similar Law enforced by any Governmental Authority regarding pre-acquisition notifications), the Federal Trade Commission Act of 1914 and all other United States federal or state or foreign Laws designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, lessening of competition or restraint of trade through merger or acquisition or effectuating foreign investment.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(c).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” has the meaning set forth in Section 4.3.

“Contract Transfer Time” has the meaning set forth in Section 6.4(b).

“Controlled Group Liability” means any Liabilities (a) under any Multiemployer Plan, (b) under Title IV of ERISA, (c) under Section 302 of ERISA or Sections 412 and 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code and (e) under corresponding or similar provisions of any foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“Copyrighted Works” means all published and unpublished original works of authorship (including Software) and copyrights therein, copyright registrations and applications for registration thereof and all renewals, and extensions thereof, and moral rights associated therewith.

“Covered Materials” has the meaning set forth in Section 6.15(d).

“Data Privacy and Security Laws” means all applicable state, federal and foreign Laws related to privacy, data protection, security, data breach notification, e-commerce, marketing, electronic or telephonic communications, or the Processing of Personal Information, including, as applicable, HIPAA, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and other comprehensive state privacy laws, the GDPR and any national legislation implementing or supplementing the e-Privacy Directive or the GDPR, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, state data security Laws, state unfair or deceptive trade practices Laws, state biometric privacy Laws, state healthcare privacy Laws, state Social Security number protection Laws, and state data breach notification Laws.

“Data Room” has the meaning set forth in Section 1.2(i).

“Decrease Amount” has the meaning set forth in Section 3.1(e)(ii).

“Designated Courts” has the meaning set forth in Section 10.5(b).

“Dispute Notice” has the meaning set forth in Section 3.1(d)(ii).

“Disputed Items” has the meaning set forth in Section 3.1(d)(ii).

“DME” means Medicare durable medical equipment.

“DME Supplier Standards” has the meaning set forth in Section 4.22(g).

“DMEPOS” has the meaning set forth in Section 4.22(h).

“DOJ” has the meaning set forth in Section 7.1(b).

“Enforcement Costs” has the meaning set forth in Section 8.3.

“Environmental Laws” means all applicable federal, state, local and foreign Laws relating to the generation, use, disposal, handling, storage, treatment, transport, or release of Hazardous Substances or the protection of the environment, natural resources or worker health and safety (as it relates to exposure to Hazardous Substances).

“Equity Interests” means, with respect to any Person, any shares, interests, participations, other equity interests or equity-linked interests of any kind or other equivalents (however designated, and whether voting or non-voting), including membership interests, partnership interests (whether general or limited), joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any warrants, options, rights to vote or purchase or obtain (including upon conversion) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, a Person or any other rights or securities convertible into, exercisable for or related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among Purchaser, AdaptHealth LLC and the Escrow Agent, substantially in the form of Exhibit B attached hereto, subject to any changes proposed by the Escrow Agent that are reasonably acceptable to Purchaser and Seller.

“Escrow Amount” means the Adjustment Escrow Amount plus the Indemnification Escrow Amount.

“Escrow Release Date” has the meaning set forth in Section 9.9.

“Estimated Closing Proceeds” has the meaning set forth in Section 3.1(b).

“Estimated Closing Statement” has the meaning set forth in Section 3.1(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Taxes” means all Taxes (a) of Seller or any of its Affiliates (or for which Seller or any of its Affiliates may otherwise be liable) for all taxable periods (including all Liabilities of Seller or any of its Affiliates for Taxes related to the Transactions), including, for the avoidance of doubt, any Liability of Seller or any of its Affiliates for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or non-U.S. Law), as a transferee or successor, or as a result of a Contract or otherwise by operation of law, (b) of Seller’s or any of its Affiliates’ direct or indirect beneficial owners to the extent attributable to the Business, the Assets or the Assumed Liabilities, (c) of or relating to the Business, the Assets or the Assumed Liabilities that are incurred in, or attributable to, any Pre-Closing Tax Period (and in the case of any Straddle Period, as determined in accordance with Section 6.7(d)(iii)), including any such Taxes that are not due or assessed until after the Closing Date and any Property Taxes that are the responsibility of Seller pursuant to Section 6.7(d), (d) that are the responsibility of Seller pursuant to Section 6.7(c), and (e) arising out of, resulting from or relating to any Excluded Assets or Excluded Liabilities; provided that, for the avoidance of doubt, “Excluded Taxes” shall not include Property Taxes that are the responsibility of Purchaser pursuant to Section 6.7(d) or Transfer Taxes that are the responsibility of Purchaser pursuant to Section 6.7(c).

“Exhibits” has the meaning set forth in Section 1.2(d).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. §1320a-7b(f).

“Final Allocation” has the meaning set forth in Section 3.4.

“Final Closing Proceeds” has the meaning set forth in Section 3.1(d)(iv).

“Financial Statements” has the meaning set forth in Section 4.8(a).

“Fraud” means, with respect to any Party, actual and intentional common law fraud (as opposed to constructive fraud) by such Party with respect to the making of the representations and warranties contained in this Agreement or in any certificate delivered hereunder.

“FTC” has the meaning set forth in Section 7.1(b).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“GAAP Consistently Applied” means GAAP and, to the extent consistent with GAAP, using and applying the same accounting methods, principles, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used and applied (a) with respect to the Financial Statements, in preparing the Recent Balance Sheet, consistently applied, and (b) with respect to the calculation and determination of Net Working Capital, the Estimated Closing Statement and the Proposed Final Closing Statement, in preparing the most recent balance sheet included in the Financial Statements.

“GDPR” means the General Data Protection Regulation (2016/679).

“Governing Documents” means, with respect to any entity, (a) the certificate or articles of incorporation and the bylaws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable to such entity pursuant to any applicable Law.

“Governmental Authority” means any supranational, national, federal, state, provincial, county, municipal or local government, foreign or domestic, or any political subdivision or legislative, executive or regulatory authority of any of the foregoing, or any court, arbitrator or arbitral body (public or private), tribunal or similar judicial body, or any entity, authority, agency, branch, ministry, bureau, board, commission or other instrumentality of any nature exercising executive, legislative, judicial, regulatory, self-regulatory, expropriation, or administrative authority or functions of or pertaining to government in any jurisdiction, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms (or terms of similar import) are defined by or regulated under applicable Environmental Laws or any other substance for which standards of conduct are prescribed under Environmental Laws, including petroleum or petroleum constituents, radioactive materials, asbestos and asbestos-containing materials, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“Healthcare Laws” means all Laws and Orders applicable to Seller and its Affiliates, with respect to the Business, including the following: (a) Laws relating to participation in or claims submitted to Medicare, Medicaid, CHIP, TRICARE (10 U.S.C. § 1071, et seq.), and any other Federal Health Care Programs, (b) the civil False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Law (42 U.S.C. § 1320a-7), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a-7b), federal and state referral Laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), and the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), (c) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) and the regulations promulgated thereunder, (d) Laws governing the licensure, permitting, certification, accreditation, registration or regulation of healthcare providers, professionals, facilities, services, or equipment, (e) HIPAA and other Laws relating to medical privacy and security, patient information, patient confidentiality and informed consent, (f) Laws governing the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, (g) the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), (h) the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.) and (i) the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Public Health Service Act (42 U.S.C. § 210 et seq.), the Controlled Substances Act (21 U.S.C. § 801, et seq.), and the regulations promulgated pursuant to such statutes.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act, Pub. L. No. 111-5, and all rules and regulations promulgated thereunder, and as otherwise may be amended from time to time by Congress or rulemaking authority of the Secretary of the Department of Health and Human Services, and the implementing regulations and guidance promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164)), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160,162, and 164), the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D), and the Standards for Electronic Transactions and Code Sets (45 C.F.R. Parts 160 and 162) promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” has the meaning set forth in Section 7.1(b).

“Inactive Employee” means each Offered Person who is on long-term or short-term disability as of the Closing Date.

“Income Tax” has the meaning set forth in Section 6.2(b)(xx).

“Increase Amount” has the meaning set forth in Section 3.1(e)(i).

“Indebtedness” means, without duplication, any (a) obligations of Seller or any of its Subsidiaries relating to indebtedness for borrowed money, (b) indebtedness or obligations of Seller or any of its Subsidiaries evidenced by bonds, notes, indentures, debentures, loan agreements, sale and leaseback agreements, synthetic leases, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing agreements or any other similar debt instrument or security, (c) obligations of Seller or any of its Subsidiaries in respect of capitalized or finance leases (calculated in accordance with GAAP Consistently Applied), (d) the maximum amount of banker’s acceptances, advance payment guarantees, bank guarantees, bid guarantees, surety, performance or other similar bonds, or letters of credit (including standby and commercial), in each case, created by or for the account of Seller or any of its Subsidiaries, and whether or not drawn or claimed against, (e) obligations of Seller or any of its Subsidiaries for the deferred purchase price of properties, businesses, assets, equipment, goods or services, purchase price settlement or adjustment obligations, earn-outs, contingency payments, holdbacks, deferred consideration or similar agreements or obligations, in each case calculated as to the maximum amounts payable thereunder, (f) obligations under any existing interest rate, currency, collar, commodity or other swap, protection, hedge, forward rate or other financial derivative agreement entered into by Seller or its Subsidiaries prior to the Closing, (g) amounts due to Affiliates to the extent Seller or any of its Subsidiaries is liable therefor, (h) obligations of Seller or its Subsidiaries for debt arising under corporate credit cards or similar instruments of payment and bank and book overdrafts, customer deposits and costs associated with servicing any unearned revenue, (i) obligations of Seller or any of its Subsidiaries relating to financed insurance premiums, (j) indebtedness or obligations of the types referred to in the preceding clauses (a) through (i) of any other Person secured by any Lien on any assets of Seller or any of its Subsidiaries (whether or not the obligations secured thereby have been assumed), (k) obligations of Seller or any of its Subsidiaries (i) from unfunded or underfunded Benefit Plans (including any unsatisfied obligation for “withdrawal liability” pursuant to any “multiple employer plan”), (ii) with respect to termination or severance Liabilities owed and payable as of the Closing to any employee, manager, director, officer or individual independent contractor, (iii) with respect to workers’ compensation or (iv) with respect to earned but unpaid compensation owed and payable as of the Closing (including salary, bonus, commission, overtime, paid time-off, incentive compensation, equity and equity-based compensation, retention or deferred compensation) (including, in each case in this clause (k), the employer portion of any payroll, social security, unemployment and similar Taxes incurred in respect of such obligations), and (l) obligations of Seller or any of its Subsidiaries in the nature of guarantees of obligations of the type described in the foregoing clauses (a) through (j) of any other Person, in each case of the foregoing clauses (a) through (l), together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees, expenses or penalties, and as determined in accordance with GAAP Consistently Applied. For the avoidance of doubt, Indebtedness shall not include any of the foregoing to the extent included in the calculation of current liabilities in the determination of Net Working Capital (as finally determined pursuant to Section 3.1(d)).

“Indemnification Escrow Account” has the meaning set forth in Section 3.1(c)(iii).

“Indemnification Escrow Amount” has the meaning set forth in Section 3.1(c)(iii).

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means any intellectual property or proprietary rights in any jurisdiction throughout the world, including the following: (a) Trademarks, and all goodwill associated therewith and symbolized thereby, (b) Patents, (c) Trade Secrets, (d) Copyrighted Works, (e) rights in Software, (f) Internet Properties and (g) other intellectual property rights in any jurisdiction, whether statutory or common law or otherwise, including rights to limit the use or disclosure thereof by any Person, and the right to bring suit for and pursue past, current and future violations, infringements, or misappropriations thereof.

“Internet Properties” means all internet domain name registrations, URLs and social media identifiers and accounts.

“IP License Agreement” has the meaning set forth in Section 3.2(b)(viii).

“IRS” means the U.S. Internal Revenue Service.

“Laws” means any supranational, federal, national, territorial, state, provincial, county, municipal or local, foreign, multi-national or domestic statutes, laws (including statutory, common law or otherwise), rules, regulations, acts, codes, ordinances, constitutions, treaties, writs, codes and Orders, in each case, of all Governmental Authorities.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Licensed Use” has the meaning set forth in Section 6.10(a).

“Lien” means any mortgage, pledge, security interest, preemption, encumbrance, easement, lien, charge, deed of trust, lease, sublease, license, hypothecation, option or any similar restriction of any kind, right of first refusal or first offer, right-of-way, covenant, condition, restriction, title defect, possessory interest, collateral assignment, servitude, encroachment or other transfer restriction or similar encumbrance or other adverse claim of any kind, whether voluntarily incurred or arising by operation of law, and any conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“Loss” or “Losses” means, with respect to a particular Person, any liabilities, debts, obligations, demands, claims, suits, actions, causes of action, awards, judgments, settlements, assessments, losses, Taxes, fines, penalties, damages, interest, costs or expenses of any kind, in each case, sustained or incurred by such Person (including reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution or defense of, and all amounts paid in settlement with respect to, any of the foregoing).

“Major Payor” has the meaning set forth in Section 4.20.

“Major Supplier” has the meaning set forth in Section 4.20.

“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts, development or circumstance that, individually or in combination with any other change, effect, event, occurrence, condition, state of facts, development or circumstance, has, or would be reasonably expected to have, a material adverse effect on the business, financial condition or results of operations (financial or otherwise) of the Business; provided that any adverse change, effect, event, occurrence, condition, state of facts, development or circumstance attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the announcement or pendency of this Agreement or the Transactions, (b) the identity of, or the effects of any facts or circumstances relating to, Purchaser or any of its Affiliates, including the loss of any customers, suppliers or employees to the extent directly relating to or arising out of any of the foregoing (provided that the foregoing clauses (a) and (b) shall not apply to any representation or warranty (and associated condition to the Closing) to the extent such representation or warranty is intended to address the consequences of the execution, performance or consummation of this Agreement or the Transactions), (c) business or political conditions or conditions generally affecting the industry or segments therein in which the Business participates, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Business operates, (d) Seller’s or its Affiliates’ taking of any action as expressly required by this Agreement (except for the obligations set forth in Section 6.2) or at the express written request of Purchaser after the date of this Agreement, (e) any changes in GAAP or other applicable accounting principles following the date of this Agreement, (f) any acts of war (whether or not declared), armed hostilities or terrorism occurring after the date of this Agreement or the escalation or worsening of any such acts of war, armed hostilities or terrorism threatened or underway as of the date of this Agreement, (g) any acts of God, including earthquakes, hurricanes, floods, pandemics, epidemics, storms, fires or other natural disasters, (h) any failure by the Business to meet any projections, estimates, forecasts, predictions, or budgets for any period prior to, on or after the date of this Agreement (other than any change, effect, event, occurrence, condition, state of facts, development or circumstance underlying such failure, which may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (i) any act or (to the extent the relevant action is expressly permitted by the terms of this Agreement) omission of Purchaser or its Affiliates taken after the date of this Agreement (other than those acts or omissions taken at the express written request, or with the prior written consent, of Seller); provided, further, that, if any change, effect, event, occurrence, condition, state of facts, development or circumstance in the foregoing clauses (c), (e), (f) or (g) has a greater adverse impact on the Business, as compared to the adverse impact such change, effect, event, occurrence, condition, state of facts, development or circumstance has on other Persons operating in the same industries as the Business operates, then the effect of such change, effect, event, occurrence, condition, state of facts, development or circumstance shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 4.17(a).

“Material Permits” has the meaning set forth in Section 4.10(b).

“Measurement Time” means 12:01 A.M. on the Closing Date.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (and any statutes succeeding thereto), and all applicable Laws pertaining to such program, including (a) all federal statutes affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative guidance, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program that have force of Laws, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all applicable Laws, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative guidance, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program that have force of Laws, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“MyApp Application” means the patient-facing mobile application developed by or on behalf of Seller or its Affiliates and marketed as “myAPP,” which facilitates medical equipment and supplies management (including functionality to enable or assist with patient supply reorder, order status tracking, live chat, bill pay, appointment scheduling, push notifications, and patient onboarding workflow), including all source code, object code, APIs, libraries, frameworks, configurations, user interfaces, designs, documentation, databases, data models and related Intellectual Property in each case embodied therein or used to develop, build, operate or support such application and to integrate such application with Seller’s back-end systems and third-party platforms, together with all current and historical versions, updates, patches, releases and improvements thereto.

“National Provider Identifiers” means the standard unique health identifiers required under 45 C.F.R. Part 164, Subpart D.

“Net Working Capital” means an amount (which may be positive, negative or zero (0)) equal to (a) the aggregate value of the current assets (other than any cash and cash equivalents, Income Tax assets, deferred Tax assets, or any Excluded Assets) of the line item current asset accounts of the Business specified in Section 1.1(b) of the Schedules, on a consolidated basis, minus (b) the aggregate value of the current liabilities (other than Income Tax Liabilities, deferred Tax Liabilities or any Excluded Liability) of the line item current liability accounts of the Business specified in Section 1.1(b) of the Schedules, on a consolidated basis, in each case, without duplication and determined as of the Measurement Time in accordance with GAAP Consistently Applied in a format and consistent with the sample calculation of Net Working Capital set forth in Section 1.1(b) of the Schedules.

“Net Working Capital Adjustment” means the amount (which may be negative, positive or zero (0)) equal to (a) Net Working Capital, minus (b) the Target Net Working Capital.

“New IT Environment IP” means Seller-owned Intellectual Property embodied in, or used by Seller or its Affiliates to create, operate or support, the cloned, duplicated, separated or standalone information technology environment made available to Purchaser in connection with the Transactions and the activities contemplated by the Separation Plan, including Seller-owned Software, code, configurations, customizations, integrations, interfaces, APIs, workflows, scripts, documentation and other Intellectual Property embodied therein or used by Seller or its Affiliates to create, operate or support such environment.

“Non-Assigned Contract” has the meaning set forth in Section 6.4(a).

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling Persons, Agents or assignees (or any former, current or future equityholder, controlling Person, Agent or assignee of any of the foregoing).

“Nonparty Affiliate” has the meaning set forth in Section 10.15.

“Offer of Employment” has the meaning set forth in Section 6.6(a).

“Offered Person” means each Business Employee set forth in Section 1.1(c) of the Schedules; provided that following receipt of the Updated Census and at least ten (10) Business Days prior to the Closing Date, Purchaser may update Section 1.1(c) of the Schedules in respect of new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date as reflected on the Updated Census; provided, further, that Purchaser shall consult in good faith with Seller prior to making any such updates to Section 1.1(c) of the Schedules.

“Offshore Services Disclosures and Attestations” means those certain notices and attestations required under Third-Party Payor Agreements concerning the provision of services or use of contractors outside of the United States (i.e., 50 States, District of Columbia or U.S. Territories) where such services involve or such contractors provide services that involve the receipt, processing, transfer, handling or storage of, or access to, PHI in oral, written or electronic form, or such other services or use of contractors outside of the United States for which notices or attestations are required under applicable Third-Party Payor Agreements.

“OIG” has the meaning set forth in Section 4.22(b)(iv).

“Open Source Software” means Software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, or (b) any Reciprocal License.

“Order” means any order, ruling, judgment, writ, injunction, stipulation, award, decree, decision, directive, determination, award, authorization, Consent or similar order or determination issued, made or approved by any Governmental Authority.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, substitutes, extensions and reexaminations thereof.

“Permits” means all licenses, approvals, authorizations, permits, registrations, qualifications, clearances, authorizations, certificates of need, provider or supplier numbers or certificates (or exemptions or waivers thereof), franchises, accreditations, certifications, Consents, Orders, approvals or other form of approval or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens” means (a) statutory, common law or contractual liens for current Taxes or other governmental charges (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate Actions, in each case for which adequate reserves have been established in accordance with GAAP Consistently Applied, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business not yet due and payable and the amount for which adequate reserves have been established in accordance with GAAP Consistently Applied, (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens on goods in transit incurred pursuant to documentary letters of credit, (e) purchase money liens and liens securing rental payments under capital lease arrangements, (f) non-exclusive licenses of Intellectual Property granted by Seller or any of its Subsidiaries in the ordinary course of business, (g) Liens created by or in favor of Purchaser or any Affiliate of Purchaser and (h) prior to the Closing, any Lien disclosed in Section 1.1(d) of the Schedules.

“Permitted Sublicensees” has the meaning set forth in Section 6.10(a).

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means any data or information that identifies, relates to, describes, or, alone or in combination with any other data or information, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to an identified or identifiable natural Person, household or device, including any information or data that is considered “personally identifiable information,” “personal information,” “personal data,” “protected health information” or “biometric information” under applicable Privacy Commitments.

“PHI” has the meaning set forth in Section 4.22(i).

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending prior to the Closing Date and the portion of any Straddle Period ending prior to the Closing Date.

“Privacy Commitments” has the meaning set forth in Section 4.23(a).

“Private Programs” means those private, non-Federal Health Care Programs, health care plans or health care reimbursement, including private insurance, health maintenance organizations, accountable care organizations, clinically integrated networks and employer-sponsored programs under ERISA, under which healthcare providers and suppliers, and any healthcare facilities, centers, and units, directly or indirectly, receive payment for the provision of services or goods to beneficiaries of the applicable program.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations upon Sensitive Information, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available Sensitive Information.

“Property Taxes” has the meaning set forth in Section 6.7(d).

“Proposed Final Closing Proceeds” has the meaning set forth in Section 3.1(d)(i).

“Proposed Final Closing Statement” has the meaning set forth in Section 3.1(d)(i).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchased Contracts” has the meaning set forth in Section 2.1(b).

“Purchased Marks” has the meaning set forth in Section 6.10(c).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitee” or “Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to consummate the Transactions and perform all of its obligations hereunder and under the other Transaction Documents to which it is a party.

“Purchaser Plan” has the meaning set forth in Section 6.6(b)(ii).

“Qualified Plans” has the meaning set forth in Section 6.6(d).

“Rebuttal” has the meaning set forth in Section 3.1(d)(ii).

“Recent Balance Sheet” means the consolidated balance sheet of the Business as of the Recent Balance Sheet Date.

“Recent Balance Sheet Date” has the meaning set forth in Section 4.8(a).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge or (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge or dispersal into the environment.

“Resolution Agreement and CAP” has the meaning set forth in Section 2.4(n).

“Restricted Period” has the meaning set forth in Section 6.12(b).

“Restricted Territory” has the meaning set forth in Section 6.12(b).

“Sanctioned Country” means a country or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person subject to Sanctions, including as a result of being (a) listed in any list of sanctioned Persons maintained by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (ii) Canada, (iii) the United Kingdom, (iv) the European Union, (v) any European Union member state, (vi) the United Nations or (vii) any other relevant Governmental Authority, (b) located, organized or resident in a Sanctioned Country or (c) directly or indirectly owned fifty percent (50%) or more or controlled, individually or in the aggregate, by, or acting on behalf or at the direction of, one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all applicable economic and financial sanctions and trade embargoes administered, enacted or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (b) Canada, (c) the United Kingdom, (d) the European Union, (e) any European Union member state, (f) the United Nations or (g) any other relevant Governmental Authority.

“Schedules” means the disclosure schedules delivered by Seller to Purchaser in connection with this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Breach” means any (a) unauthorized or unlawful acquisition of, access to, Processing of, loss of, unavailability of, or misuse of Sensitive Information, (b) denial of service, ransomware, phishing, social engineering, business email compromise, or other cyberattack that results in a transfer of funds to an unauthorized party or material business disruption, or (c) “security breach,” “security incident,” “breach,” “personal information breach,” “cybersecurity event,” or similar as defined under applicable Data Privacy and Security Law or Contract.

“Seller” has the meaning set forth in the Preamble.

“Seller Agent” has the meaning set forth in Section 4.22(a)(i).

“Seller Debt Releases” has the meaning set forth in Section 3.2(b)(iii).

“Seller Expenses” means, without duplication, (a) all fees, costs, commissions, disbursements and expenses (including legal, accounting, investment banking, broker’s, finder’s, agents’, data room providers’, consultants’, experts’ and other professional, representative or advisory fees, costs, commissions, disbursements and expenses) incurred by or on behalf of, or payable by, Seller or its Affiliates in connection with the negotiation, preparation, execution, delivery or consummation of this Agreement or any of the other agreements and documents to be executed and delivered in connection herewith, including the Transaction Documents, or the consummation of the Transactions, (b) all bonus, cash, equity or equity-related incentive and similar change in control, transaction or retention payments, benefits or obligations, or severance or termination benefits or similar payments or obligations, of Seller or its Affiliates payable to any Business Service Provider (or any beneficiary thereof) in connection with or as a result of, or that are otherwise conditional on the occurrence of or triggered by, the Transactions (and including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts), (c) fifty percent (50%) of the fees and expenses of the Escrow Agent and (d) the amounts allocated to Seller pursuant to Section 6.17.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.3(a)(i) (Non-contravention), Section 4.5 (Good Title Conveyed), Section 4.6 (Title to Assets; Sufficiency) and Section 4.21 (Brokers).

“Seller Indemnitee” or “Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Marks” means (a) the Trademarks owned or purported to be owned by Seller or any of its Affiliates that include or comprise the words ADAPTHEALTH and (b) all Trademarks included as Excluded Assets in Section 2.2(n) of the Schedules.

“Seller Privacy and Data Security Policies” means all of the following, to the extent relating to Seller’s collection, use, protection, transfer, or Processing of Sensitive Information or information security and applicable to the Business: Seller’s internal or public-facing policies, notices, representations and statements concerning the privacy, security or Processing of Personal Information or the security of the Business IT Systems.

“Seller’s Knowledge” means the actual knowledge, after reasonable due inquiry, of [***], [***], [***] and [***].

“Selling Subsidiaries” means, collectively, each of the following Subsidiaries of Seller: (i) Pinnacle Medical Solutions, LLC, (ii) Diabetes Supply Center of the Midlands, LLC, (iii) Healthy Living Medical Supply, LLC, (iv) Diabetes Management and Supplies, L.L.C., (v) J.M.R. Medical, LLC, (vi) Pal-Med, LLC, and (vii) Solara Medical Supplies, LLC.

“Sensitive Information” means any (a) Personal Information and (b) Confidential Information and Trade Secrets.

“Separation Plan” has the meaning set forth in Section 6.17(a).

“Shared Contract” means any Contract relating both to (a) the Business and (b) one or more other businesses of Seller or any Subsidiary of Seller.

“Software” means all (a) software and computer programs (including all software implementation of algorithms, models and methodologies, whether in source code or object code), (b) computerized databases and collections of data or information, (c) diagrams, flow charts, user interfaces, report formats, firmware, development tools, and application programming interfaces, and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Payor Matters” has the meaning set forth in Section 6.15(d).

“Specified Person” means any Person identified on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List, or the U.S. Department of State’s Debarred List.

“Straddle Period” means any taxable period beginning prior to and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, fifty percent (50%) or more of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have fifty percent (50%) or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated fifty percent (50%) or more of such limited liability company’s, partnership’s, association’s or other business entity’s gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such limited liability company, partnership, association or other business entity.

“Target Net Working Capital” means $71,289,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, premium, windfall profits, customs, duties, real property, personal property, capital stock, unclaimed property, abandoned property, escheat, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax, imposed by any Governmental Authority.

“Tax Authority” means a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with a Tax Authority in connection with the determination, assessment or collection of any Tax of any Person (including any amendment thereof).

“Termination Fee” has the meaning set forth in Section 8.3.

“Third-Party Claim” has the meaning set forth in Section 9.6.

“Third-Party Payor Agreement” means any Contract between Seller or any of its Affiliates, on the one hand, and a Third-Party Payor Program, on the other hand, under which Seller or such Affiliate directly or indirectly receives payments for medical services provided to such program’s beneficiaries.

“Third-Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in, be enrolled in or receive reimbursement from a Third-Party Payor Program, including all Medicare and Medicaid participation agreements.

“Third-Party Payor Programs” means all payment or reimbursement programs sponsored or maintained by any Third-Party Payor.

“Third-Party Payors” means all Federal Health Care Programs and Private Programs.

“Trade Secrets” means trade secrets, confidential know-how and other proprietary information, including inventions, designs, drawings, specifications, product configurations, prototypes, models, technical data, databases, formulae, and algorithms, processes, and procedures.

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, fictitious and other business names, product and service names, any other indicia of source or origin and all registrations and applications for registration of the foregoing (and any extensions and renewals of any such registrations and applications), together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement, the IP License Agreement and all certificates and other instruments delivered pursuant hereto and other agreements related to the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest), imposed on or required to be paid by Purchaser, Seller or any of their Affiliates as a result of or in connection with the Transactions; provided that Transfer Taxes shall not include any Taxes based in whole or in part upon income, profits or gains.

“Transferred Employee” has the meaning set forth in Section 6.6(a).

“Transferred Independent Contractor” has the meaning set forth in Section 6.6(h).

“Transition Services Agreement” has the meaning set forth in Section 3.2(b)(vii).

“Unresolved Items” has the meaning set forth in Section 3.1(d)(ii).

“Updated Census” has the meaning set forth in Section 6.6(a).

“U.S. Territories” means the Commonwealth of Puerto Rico, the Northern Mariana Islands, the Virgin Islands, Guam, and American Samoa.

“WARN Act” has the meaning set forth in Section 4.14(b).

“Willful Breach” means a material breach of a covenant or agreement contained in this Agreement that is the consequence of an intentional act or an intentional omission by a Party with the actual knowledge that the taking of such action or failure to take such action would be a material breach of such covenant or agreement.

“Written Report” has the meaning set forth in Section 3.1(d)(ii).

Section 1.2.      Interpretation.

(a)            Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the words “include,” “includes,” or “including” shall be deemed to mean “including, but not limited to,” (iii) masculine gender shall also include the feminine and neutral genders, and vice versa, (iv) words importing the singular shall also include the plural, and vice versa, (v) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (vi) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP Consistently Applied, (vii) the phrase “ordinary course of business,” “ordinary course” or any variation thereof means the ordinary course of business, consistent with past practices, of Seller and its Subsidiaries or, if specified, Seller or any of its Subsidiaries, including with respect to quantity and frequency, as applicable (viii) the term “Dollars” and “$” mean dollars in the lawful currency of the United States of America, (ix) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (x) the word “or” shall not be exclusive and the word “any” shall mean “any and all.”

(b)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (except in the Schedules, in which any amendments or other modifications must be specified to be disclosed).

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement (the “Exhibits”), unless otherwise specified.

(e)            All references to dates and times herein, except as otherwise specifically noted, shall refer to Eastern Time.

(f)            Any reference to “days” shall mean calendar days unless Business Days are expressly specified.

(g)            Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

(h)            Any reference to “written” or “in writing” includes electronic form.

(i)            References to documents or other materials “provided” or “made available” to Purchaser or similar phrases shall mean that such documents or other materials were accessible to Purchaser and its representatives in the online data room maintained by Seller for purposes of the Transactions (the “Data Room”) on or prior to June 26, 2026.

Article II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1.      Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the Selling Subsidiaries to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, and take assignment and delivery from Seller and the Selling Subsidiaries, free and clear of all Liens, all right, title and interest of Seller and the Selling Subsidiaries in, to and under the following properties, assets, goodwill and rights (whether real, personal or mixed, or tangible or intangible, wherever located), whether or not reflected on the books and records of Seller and its Affiliates, in each case, existing as of the Closing, and other than the Excluded Assets (collectively, the “Assets”):

(a)            all goodwill of the Business as a going concern;

(b)            subject to Section 6.4, each Contract set forth in Section 2.1(b) of the Schedules, (i) in its entirety, if such Contract relates exclusively to the Business or (ii) solely with respect to the portion of such Contract that relates to the Business, if such Contract is a Shared Contract (collectively in (i) and (ii), such Contracts or portions of such Contracts, as the case may be, the “Purchased Contracts”);

(c)            all tangible personal property primarily derived from or owned in the Business, used or held for use primarily in the Business, or arising, directly or indirectly, primarily out of the operation or conduct of the Business, including the tangible personal property set forth in Section 2.1(c) of the Schedules;

(d)            all raw materials, components, work-in-process, finished products, inventory, supplies, disposables, consumables, spare parts, packaging materials, samples and other accessories related thereto, in each case, to the extent derived from or owned in the Business, used or held for use primarily in the Business, or arising, directly or indirectly, primarily out of the operation or conduct of the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of any of the foregoing;

(e)            all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, programming information, computerized data and databases, quality records and reports, cost information, pricing data, market surveys, mailing lists, business development or community outreach materials, patient, prescriber, payor and vendor and supplier lists and files, accreditation records, credentialing files and records, records of Third-Party Payor Program audits, files relating to current or former patients of the Business, including all patient lists and patient records, preprinted materials and all other similar items, in each case in this Section 2.1(e), primarily derived from or owned in the Business, used or held for use primarily in the Business, or arising, directly or indirectly, primarily out of the operation or conduct of the Business, or any other Asset or Assumed Liability, and in the possession or under the control of Seller or any of its Affiliates, excluding records or files (i) not reasonably separable from documents or databases that do not relate primarily to the Assets or Assumed Liabilities or (ii) subject to Section 6.3, the transfer of which is not permitted under applicable Law, in each case other than such records and files as set forth in Section 2.1(e) of the Schedules (collectively in this Section 2.1(e), the “Books and Records”);

(f)            all (i) Intellectual Property that is primarily related to the Business, or that arises primarily out of the conduct of the Business, at any time, including, for the avoidance of doubt, any Intellectual Property developed in connection with the activities contemplated by the Separation Plan (except the MyApp Application and improvements thereto), and including the Intellectual Property set forth in Section 2.1(f) of the Schedules, together with (A) the goodwill connected therewith and symbolized thereby and (B) the right to bring any claims for any past, present or future infringement, misappropriation or other violation thereof (collectively in this clause (i), the “Business Owned Intellectual Property”) and (ii) rights in third-party Intellectual Property that are primarily used in, or held for use primarily in, the Business, together with all Contracts pursuant to which any such Intellectual Property is licensed to Seller or its Affiliates (which, for the avoidance of doubt, shall be included in the Purchased Contracts), subject to Section 6.4, in each case of the foregoing clauses (i) and (ii), together with all books and records related thereto (clauses (i) and (ii) collectively, the “Business Intellectual Property”);

(g)            (i) all prepaid expenses of Seller and the Selling Subsidiaries under the Purchased Contracts, (ii) all proceeds of any sales or other dispositions from and after the date hereof through the Closing of assets that would have been included in the Assets but for such sale or disposition (other than with respect to sales of inventory in the ordinary course of business), (iii) all proceeds of any settlement or other resolution from and after the date hereof through the Closing of any indemnities, claims, counterclaims, causes of action, defenses and rights of offset, contribution or reimbursement that would have been included in the Assets but for such settlement or other resolution and (iv) all rights to insurance proceeds arising from or related to the other Assets or the Assumed Liabilities, including those identified in Section 2.1(g) of the Schedules;

(h)            all Tax assets, Tax refunds and rebates, Tax credits, Tax attributes, and prepaid Taxes, in each case, to the extent related to any Transfer Taxes that are the responsibility of Purchaser pursuant to Section 6.7(c) or Property Taxes that are the responsibility of Purchaser pursuant to Section 6.7(d);

(i)            unless otherwise prohibited by Law, all employee-related or employee benefit-related files or records in respect of Transferred Employees;

(j)            all rights to any Action of any nature, whether mature, contingent or otherwise, and whether in tort, contract or otherwise, available to or being pursued by Seller or its Affiliates, with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable) related thereto, including those identified in Section 2.1(j) of the Schedules; and

(k)            all other rights, title and interests of Seller and its Affiliates, in, to and under their properties, assets, goodwill, rights and businesses of every kind, nature and description, in each case, which are primarily derived from or owned in the Business or used or held for use primarily in the Business, or that arise, directly or indirectly, primarily out of the operation or conduct of the Business, whether real, personal or mixed, or tangible or intangible, and wherever located, other than those of the type referred to in the foregoing categories and not included in the Excluded Assets.

Section 2.2.      Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not, and shall cause its Affiliates not to, sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, acquire, or take assignment or delivery from Seller or any of its Affiliates, any assets other than the Assets, including the following properties, assets, rights and interests of Seller or any of its Affiliates (collectively, the “Excluded Assets”):

(a)            Governing Documents, seals, minute books and other documents relating to the organization, maintenance and existence of Seller and its Affiliates;

(b)            except as set forth in Section 2.1(g), all cash and cash equivalents;

(c)            the rights of Seller or its Affiliates under this Agreement or any Transaction Document;

(d)            all insurance policies and rights thereunder, except to the extent specified in Section 2.1(g) and Section 6.11;

(e)            all compensation or benefit plans, agreements or arrangements of Seller or any of its ERISA Affiliates (including all Benefit Plans), if any, and all trusts, trust assets, trust accounts, reserves, insurance policies and other assets held in connection therewith;

(f)             Tax Returns and other books and records related to Taxes paid or payable by Seller or its Affiliates;

(g)            all Tax assets, Tax refunds and rebates, Tax credits, Tax attributes and prepaid Taxes, in each case, except to the extent related to any Transfer Taxes that are the responsibility of Purchaser pursuant to Section 6.7(c) or Property Taxes that are the responsibility of Purchaser pursuant to Section 6.7(d);

(h)            all Contracts other than the Purchased Contracts, including the Contracts set forth in Section 2.2(h) of the Schedules;

(i)             other than the Purchased Contracts, any real property, rights to any agreement or option to purchase any real property, leases or leased real property;

(j)             any loans and advances by Seller or any of its Affiliates to any of their respective Affiliates or otherwise to the Business;

(k)            any Equity Interests in Seller or its Affiliates, including the Selling Subsidiaries;

(l)             all Permits that have been issued or granted to or are owned or used or held for use by Seller or any of its Affiliates, and all pending applications therefor;

(m)           all billed and unbilled trade accounts receivable of Seller or its Affiliates, all notes and bonds and other evidences of indebtedness owed to Seller or its Affiliates and Seller’s or its Affiliates’ rights to receive payments arising out of sales and the provision of services, in each case, including any rights with respect to any third-party collection procedures or any Actions that have been commenced primarily in connection therewith; and

(n)            any properties, assets or rights set forth in Section 2.2(n) of the Schedules.

Section 2.3.      Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to assume and to pay, perform and discharge when due the following Liabilities related to the Business and the Assets, as of the Closing (collectively, the “Assumed Liabilities”):

(a)            deferred revenue of Seller and the Selling Subsidiaries to the extent set forth in Section 2.3(a) of the Schedules;

(b)            subject to Section 6.4, the Liabilities of Seller and the Selling Subsidiaries under the Purchased Contracts, solely to the extent such Liabilities (i) arise after the Closing, (ii) do not arise out of, result from or relate to any breach by Seller or its Affiliates of any such Purchased Contract prior to the time of the sale, assignment, transfer, conveyance and delivery to Purchaser of such Purchased Contract and (iii) do not arise out of, result from or relate to any event, circumstance or condition occurring or existing prior to the Closing that, with or without due notice or lapse of time or both, would constitute or result in a breach of any such Purchased Contract; and

(c)            all Liabilities accruing, arising out of, resulting from or relating solely to the employment or termination of employment of any Transferred Employee with Purchaser or its Affiliates, in each case solely to the extent arising after the Closing.

Section 2.4.      Excluded Liabilities. Except for the Assumed Liabilities, as expressly provided in Section 2.3, Purchaser shall not assume or be liable for any other Liabilities of Seller or any of its Affiliates, whether or not arising out of, resulting from or relating to the Business or any Asset (collectively, the “Excluded Liabilities”), including the following:

(a)            all Excluded Taxes;

(b)            all Liabilities of Seller or any of its Affiliates arising out of, resulting from or relating to the execution, delivery or performance of this Agreement or any Transaction Document, including any Liability of Seller or any of its Affiliates for payments of fees, costs or expenses to a broker or finder;

(c)            all Liabilities of Seller or any of its Affiliates for any fees, costs or expenses of the type referred to in Section 10.4;

(d)            all Indebtedness and other obligations of Seller or any of its Affiliates for money borrowed or owed to banks or other financial institutions or lenders, obligations with respect to letters of credit and similar instruments and other debt and all interest, penalties, fees and other amounts payable with respect thereto;

(e)            other than as set forth in Section 2.3(a), all accounts payable, accrued expenses, deferred revenue and other accrued Liabilities of Seller or any of its Affiliates;

(f)             all Liabilities under or otherwise arising out of, resulting from or relating to any (i) employment, retention, consulting, change in control, split dollar life insurance, sale bonus, incentive bonus, severance or other individual compensatory agreement, in each case, between any current or former employee and Seller or any of its Affiliates and accrued, owed, and unpaid as of the Closing or (ii) Benefit Plan, in each case of the foregoing clauses (i) and (ii), including any Liability for compensation or benefits payable thereunder and all payroll Taxes related thereto;

(g)            all Liabilities and claims (i) arising under (A) any Benefit Plan, (B) any equity or equity-based awards relating to shares of Seller’s common stock and any long-term cash-based awards, (C) each Benefit Plan that is a non-tax qualified deferred compensation plan or (D) any other benefit or compensation plan, program, agreement, policy, contract or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by Seller or any ERISA Affiliate thereof, whenever incurred and (ii) otherwise retained by Seller or its Affiliates in accordance with the provisions of Section 6.6;

(h)            any Liabilities relating to or arising out of the employment or services, or termination of employment or services, of (i) any Transferred Employee prior to the Closing or (ii) any other director, officer, employee, consultant, independent contractor or other individual service provider of Seller or any of its Affiliates who is not a Transferred Employee, in each case in this Section 2.4(h), whenever arising, including any Liabilities for any actual or prospective work relationship or the termination thereof;

(i)             all Liabilities with respect to any third-party claims arising out of, resulting from or relating to the ownership of any Equity Interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of Seller or any of its Affiliates, or any other interest or participation that confers the right to receive a share of the profits and losses of, or distribution of assets of, Seller or any of its Affiliates;

(j)             all Liabilities of Seller or any of its Affiliates arising out of, resulting from or relating to the infringement, misappropriation or other violation by Seller or its Affiliates of the Intellectual Property rights of third parties;

(k)            all Liabilities with respect to any Actions arising out of, resulting from or relating to the actions or inactions of Seller or any of its Affiliates or the conduct of the Business or the ownership or operation of the Assets prior to the Closing;

(l)             all Liabilities under Healthcare Laws arising out of, resulting from or relating to Seller’s or any of its Affiliates’ ownership, control or use of the Assets or the operation of the Business prior to the Closing;

(m)           all Liabilities arising out of, resulting from or relating to Seller’s or any of its Affiliates’ ownership, control or use of the Assets or the operation of the Business prior to the Closing, including (i) all regulatory Liabilities, including those related to state licensure actions, audits, overpayments or patient refund obligations, (ii) all Liabilities related to commercial payor audits or overpayments and (iii) all Liabilities under Environmental Laws;

(n)            all Liabilities related to or arising from that certain Resolution Agreement and Corrective Action Plan entered into by and between Solara Medical Supplies, LLC and the U.S. Department of Health and Human Services, dated December 11, 2024 (the “Resolution Agreement and CAP”), or the incidents that gave rise to the Resolution Agreement and CAP, including costs of compliance, ongoing monitoring obligations, non-compliance with such Resolution Agreement and CAP, or any imposition of civil money penalties thereunder;

(o)            all Liabilities under Environmental Laws arising out of, resulting from or relating to Seller’s or any of its Affiliates’ ownership, control or use of the Assets or the operation of the Business prior to the Closing;

(p)            all Liabilities of Seller or any of its Affiliates arising out of, resulting from or relating to any malfunction, failure, continued substandard performance, denial-of-service, ransomware or other cyber incident, including any cyberattack;

(q)            all Liabilities arising out of, resulting from or relating to any unauthorized access to or Processing of Personal Information by or on behalf of Seller or any of its Affiliates;

(r)             all Liabilities arising out of, resulting from or relating to any Excluded Asset;

(s)            all Seller Expenses;

(t)            all Liabilities due from the Business to Seller or any of its Affiliates;

(u)            any Liability that relates to, or arises out of, directly or indirectly, the operation of Seller’s or any of its Affiliates’ businesses other than the Business; and

(v)            all other Liabilities identified in Section 2.4(v) of the Schedules.

Article III

PURCHASE PRICE AND TERMS OF PAYMENT; CLOSING

Section 3.1.      Consideration.

(a)            Purchase Price. The “Purchase Price” shall mean a dollar amount equal to (i) $235,000,000, plus (ii) the Net Working Capital Adjustment.

(b)            Estimated Closing Proceeds. No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a written statement (as adjusted pursuant to the final sentence of this Section 3.1(b), as applicable, the “Estimated Closing Statement”) that sets forth in reasonable detail Seller’s good-faith estimate of (i) the Net Working Capital Adjustment and (ii) the resulting calculation of the Purchase Price (the “Estimated Closing Proceeds”), together with reasonable supporting documentation used by Seller in preparation of such Estimated Closing Statement. Seller shall prepare, or cause to be prepared, the Estimated Closing Statement in accordance with GAAP Consistently Applied and the applicable defined terms set forth in this Agreement. Following Seller’s delivery of the Estimated Closing Statement, and without limiting the rights set forth in Section 6.1, Purchaser and its Affiliates, and its and their respective counsel, financial advisors, accountants and other authorized representatives, shall be permitted reasonable access during normal business hours (to the extent that such access would not unreasonably disrupt the normal course of the business operations of Seller and its Subsidiaries) to the applicable books and records, personnel, representatives and other information of Seller and its Subsidiaries in connection with their review of the Estimated Closing Statement, and Seller shall consider in good faith any adjustments to the calculation of the Estimated Closing Proceeds (or any of the components thereof) raised by Purchaser prior to the Closing. For the avoidance of doubt, the payment by Purchaser at the Closing of the Estimated Closing Proceeds shall not be deemed an acceptance thereof by Purchaser, which amount shall be subject to adjustment in accordance with Section 3.1(d).

(c)            Payment of Estimated Closing Proceeds. On the Closing Date, Purchaser shall make, or cause to be made, the following payments by wire transfer of immediately available funds:

(i)            an amount equal to the Estimated Closing Proceeds minus the Escrow Amount, to the account designated by Seller no later than two (2) Business Days prior to the Closing Date;

(ii)            an amount equal to $8,000,000 (the “Adjustment Escrow Amount”) to the Escrow Agent, to be held in an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to the Escrow Agreement; and

(iii)            an amount equal to $18,800,000 (the “Indemnification Escrow Amount”) to the Escrow Agent, to be held in an escrow account (the “Indemnification Escrow Account”), which shall be established pursuant to the Escrow Agreement.

(d)            Determination of the Final Closing Proceeds.

(i)            As soon as practicable, but no later than one hundred twenty (120) days after the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Proposed Final Closing Statement”) that sets forth in reasonable detail (A) the proposed Net Working Capital Adjustment and (B) the proposed resulting calculation of the Purchase Price (the “Proposed Final Closing Proceeds”), together with reasonable supporting documentation used by Purchaser in preparation of such Proposed Final Closing Statement. Purchaser shall prepare, or cause to be prepared, the Proposed Final Closing Statement in accordance with GAAP Consistently Applied and the applicable defined terms set forth in this Agreement. Subject to the terms and conditions of this Agreement, the calculations contained in the Proposed Final Closing Statement shall be based on facts and circumstances as they exist as of the Closing; provided that the consideration of subsequent events in accordance with GAAP Consistently Applied and the terms and conditions of this Agreement shall be permitted. From the date of Seller’s receipt of the Proposed Final Closing Statement until the date that the Final Closing Proceeds are determined in accordance with this Section 3.1(d), Seller and its accountants shall, at Seller’s expense, be permitted reasonable access, during business hours (solely to the extent that such access would not unreasonably disrupt the normal course of the business operations of Purchaser and its Affiliates) and upon reasonable advance notice, to review the applicable books and records and other information of Purchaser to the extent relating to the Proposed Final Closing Statement as Seller may reasonably request.

(ii)            The Proposed Final Closing Statement shall become final, binding and conclusive upon the Parties for all purposes of this Section 3.1 on the date that is sixty (60) days after Seller’s receipt thereof, unless Seller delivers written notice of a dispute prior to such date, setting forth in reasonable detail the items and amounts in the Proposed Final Closing Statement that Seller disputes, together with a reasonably detailed explanation of the basis therefor, Seller’s alternative calculation of each disputed item and reasonable supporting documentation (to the extent in compliance with this Section 3.1(d), the “Dispute Notice”); provided, however, that the Dispute Notice shall include only objections based on (A) non-compliance with this Agreement or (B) mathematical errors in the calculation of the amounts in the Proposed Final Closing Statement. Prior to the end of such sixty (60)-day period, Seller may accept the Proposed Final Closing Statement by delivering written notice to that effect to Purchaser, in which case the Proposed Final Closing Statement shall become final, binding and conclusive upon the Parties for all purposes of this Section 3.1 when such notice is given. If Seller delivers the Dispute Notice to Purchaser (the items and amounts in dispute, to the extent properly included in the Dispute Notice in compliance with the foregoing, the “Disputed Items”) within such sixty (60)-day period, Purchaser and Seller shall use reasonable best efforts to resolve the Disputed Items during the thirty (30)-day period (or such longer period as Purchaser and Seller may agree in writing) commencing on the date Purchaser receives the Dispute Notice. Any items and amounts set forth in the Proposed Final Closing Statement that are not Disputed Items as provided for in any Dispute Notice timely delivered pursuant to the preceding sentence will be deemed final, binding and conclusive upon the Parties for all purposes of this Section 3.1. If Purchaser and Seller reach agreement in writing with respect to any Disputed Items within such thirty (30)-day (or longer) period, Purchaser shall revise the Proposed Final Closing Statement to reflect such agreement, which shall be final, binding and conclusive upon the Parties for all purposes of this Section 3.1 with respect to such agreed Disputed Items. If Purchaser and Seller do not obtain a final written resolution of all Disputed Items within such thirty (30)-day (or longer) period, then the unresolved Disputed Items (the “Unresolved Items”) shall be submitted promptly to PricewaterhouseCoopers (the “Accounting Firm”) or, if such firm is unable or unwilling to act, such other nationally recognized, mutually agreeable independent public accounting or financial consulting firm capable of serving as an accounting expert with relevant experience in resolving such disputes, which firm is mutually agreed in writing by Purchaser and Seller and is not the regular auditing firm of Purchaser or Seller (or, in the event Purchaser and Seller cannot agree on such firm, a nationally recognized, independent public accounting or financial consulting firm appointed by the American Arbitration Association) (and in either such event, such firm shall be referred to herein as the Accounting Firm). Purchaser and Seller shall promptly (and in any event no more than ten (10) Business Days after engagement of such Accounting Firm) provide their assertions and details regarding such Unresolved Items in writing (each, a “Written Report”) to the Accounting Firm and substantially simultaneously to each other. Each of Purchaser and Seller shall have ten (10) Business Days after receipt of the other Party’s Written Report to deliver to the Accounting Firm and each other one (1) written rebuttal thereto (each, a “Rebuttal”) (if applicable). The Accounting Firm shall be requested to render a determination regarding the Unresolved Items within thirty (30) days after the later of the submission of the (x) Written Reports and (y) Rebuttals, if any, or if the Accounting Firm is unable to accommodate such request, as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. Absent manifest error or fraud, the determination of the Accounting Firm shall be conclusive and binding upon Purchaser and Seller for all purposes of this Section 3.1, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(iii)            The Accounting Firm shall act solely as an accounting and Tax expert and not as an arbitrator or legal expert, and shall make a determination only with respect to the Unresolved Items and in a manner consistent with this Section 3.1, GAAP Consistently Applied and the definitions set forth in this Agreement; provided that in resolving any Unresolved Item, (A) the Accounting Firm shall assign a single value to each item and may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by Purchaser or Seller in the Proposed Final Closing Statement or the Dispute Notice, as applicable, (B) the Accounting Firm’s determination with respect to such Unresolved Item shall be limited to (1) whether such Unresolved Item was determined in accordance with this Section 3.1, GAAP Consistently Applied or the applicable definitions set forth in this Agreement and (2) the correction of mathematical errors in the calculations underlying such Unresolved Item and (C) the Accounting Firm shall base its determination solely on the submissions and information provided by the Parties, and not on the basis of an independent review. Purchaser and Seller will not, and will cause their respective Agents not to, (1) engage in any ex parte communication with the Accounting Firm, or make any further submissions to the Accounting Firm, unless agreed in writing between Purchaser and Seller or specifically requested by the Accounting Firm or (2) disclose to the Accounting Firm (and the Accounting Firm may not consider for any purpose) any settlement discussions or settlement offer made by or on behalf of either Purchaser or Seller, unless otherwise agreed in writing by Purchaser and Seller. The scope of the disputes to be determined by the Accounting Firm is limited to the Unresolved Items, and the Accounting Firm is not to make any other determination, including whether the agreed upon dollar amount of the Target Net Working Capital is correct or appropriate.

(iv)            Purchaser shall revise the Proposed Final Closing Statement to reflect the determination, if any, of the Accounting Firm pursuant to this Section 3.1(d). The “Final Closing Proceeds” shall mean the Proposed Final Closing Proceeds as set forth in the Proposed Final Closing Statement as finally revised (if applicable) pursuant to this Section 3.1(d).

(v)            The fees and expenses of the Accounting Firm shall be borne by Purchaser and Seller in the same proportion as the aggregate dollar amount of the Unresolved Items that are unsuccessfully disputed by each Party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Items submitted to the Accounting Firm, which proportionate allocation shall be determined by the Accounting Firm; provided that any initial engagement fees of the Accounting Firm shall initially be shared equally between Purchaser and Seller. The fees and expenses of Seller and its representatives incurred in connection with the Accounting Firm’s determination with respect to the Unresolved Items shall be borne by Seller, and the fees and expenses of Purchaser and its representatives incurred in connection with the Accounting Firm’s determination with respect to the Unresolved Items shall be borne by Purchaser.

(vi)            This Section 3.1(d) shall be the sole and exclusive remedy of the Parties with respect to the determination of the Final Closing Proceeds. In no event shall Purchaser or Seller be entitled to any duplicative recovery as a result of the rights and remedies afforded in this Section 3.1(d).

(e)            Post-Closing Final Closing Proceeds Payment. No later than three (3) Business Days after the date on which the Final Closing Proceeds are finally determined pursuant to Section 3.1(d):

(i)            if the Final Closing Proceeds exceed the Estimated Closing Proceeds (the amount of any such excess, the “Increase Amount”), then (A) Purchaser and Seller shall submit joint instructions to the Escrow Agent providing for the disbursement of the full amount of the Adjustment Escrow Funds to Seller from the Adjustment Escrow Account and (B) Purchaser shall pay or cause to be paid to Seller, by wire transfer of immediately available funds, an amount equal to the Increase Amount;

(ii)            if the Estimated Closing Proceeds exceed the Final Closing Proceeds by an amount greater than the full amount of the Adjustment Escrow Funds (the amount of any such excess, the “Decrease Amount”), then (A) Purchaser and Seller shall submit joint instructions to the Escrow Agent providing for the disbursement of the full amount of the Adjustment Escrow Funds to Purchaser from the Adjustment Escrow Account and (B) Seller shall pay or cause to be paid to Purchaser, by wire transfer of immediately available funds, an amount equal to the Decrease Amount minus the full amount of the Adjustment Escrow Funds;

(iii)            if the Estimated Closing Proceeds exceed the Final Closing Proceeds by an amount less than the full amount of the Adjustment Escrow Funds (the amount of any such excess, the “Adjustment Amount”), then Purchaser and Seller shall submit joint instructions to the Escrow Agent providing for (A) the disbursement to Purchaser from the Adjustment Escrow Account of the Adjustment Amount and (B) the disbursement to Seller of all amounts remaining in the Adjustment Escrow Account following the disbursement to Purchaser contemplated by the foregoing clause (A); and

(iv)            if the Final Closing Proceeds are equal to the Estimated Closing Proceeds, then Purchaser and Seller shall submit joint instructions to the Escrow Agent providing for the disbursement of the full amount of the Adjustment Escrow Funds to Seller from the Adjustment Escrow Account.

(f)            Adjustment to Purchase Price. Any payments made pursuant to Section 3.1(e) shall be treated as an adjustment to the Purchase Price for all Tax purposes (to the extent permitted by Law).

Section 3.2.      Closing.

(a)            The closing of the Transactions (the “Closing”) shall take place remotely, via the electronic exchange and release of documents and signatures, (i) at 9:00 A.M. on the date that is the first (1st) Business Day of the month immediately following the month in which all of the conditions set forth in Article VII are satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms are to be satisfied by deliveries made at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of such conditions at the Closing); provided, however, that if the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by deliveries made at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law)) are not satisfied or waived at least three (3) Business Days prior to the first (1st) Business Day of the month in which the Closing would have otherwise occurred, the Closing shall occur on the first (1st) Business Day of the immediately following month or (ii) on such other date and at such other time and place as Purchaser and Seller shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.”

(b)            Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, Seller shall deliver to Purchaser the following documents:

(i)            true, correct and complete copies of resolutions of the directors, managers or equityholders, as applicable, of Seller and each Selling Subsidiary, acting in their capacities as such, in each case, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;

(ii)            a valid and duly executed and completed IRS Form W-9 for Seller and each Selling Subsidiary (or, if any of Seller or any Selling Subsidiary is a disregarded entity for U.S. federal Tax purposes, the Person owning such Selling Subsidiary or Seller that is not disregarded for such purposes) certifying that such Person is not subject to U.S. federal backup withholding Taxes;

(iii)          at least three (3) Business Days prior to the Closing Date, executed release letters (the “Seller Debt Releases”), together with UCC-3 amendments or equivalent termination statements, releases, discharges and any other customary documentation necessary to release the Assets from (A) any Liens relating to or securing any Indebtedness and (B) any Liens that are not Permitted Liens (substantially final drafts of each of the foregoing shall have been delivered to Purchaser at least five (5) Business Days prior to the Closing Date), which Seller Debt Releases shall provide for, upon the consummation of the Transactions, the automatic release of all Liens on the Assets, in form and substance reasonably acceptable to Purchaser;

(iv)          the duly executed officer’s certificate required by Section 7.2(c);

(v)           duly executed resignation letters (in form reasonably acceptable to Purchaser) from each of the managers, directors and officers of Seller and any of its Affiliates who are Transferred Employees and who are designated in writing by Purchaser to Seller at least two (2) Business Days prior to the Closing;

(vi)          counterparts to the Assignment and Assumption Agreement and Bill of Sale, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller and each of the Selling Subsidiaries;

(vii)         a counterpart to the Transition Services Agreement, substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;

(viii)        a counterpart to the IP License Agreement, substantially in the form attached hereto as Exhibit G (the “IP License Agreement”), duly executed by Seller;

(ix)           a counterpart to the Escrow Agreement, duly executed by AdaptHealth LLC;

(x)            all of the Books and Records;

(xi)           duly executed copies of the Consents set forth in Section 3.2(b)(xi) of the Schedules; and

(xii)          such other duly executed instruments of transfer necessary or requested by Purchaser to evidence the transfer of the Assets, in form and substance acceptable to Purchaser.

(c)            Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall deliver to Seller the following documents:

(i)             the duly executed officer’s certificate required by Section 7.3(b);

(ii)            a counterpart to the Assignment and Assumption Agreement, duly executed by Purchaser;

(iii)           a counterpart to the Transition Services Agreement, duly executed by Purchaser;

(iv)          a counterpart to the IP License Agreement, duly executed by Purchaser; and

(v)            a counterpart to the Escrow Agreement, duly executed by Purchaser.

Section 3.3.      Withholding Rights. Notwithstanding any other provision in this Agreement to the contrary, Purchaser and Escrow Agent and each of their respective Agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or non-U.S. Tax Law. Purchaser and Seller acknowledge that, so long as the form in Section 3.2(b)(ii) is delivered with respect to Seller and each Selling Subsidiary and no change of Tax Law has occurred after the date of this Agreement, then no Tax deduction or withholding is expected to be required with respect to the Estimated Closing Proceeds paid to Seller. Except with respect to any withholding obligation attributable to compensatory payments or withholding required as a result of the failure of Seller or any Selling Subsidiary to deliver a form described in Section 3.2(b)(ii), the withholding party shall use reasonable best efforts to (a) before any such deduction or withholding is made, give the Person to whom such amounts would otherwise have been paid notice of the intention to make such deduction or withholding, and (b) provide a reasonable opportunity to provide forms or other evidence that would exempt such amounts from deduction or withholding (or reduce such deduction or withholding) to the Person to whom such amounts would otherwise have been paid upon request by such Person. To the extent that amounts are deducted or withheld in compliance with this Section 3.3 and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4.      Allocation. Within ninety (90) days after the final determination of the Net Working Capital pursuant to Section 3.1, Purchaser shall prepare and deliver to Seller a statement containing an allocation of the Purchase Price (and any Assumed Liability or other amounts, to the extent properly taken into account for U.S. federal Income Tax purposes as additional consideration for the Assets) among the Assets, among Seller and the Selling Subsidiaries, and among the restrictive covenants set forth in Section 6.12, in accordance with the methodology set forth on Exhibit E hereto and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Purchaser and Seller shall cooperate in good faith to resolve any disagreements regarding the Allocation. If Purchaser and Seller are unable to reach an agreement within fifteen (15) Business Days after Seller’s receipt from Purchaser of the statement setting forth the Allocation, any such disagreement shall be submitted for resolution and determination to the Accounting Firm. The Accounting Firm shall be requested to render a determination regarding the disputed Allocation within thirty (30) days after the submission of the dispute to the Accounting Firm or, if the Accounting Firm is unable to accommodate such request, as soon as practicable thereafter, which determination must be consistent with the methodology set forth on Exhibit E hereto and otherwise in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The fees and expenses of the Accounting Firm shall be borne by Purchaser and Seller in the same proportion as the aggregate dollar amount of the disputed Allocation that are unsuccessfully disputed by each Party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the disputed Allocation submitted to the Accounting Firm, which proportionate allocation shall be determined by the Accounting Firm; provided that any initial engagement fees of the Accounting Firm shall initially be shared equally between Purchaser and Seller. The fees and expenses of Seller and its representatives incurred in connection with the Accounting Firm’s determination with respect to the disputed Allocation shall be borne by Seller, and the fees and expenses of Purchaser and its representatives incurred in connection with the Accounting Firm’s determination with respect to the disputed Allocation shall be borne by Purchaser. The determination of the Accounting Firm shall be conclusive and binding upon Purchaser and Seller for all purposes of this Section 3.4, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced (any such conclusive and binding Allocation, Purchaser’s originally prepared and delivered Allocation in the event there is no disagreement as to such Allocation, or Purchaser’s and Seller’s resolved agreement as to such Allocation, the “Final Allocation”). Purchaser and Seller agree to, and to cause their respective Affiliates to, (a) be bound by the Final Allocation for the purpose of determining Taxes, (b) file with each Tax Authority all forms and Tax Returns required to be filed in connection with the Final Allocation (including the filing of IRS Form 8594 with a U.S. federal Income Tax Return for the taxable year that includes the date of the Closing) consistent with the Final Allocation, (c) prepare and file all Tax Returns on a basis consistent with the Final Allocation, and (d) not take any position inconsistent with the Final Allocation in any Tax Return, in any audit or proceeding related to Taxes before any Tax Authority or in any report made for Tax purposes; provided, however, that nothing contained herein shall (i) prevent Purchaser or Seller (or their respective Affiliates) from settling, solely on its own behalf, any proposed Tax deficiency or adjustment by any Tax Authority based upon or arising out of the Final Allocation, or (ii) prevent Purchaser or Seller (or their respective Affiliates) from taking a position inconsistent with the Final Allocation if required to do so by a determination within the meaning of Section 1313 of the Code (or any similar or analogous provision of state, local or non-U.S. Tax Law).

Section 3.5.      Affiliates. Prior to or at the Closing, Purchaser may designate, in its sole discretion, one or more of its Affiliates to, at the Closing, (a) purchase all or part of the Assets, (b) assume all or part of the Assumed Liabilities or (c) pay all or a designated portion of the Purchase Price, in which event all references herein to Purchaser will be deemed to refer to such designated Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Purchaser under this Agreement to the extent not performed by such Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 4.1.      Organization and Qualification. Seller and each Selling Subsidiary is a legal entity duly organized, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own, operate or lease its respective properties and assets and to carry on its business as now being conducted. Seller and each Selling Subsidiary is duly qualified, licensed and authorized to transact business as a foreign legal entity and is in good standing (or its equivalent) in every jurisdiction in which its respective ownership, lease or use of property or assets or the conduct of its business as now conducted requires it to so qualify or be licensed, authorized or in good standing. Seller has made available to Purchaser true, correct and complete copies of the Governing Documents of Seller and each Selling Subsidiary, together with all amendments and supplements thereto, as in effect as of the date of this Agreement. The Governing Documents of Seller and each Selling Subsidiary are in full force and effect, and neither Seller nor any Selling Subsidiary is in violation of any of the provisions thereof. Neither Seller nor any Selling Subsidiary is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Action. Seller owns, directly or indirectly, of record and beneficially, all of the issued and outstanding Equity Interests of each of the Selling Subsidiaries, free and clear of all Liens, and all such Equity Interests are validly issued, fully paid and nonassessable and free of preemptive rights. A true, correct and complete list of the Selling Subsidiaries and their respective jurisdictions of incorporation or formation (as applicable) is set forth in Section 4.1 of the Schedules.

Section 4.2.      Authorization.

(a)            Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the Transactions, including any Transaction Document to which Seller is (or will at the Closing be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by Seller to duly and validly authorize the execution, delivery and performance by Seller of this Agreement and each other Transaction Document and the consummation by Seller of the Transactions, have been properly taken, and such authorization has not been subsequently modified or rescinded.

(b)            Each Selling Subsidiary has all requisite power and authority to execute and deliver each agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Selling Subsidiary in connection with the Transactions, including any Transaction Document to which such Selling Subsidiary is (or will at the Closing be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by each Selling Subsidiary to duly and validly authorize the execution, delivery and performance by such Selling Subsidiary of such Transaction Document and the consummation by such Selling Subsidiary of the Transactions, have been properly taken, and such authorization has not been subsequently modified or rescinded.

(c)            This Agreement and each other Transaction Document has been duly and validly authorized, executed and delivered by Seller, and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity (the “Bankruptcy and Equity Exceptions”).

(d)            Each Transaction Document has been duly and validly authorized, executed and delivered by each Selling Subsidiary, as applicable, and constitutes a legal, valid and binding agreement of each such Selling Subsidiary, enforceable against each such Selling Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Bankruptcy and Equity Exceptions.

Section 4.3.      Non-contravention. Except as set forth in Section 4.3 of the Schedules, neither the execution, delivery or performance of this Agreement or any other Transaction Document and the Transactions nor the fulfillment of or the performance by Seller or any Selling Subsidiary of its respective obligations hereunder or thereunder, as applicable, does or will (a) conflict with, result in any breach of, require any Consent under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, give rise to any right of termination, cancellation, amendment or acceleration of any obligation under, or result in the loss of any benefit under, any provision contained in (i) Seller’s or any of its Affiliates’ Governing Documents, (ii) any written or oral contract, agreement, subcontract, commitment, letter of intent, memorandum of understanding, offer letter, arrangement, instrument, loan or credit agreement, note, bond, indenture, mortgage, license, sublicense, lease, sublease, equipment lease, sales order, purchase order or other agreement (each, a “Contract”) by which any of the properties, assets or rights of the Business or the Assets are bound or (iii) assuming satisfaction of the requirements set forth in Section 4.4 below, any Order, Law or other restriction of any Governmental Authority, in each case to which the Business is subject or by which any of the properties, assets or rights of the Business or the Assets are bound or (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Business or the Assets, which in the case of the foregoing clauses (a)(ii), (a)(iii) and (b), would reasonably be expected, individually or in the aggregate, to be material to the Business, or would prevent or materially delay the consummation of the Transactions.

Section 4.4.      No Consents. Assuming the truth and accuracy of Purchaser’s representations and warranties contained in Section 5.4, no Consent is or will be required or necessary for the execution, delivery or performance by Seller or any Selling Subsidiary of this Agreement and the Transaction Documents to which it is a party, as applicable, or the consummation of the Transactions, except for (a) Consents required under, and other applicable requirements of, the HSR Act and any other Competition Law, (b) any Consents set forth in Section 4.4 of the Schedules, and (c) those the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to be material to the Business, and would not prevent or materially delay the consummation of the Transactions.

Section 4.5.      Good Title Conveyed. The Assignment and Assumption Agreement and the other endorsements, assignments and other instruments evidencing transfer and sale of the Assets to be executed by Seller and each of the Selling Subsidiaries and delivered to Purchaser at the Closing are valid and binding obligations of Seller and each Selling Subsidiary, as applicable, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good and valid title to all of the Assets pursuant to and as contemplated by this Agreement, free and clear of all Liens.

Section 4.6.      Title to Assets; Sufficiency.

(a)            Seller or a Selling Subsidiary has direct, sole and exclusive, good, valid and marketable title, and valid rights (including good and valid leasehold interests therein), to all of the Assets, free and clear of all Liens, except Permitted Liens.

(b)            The Assets, together with the rights and benefits to be provided by Seller pursuant to Section 6.4, Section 6.10, the IP License Agreement and the Transition Services Agreement, include all properties, assets and rights used or held for use in the Business, or necessary to conduct the Business (or to permit Purchaser to conduct the Business) after the Closing in substantially the same manner as the Business has been conducted prior to the Closing. Each such Asset is in satisfactory, operating condition and good repair for the uses to which it is being put or is intended to be put, in all material respects, subject to normal wear and tear and maintenance requirements.

Section 4.7.      Books and Records. The Books and Records that were made available or provided to Purchaser are true, correct and complete in all material respects, have been maintained in accordance with sound business practices, and there are no material inaccuracies or discrepancies of any kind contained therein. The Books and Records that were made available or provided to Purchaser reflect all amendments made through the date of this Agreement and represent actual, bona fide transactions.

Section 4.8.      Financial Statements; Undisclosed Liabilities.

(a)            Section 4.8(a)(i) of the Schedules sets forth true, correct and complete copies of (i) the unaudited consolidated balance sheets of the Business as of December 31, 2025, and December 31, 2024, respectively, and the related unaudited consolidated statements of operations, for the years ended December 31, 2025, and December 31, 2024, respectively, together with the notes or other supplementary information thereto, and (ii) the unaudited interim consolidated balance sheet of the Business as of March 31, 2026 (the “Recent Balance Sheet Date”) and the related unaudited interim consolidated statements of operations for the three (3) months ended March 31, 2026, including the related notes (collectively in (i) and (ii), the “Financial Statements”). The Financial Statements (A) have been prepared, in each case, in accordance with GAAP Consistently Applied, except as may be indicated in the notes thereto, (B) present fairly in all material respects in accordance with GAAP Consistently Applied the consolidated financial position and results of operations of the Business, as applicable, as of the dates and for the periods referred to therein and (C) have been derived from Books and Records that are regularly maintained by Seller and its Affiliates and that are accurate in all material respects. Section 4.8(a)(ii) of the Schedules sets forth true, correct and complete copies of the EBITDA reconciliation and segment bridge analyses of the Business, for the years ended December 31, 2025 and December 31, 2024, and for the three (3) months ended March 31, 2026.

(b)            Neither Seller nor any of its Affiliates, with respect to the Business, has any Liabilities, commitments or obligations of any type or nature, whether or not accrued, contingent or otherwise, except (i) Liabilities that are specifically accrued, reserved against, reflected on or disclosed in the Recent Balance Sheet or disclosed in the notes thereto, (ii) Liabilities which have arisen from Contracts in the ordinary course of business since the Recent Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law or Action), (iii) Liabilities otherwise disclosed in Section 4.8(b) of the Schedules or (iv) Liabilities, individually or in the aggregate, which would not and would not reasonably be expected to be material to the Business, taken as a whole.

(c)            The system of internal controls over financial reporting of Seller and its Affiliates, with respect to the Business, is sufficient and effective to provide reasonable assurance (i) that all transactions are executed, and access to the properties and assets of the Business and the Assets is permitted, only in accordance with management’s general or specific authorization, (ii) that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the financial statements of the Business, (iii) that all transactions are executed and recorded accurately in the correct period as necessary to permit the accurate preparation of financial statements and disclosures in accordance with GAAP Consistently Applied, and to minimize risk of financial misstatement, (iv) that the recorded accountability for items included in the financial statements of the Business is compared with the actual levels at reasonable intervals, and appropriate action is taken with respect to any difference, and (v) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business or the Assets. Except as set forth in Section 4.8(c) of the Schedules, no material weaknesses in internal controls or reportable conditions exist for any periods covered by the Financial Statements. In the past four (4) years, no manager, officer or director of Seller or any of its Affiliates or, to Seller’s Knowledge, any non-officer employee, external auditor, external accountant or similar representative of Seller or any of its Affiliates, has received or otherwise been made aware of any complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or its internal controls over financial reporting, including any such complaint or claim that Seller or any of its Affiliates have engaged in questionable accounting or auditing practices or fraud.

Section 4.9.      Absence of Certain Developments. Except as set forth in Section 4.9 of the Schedules, since the Recent Balance Sheet Date, (a) the Business has been conducted, in all material respects, in the ordinary course of business, (b) the Business has not suffered a Material Adverse Effect, and (c) neither Seller nor any of its Affiliates has taken any actions (or refrained from taking any actions) that, had such actions occurred after the date of this Agreement and prior to the Closing, would have breached any of the covenants contained in Section 6.2, except with respect to the foregoing clause (c), for any actions set forth in Section 4.9 of the Schedules.

Section 4.10.      Compliance with Law; Governmental Authorizations; Permits; Etc.

(a)            With respect to the Business, Seller and its Affiliates are, and Seller and its Affiliates have, for the past six (6) years, been in compliance in all material respects with all respective Laws applicable to them or the Business, and neither Seller nor any Affiliate has received written, or to Seller’s Knowledge, oral communication from any Governmental Authority regarding any failure to so comply. Neither Seller nor its Affiliates, with respect to the Business, nor any director or manager (or Persons performing similar functions), officer or, to Seller’s Knowledge, representative or employee of the Business (i) is party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to any of the assets or business activities of such Persons, (ii) has made any unlawful contributions, gifts, or entertainment or other unlawful expenses relating to political activity, (iii) has made any payment in violation of applicable Laws to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or of any similar anti-bribery Laws of any other jurisdiction, (iv) has made any other payment in violation of applicable Law or (v) has established or maintained any unrecorded fund or asset or made false entries on any books or records for any purpose in violation of applicable Law.

(b)            Except as set forth in Section 4.10(b) of the Schedules, all material Permits and accreditations from accrediting organizations required for the lawful operation of the Business (collectively, “Material Permits”) are in the possession of Seller and its Affiliates, are in full force and effect and are being, and for the past six (6) years have been, complied with in all material respects by Seller and its Affiliates. Seller and its Affiliates are not in default under any Material Permit in any material respect. There is no Action currently pending or threatened in writing against either Seller or its Affiliates relating to the cancellation, suspension, revocation, rescission or modification of any Material Permit or indicating that such Material Permit will not be renewed in the ordinary course, or alleging the failure to hold or comply with any Material Permit.

Section 4.11.      Litigation. Except as set forth in Section 4.11 of the Schedules, there are no, and for the past three (3) years there have not been any, Actions pending or, to Seller’s Knowledge, threatened, against or affecting the Business (or Seller or any of its Affiliates, with respect to the Business), and that (a) seek injunctive or other equitable relief, or damages with respect to which liability is reasonably anticipated to exceed $250,000 or (b) are brought by any Governmental Authority. Seller and each of its Affiliates, with respect to the Business, has submitted each pending Action for which there is insurance coverage to its applicable insurance carrier. None of Seller or any of its Affiliates is, or has in the past three (3) years been, subject to any (i) Order or (ii) other settlement or resolution of a non-governmental matter that imposes continuing obligations on the Business. There is no Action by Seller or any of its Affiliates, with respect to the Business, pending, or which Seller or any of its Affiliates has commenced preparations to initiate, against any other Person.

Section 4.12.      Taxes. Except as set forth in Section 4.12 of the Schedules:

(a)            all income and material Tax Returns relating to the Business, the Assets or the Assumed Liabilities that are required by applicable Law to be filed by or on behalf of Seller or any of its Affiliates have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects;

(b)            all income and material Taxes required to be paid by or on behalf of Seller or any of its Affiliates with respect to the Business, the Assets or the Assumed Liabilities (whether or not shown as due on any Tax Return described in Section 4.12(a)) have been timely paid;

(c)            no deficiencies for material Taxes with respect to the Business, the Assets or the Assumed Liabilities have been claimed, proposed or assessed in writing, or to Seller’s Knowledge, otherwise assessed, by any Tax Authority against Seller or any of its Affiliates, except for deficiencies which have been fully satisfied by payment or have been resolved, settled or withdrawn;

(d)            there is currently no ongoing, pending or threatened (in writing) Tax audit, examination or other Action by any Tax Authority against Seller or any of its Affiliates in respect of Taxes with respect to the Business, the Assets or the Assumed Liabilities;

(e)            neither Seller nor any of its Affiliates, with respect to Taxes relating to the Business, the Assets or the Assumed Liabilities, has waived any statute of limitation in respect of Taxes or consented to extend the time in which any such Tax may be assessed or collected by any Tax Authority, which waiver or extension is currently in effect, except for any extensions of time obtained in the ordinary course of business or automatic extensions of time not requiring the consent of any Tax Authority;

(f)            no Tax Authority in (i) any jurisdiction outside of the United States or (ii) any jurisdiction in which Seller or any of its Affiliates does not file Tax Returns or pay Taxes with respect to the Business, the Assets or the Assumed Liabilities has asserted in writing that Seller or any of its Affiliates is or may be required to file Tax Returns in, or pay Taxes to, such jurisdiction with respect to the Business, the Assets or the Assumed Liabilities, which assertion has not been paid, resolved, settled, or withdrawn;

(g)            Seller and its Affiliates, with respect to the Business, the Assets or the Assumed Liabilities, have timely and properly withheld or collected and paid over to the applicable Tax Authority all material Taxes required to have been so withheld or collected and paid pursuant to applicable Tax Laws in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(h)            there are no Liens for any Taxes (other than Permitted Liens) upon any Asset;

(i)            Seller and its Affiliates have complied in all material respects with escheat, unclaimed property and abandoned property Laws with respect to the Business and the Assets; and

(j)            none of the Assets constitute stock, partnership interests or other equity interests in any Person for U.S. federal (or state or local or non-U.S.) Income Tax purposes.

Section 4.13.      Environmental Matters.

(a)            Except as set forth in Section 4.13(a) of the Schedules, Seller and its Affiliates, with respect to the Business, are, and for the past four (4) years have been, in compliance in all material respects with all Environmental Laws, and have for the past four (4) years and are in compliance in all material respects with all Permits required by Environmental Laws for the operation of the Business.

(b)            Except as set forth in Section 4.13(b) of the Schedules, neither Seller nor any of its Affiliates, with respect to the Business, has received any written or, to Seller’s Knowledge, oral notice from any Governmental Authority or other Person regarding any actual or alleged violation of Environmental Laws, or any Liabilities or alleged Liabilities for personal injury, property damage, natural damages, or investigatory, cleanup or restoration obligations arising under Environmental Laws (including in connection with the Release of any Hazardous Substance), in either case which is pending and unresolved, except as has not been, and would not reasonably be expected to be material to the Business, taken as a whole.

(c)            Except as set forth in Section 4.13(c) of the Schedules, there are no material Actions by or before any Governmental Authority, pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate, with respect to the Business, regarding compliance with or Liability under Environmental Laws, which would reasonably be expected to be material to the Business, taken as a whole.

(d)            Except as set forth in Section 4.13(d) of the Schedules, there has been no Release of Hazardous Substances by Seller or any of its Affiliates, with respect to the Business, that has resulted or would reasonably be expected to result in a material violation of, or material Liability arising under, any Environmental Law.

(e)            Except as set forth in Section 4.13(e) of the Schedules, neither Seller nor any of its Affiliates, with respect to the Business, has assumed by contract the Liability of any other Person pursuant to Environmental Law, except as has not been, and would not reasonably be expected to be material to the Business, taken as a whole.

(f)            Seller has made available to Purchaser all environmental assessment reports (including Phase I and Phase II reports or other material reports relating to any investigation of environmental conditions), material environmental audit reports, and any material pending notices or claims relating to Hazardous Substances or Liability under or compliance with Environmental Laws in its or its Affiliates’ possession or control relating to any leased real property or any other property currently or formerly owned, leased or operated by Seller or any of its Affiliates, with respect to the Business.

Section 4.14.      Employee Matters.

(a)            Except as set forth in Section 4.14(a) of the Schedules, (i) neither Seller nor any of its Affiliates, with respect to the Business, is a party to, or bound by, any collective bargaining agreements or other Contracts with any labor union, works council, labor organization or other employee representative body (each, a “Collective Bargaining Agreement”), (ii) no Business Employee is represented by a labor union, works council, labor organization or other employee representative body with respect to their employment, (iii) there is no labor arbitration, labor grievance, labor strike, work stoppage, slowdown, lockout, picketing, handbilling or other material labor dispute pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of its Affiliates, with respect to the Business, and during the past three (3) years there has been no such action, (iv) no union organization campaign or activity is in progress or threatened with respect to the employment of any Business Employees and during the past three (3) years there has been no such organization campaign or activity, and (v) there is no unfair labor practice charge or complaint pending or, to Seller’s Knowledge, threatened by or before the National Labor Relations Board or any other labor relations tribunal or authority against Seller or any of its Affiliates, with respect to the Business, and during the past three (3) years there have been no such charges or complaints.

(b)            Seller and its Affiliates, with respect to the Business, are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including the Fair Labor Standards Act, Laws governing terms and conditions of employment, health and safety, wages, hours, discrimination (including diversity, equity and inclusion), retaliation, harassment, immigration and work authorizations (including the completion of Form I-9s and the proper confirmation of employee visas), disability rights and benefits, unemployment insurance, child labor, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Laws (collectively, the “WARN Act”)), affirmative action, labor relations, employee-independent contractor and worker classification, workers’ compensation, employee leave issues and automated employment decision tools. Except as set forth in Section 4.14(b) of the Schedules, there are no, and for the past three (3) years there have been no, complaints, charges or other Actions with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates, with respect to the Business, by or before any Governmental Authority.

(c)            There has been no plant closing or mass layoff in the past ninety (90) days within the meaning of the WARN Act by Seller or any of its Affiliates, with respect to the Business, for which there remain any unsatisfied Liabilities or obligations and no actions by Seller or any of its Affiliates, with respect to the Business, that would require notice under the WARN Act are currently contemplated, planned or announced.

(d)            Section 4.14(d) of the Schedules sets forth a true, correct and complete list of all current Business Employees, including their (i) name, (ii) job title, (iii) current base salary or hourly wage rate, (iv) work location (city, state and country), (v) employing entity, (vi) hire date, (vii) current commission, bonus or other incentive-based compensation, (viii) full-time or part-time status, (ix) exempt or non-exempt status, (x) active or leave status (and, if on leave, the nature of the leave and the expected return date), (xi) union status, and (xii) visa status and type of employer sponsored visa, if applicable (the “Business Employee Census”). The Business Employees are sufficient in number and skill to operate the Business in all material respects in the manner in which it is currently conducted, and neither Seller nor any of its Affiliates employ any employees who are primarily or exclusively dedicated to the Business, but who are not Business Employees.

(e)            Section 4.14(e) of the Schedules sets forth a true, correct and complete list of the names of each natural person independent contractor who is engaged by Seller or its Affiliates, with respect to the Business, immediately prior to the date of this Agreement (each, a “Business Independent Contractor”), along with each Business Independent Contractor’s: (i) name, (ii) legal entity engaging the independent contractor, (iii) date of commencement of service and anticipated termination date, if applicable, (iv) description of services, (v) if there is a written contract for the work to be performed, and (vi) current fee arrangement.

(f)            Except as would not result in material Liability for the Business, for the past three (3) years, (i) Seller and its Affiliates, with respect to the Business, have fully and timely paid all salaries, wages, severance and termination pay and other compensation that has become due and payable to their current and former Business Employees, independent contractors, and other non-employee service providers and (ii) each Business Employee, independent contractor, and other non-employee service provider who is or for the past three (3) years has been employed or engaged by Seller or any of its Affiliates, with respect to the Business, is and has been properly classified as such for all applicable purposes.

(g)            Neither Seller nor any of its Affiliates, with respect to the Business, is party to a settlement agreement with a current or former director, officer, employee or independent contractor of Seller or any of its Affiliates, with respect to the Business, that involves allegations relating to sexual harassment, sexual misconduct or discrimination by any Business Employee who (i) is an officer or (ii) is at the level of Vice President or above.

(h)            To Seller’s Knowledge, no current Business Employee who is at the level of Vice President or higher, intends to terminate his or her employment prior to the one (1)-year anniversary of the Closing.

(i)            To Seller’s Knowledge, no Business Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to Seller or any of its Affiliates, with respect to the Business, or (ii) to a former employer of any such Business Employee relating to the right of any such Business Employee to be employed by Seller or any of its Affiliates with respect to the Business.

Section 4.15.      Employee Benefit Plans.

(a)            Section 4.15(a) of the Schedules sets forth a list as of the date of this Agreement of each Benefit Plan (other than individual contracts and offer letters of employment or engagement that are consistent with the form of such contract or offer letter provided to Purchaser and disclosed in Section 4.15(a) of the Schedules and do not contain any potential severance entitlements or change in control, transaction, retention, or similar incentives). With respect to each Benefit Plan, Seller has made available to Purchaser true, correct and complete copies of, as applicable, the documents governing such Benefit Plan and any amendments thereto, and with respect to any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to be qualified under Section 401(a) of the Code, (i) the nondiscrimination testing reports (or safe harbor notices) for the three (3) most recently completed plan years, (ii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service and (iii) any material non-routine correspondence with a Governmental Authority during the past four (4) years.

(b)            Each Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance, in all material respects, with applicable Law. All contributions required to be made with respect to any Benefit Plan on or prior to the Closing Date have been timely made and deposited.

(c)            Neither Seller nor any of its ERISA Affiliates maintains, contributes to, or has any Liability with respect to, any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code including any Multiemployer Plan, (ii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iii) any “multiple employer plan,” that is subject to Sections 4062 and 4063 of ERISA or Section 413(c) of the Code, in the case of any of the foregoing clauses (i)-(iii), relating to any Business Service Provider. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of Seller or any of its ERISA Affiliates that could be a Liability of Purchaser or its Affiliates following the Closing.

(d)            Each Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to be qualified under Section 401(a) of the Code has received a current, favorable determination, advisory or opinion letter as to its qualification, and to Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to adversely affect the tax-qualified status of any such Benefit Plan or the tax-exempt status of any related trust.

(e)            Except as set forth in Section 4.15(e) of the Schedules or as required under COBRA or other applicable Law, no Benefit Plan provides for health, medical or other non-cash welfare benefits beyond retirement or termination of service, including contractual arrangements allowing for COBRA continuation coverage at less than the statutory COBRA premium rate.

(f)            Neither the execution of, nor the consummation of, the Transactions could, whether alone or combined with the occurrence of any other event that would not by itself, (i) entitle any Business Service Provider (or any dependent or beneficiary thereof) to any payment or benefit, (ii) accelerate the time of payment, funding or vesting of any compensation or benefits to any such Business Service Provider (or any dependent or beneficiary thereof), (iii) increase the amount of compensation or benefits payable, to any such Business Service Provider (or any dependent or beneficiary thereof) under any Benefit Plan or otherwise, (iv) require a contribution by Seller or any of its Affiliates to any Benefit Plan, with respect to any Business Service Provider, (v) result in any forgiveness of indebtedness of any Business Service Provider, (vi) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” (within the meaning of Section 280G of the Code) or result in the imposition of an excise Tax under Section 4999 of the Code or (vii) trigger any Tax gross-up, Tax equalization or other Tax reimbursement payment from Seller or any of its Affiliates to any Business Service Provider.

(g)            Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code (including all applicable IRS guidance promulgated thereunder) in all respects, and no amount under any such Benefit Plan is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code, with respect to any Business Service Provider.

(h)            Neither Seller nor any of its Affiliates, with respect to the Business, have any obligation to compensate, gross-up, indemnify, reimburse or otherwise make whole any Business Service Provider (or any dependent or beneficiary thereof) for any Taxes incurred by any such individual under Sections 409A or 4999 of the Code.

Section 4.16.      Intellectual Property Rights.

(a)            Section 4.16(a)(1) of the Schedules contains a true, correct and complete list of all active registrations or pending applications for the following that are included in the Business Owned Intellectual Property: (i) Patents, (ii) Trademarks, (iii) Copyrighted Works, and (iv) Internet Properties, specifying as to each such item, as applicable, the name of the registered owner, jurisdiction of application or registration, application or registration number and date of application or registration (“Business Registered Intellectual Property”). Section 4.16(a)(2) of the Schedules also contains a true, correct and complete list of all material Business Software.

(b)            (i) Business Registered Intellectual Property has been duly registered in, filed in or issued by, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited and appropriate Internet domain name registrar, or the appropriate offices in the various states of the United States and the appropriate offices of other applicable jurisdictions (foreign and domestic) and (ii) Seller and its Affiliates have paid all fees and filed all documents due prior to the date hereof that are necessary to obtain or maintain such active registrations or applications included in the Business Owned Intellectual Property.

(c)            (i) Except as set forth in Section 4.16(c)(i) of the Schedules, Business Owned Intellectual Property is subsisting, and to Seller’s Knowledge, valid and enforceable and (ii) except as set forth in Section 4.16(c)(ii) of the Schedules, all Persons who have created, developed or contributed to any material Business Owned Intellectual Property for or on behalf of the Business (A) are or were Business Employees and have executed an assignment of Intellectual Property to Seller or one of its Affiliates (except to the extent that such rights to Intellectual Property have vested in Seller or its Affiliates by operation of law), or (B) have assigned, by way of a present grant all of such Person’s right, title and interest therein to Seller or one of its Affiliates.

(d)            Except as set forth in Section 4.16(d) of the Schedules, all Intellectual Property (including Business Owned Intellectual Property) which is owned by Seller or its Affiliates and is used in the Business is solely and exclusively owned by Seller or one of its Affiliates, free and clear of any Liens (other than Permitted Liens), and Seller and its Affiliates possess legal rights (pursuant to, to Seller’s Knowledge, valid and enforceable written agreements) to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property (including all other Business Intellectual Property) as the same is used, sold, licensed and otherwise exploited by Seller or one of its Affiliates in the Business as conducted immediately before the date of this Agreement.

(e)            Except as set forth in Section 4.16(e) of the Schedules, no Business Owned Intellectual Property and, to Seller’s Knowledge, no other Business Intellectual Property are subject to any Order which may materially restrict or otherwise materially limit the use, transfer, validity, enforceability, scope, disposition or exploitation thereof or any right, title or interest of Seller or any of its Affiliates with respect thereto.

(f)            Except as set forth in Section 4.16(f) of the Schedules, in the last four (4) years, (i) neither the conduct of Seller nor any of its Affiliates, with respect to the Business, nor any of their respective products have infringed, misappropriated or otherwise violated the Intellectual Property of any third party and (ii) except as would not reasonably be expected to be material to the Business, taken as a whole, no third party has infringed, misappropriated or otherwise violated any Business Owned Intellectual Property.

(g)            Except as set forth in Section 4.16(g) of the Schedules, in the last four (4) years, Seller and its Affiliates, with respect to the Business, have not sent any written notice to any Person alleging that such Person infringed or misappropriated or violated any Business Owned Intellectual Property. There is no Action pending or threatened in writing against Seller or any of its Affiliates, with respect to the Business, and, in the last four (4) years, no third party has asserted any claim in writing (or, to Seller’s Knowledge, orally) against Seller or any of its Affiliates, with respect to the Business, in each case, alleging that Seller or any of its Affiliates, with respect to the Business, have infringed, misappropriated or otherwise violated any Intellectual Property of any third party. In the last four (4) years, (i) Seller or any of its Affiliates, with respect to the Business, has not received written or, to Seller’s Knowledge, oral notice of any claim (A) challenging the use or ownership by Seller or any of its Affiliates of any Business Owned Intellectual Property or (B) alleging that any Business Owned Intellectual Property is invalid or unenforceable and (ii) there have been no Actions pending or threatened in writing, alleging that Seller or any of its Affiliates, with respect to the Business, is infringing, violating or misappropriating any third party’s Intellectual Property.

(h)            Seller and its Affiliates have taken commercially reasonable steps to protect and maintain the confidentiality of any Trade Secrets included in the Business Intellectual Property, except where Seller or an Affiliate thereof determined in their reasonable business judgment that any such Trade Secrets were not material to the Business. Except as set forth in Section 4.16(h) of the Schedules, all current Business Employees and other Person provided with access to material Trade Secrets included in the Business Intellectual Property have executed written agreements requiring them to maintain such information in confidence.

(i)            Seller and its Affiliates have not received any government or academic institution funding for research and development projects that either (i) grants rights in the Business Owned Intellectual Property to the funding entity or that imposes any restrictions that are still in effect in respect of an assignment, license or any other disposition or grant of interest in the Business Owned Intellectual Property or (ii) includes any repayment obligations in respect of the funding received which will be triggered following the consummation of the Transactions.

(j)            Seller and its Affiliates, with respect to the Business Software, are, and have been in the previous four (4) years, in compliance in all material respects with all applicable licenses with respect to Open Source Software in connection with Business Software. Except as set forth in Section 4.16(j) of the Schedules, none of the Business Software contains, incorporates, includes or is embedded with any shareware, freeware, Open Source Software or other Software subject to any Reciprocal License and distributed or used in such a manner that would require the licensing or distribution to others of proprietary source code to any Business Software. Neither Seller nor any of its Affiliates, with respect to the Business, has received any written requests from any third Person for disclosure of such source code.

(k)            Seller or its Affiliates, with respect to the Business Software, possess the sufficient number of licenses necessary for the use of all Software to which it is licensed without violating or breaching any provision of such license agreement in any material respect, including the number of licensed seats or users, except for any deficiencies of the foregoing that are reasonably expected to incur remediation costs less than (i) five percent (5%) of the annual license costs as of the date hereof, and (ii) $250,000.

(l)             Seller and its Affiliates, with respect to the Business, own or have a valid right to access and use all computer systems, networks, hardware, Software, servers, workstations, routers, data communication lines and other equipment used to process, store, maintain and operate data, information and functions used or held for use in connection with the Business (the “Business IT Systems”). Seller and its Affiliates, with respect to the Business, have implemented and maintained commercially reasonable and appropriate physical, organizational, technical and administrative safeguards reasonably designed to protect the integrity and security of Business IT Systems (including any Software and data contained therein), including by maintaining and reasonably regularly testing standard disaster recovery and business continuity plans and protocols and data backups in the event of any malfunction of or unauthorized access to any Business IT Systems. Except as set forth in Section 4.16(l) of the Schedules, in the last four (4) years, there has not been any material malfunction of the Business IT Systems that has not been remedied or replaced by the date hereof. The Business IT Systems, to Seller’s Knowledge, are free and clear of all material Trojan horses, worms, time bombs, drop-dead devices, viruses, malware, other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware or data. Except as set forth in Section 4.16(l) of the Schedules, there have been no outages or lack of availability of the Business IT Systems exceeding twenty-four (24) hours and causing any material disruption to the conduct of the Business in the last four (4) years. In the last four (4) years, Seller and its Affiliates, with respect to the Business, have not been subjected to an audit in connection with a violation of a Contract pursuant to which they use any Business IT System, nor received any written or, to Seller’s Knowledge, oral notice of intent to conduct any such audit. Seller and its Affiliates, with respect to the Business, regularly conduct penetration tests and vulnerability assessments and have remediated any critical findings that were identified.

(m)            As of immediately following the Closing, Purchaser will own all Business Owned Intellectual Property and, except as otherwise contemplated by the Transition Services Agreement and the IP License Agreement, have substantially the same rights in all other material Business Intellectual Property that Seller and its Affiliates had immediately prior to the Closing, free and clear of all Liens (except Permitted Liens) without the payment of any additional amounts or consideration other than those amounts contemplated in the Transition Services Agreement or any ongoing fees, royalties or payments that Seller or its Affiliates would otherwise have been required to pay absent the Transactions. The Transactions do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the Consent of any other Person in respect of, the right to own Business Owned Intellectual Property or, to Seller’s Knowledge, use any material Business Intellectual Property, in each case other than as contemplated by the Transition Services Agreement.

(n)            Neither the consummation of the Transactions nor the assignment to Purchaser or its Affiliates by operation of law or otherwise of any Contracts to which Seller or any of its Affiliates is a party, will result in Purchaser or any of its Affiliates granting to any third party any right to or with respect to any Business Intellectual Property.

Section 4.17.      Contracts.

(a)            Section 4.17(a) of the Schedules sets forth a true, correct and complete list of all Contracts in effect as of the date hereof, including all amendments, modifications and supplements thereto, in each case, that is a Shared Contract or to which Seller or any of its Affiliates, with respect to the Business, is bound or affected (excluding Benefit Plans), and meeting any of the descriptions set forth below (each of the Contracts listed or required to be listed in Section 4.17(a) of the Schedules are referred to herein collectively as the “Material Contracts”):

(i)             all Contracts that are not terminable at will within ninety (90) days and require future expenditures or other performance with respect to products, materials, supplies, goods, equipment, other assets or services having an annual value in excess of $250,000;

(ii)            all Collective Bargaining Agreements;

(iii)           all Contracts with any staffing agency, temporary employee agency, professional employer organization, employer of record, or similar company or service provider with annual payments in excess of $250,000;

(iv)          all Contracts relating to indebtedness for borrowed money or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Assets;

(v)            all Contracts that limit the ability of Seller or any of its Affiliates to compete in any line of business or with any Person in any geographic area or prohibit the solicitation or engagement of any customers, employees or service providers of any competitor, or that would so limit the freedom of Seller or any of its Affiliates or any of their respective Affiliates after the Closing;

(vi)          all Contracts that contain exclusivity obligations binding on Seller or any of its Affiliates or, following the Closing, any of their respective Affiliates, relating to the Business;

(vii)          all Contracts for the engagement of any consultant in connection with the Business which calls for payments in excess of $250,000 over the next twelve (12) months and which may not be canceled upon ninety (90) or fewer days’ notice without any Liability, penalty or premium (other than accrued expenses or a nominal cancellation fee or charge);

(viii)         all Contracts relating to the Business (A) with a call or put right, right of first refusal, right of first negotiation or right of first offer, a “most favored nation” clause or otherwise onerous or preferential terms and conditions, (B) pursuant to which Seller or any of its Affiliates provides any goods or services at a fixed price or pursuant to a fixed volume arrangement or (C) pursuant to which Seller or any of its Affiliates is bound by a take or pay, requirements, minimum purchase or similar provision or commitment;

(ix)           all Contracts in excess of $250,000, relating to the Business, that are (A) management services agreements, administrative services agreements, outsourcing agreements or similar agreements or (B) relating to any fees, or restrictions or limitations on such fees, in each case, payable pursuant to any Contract described in the foregoing clause (A);

(x)            all Contracts relating to the Business with a Major Payor or Major Supplier;

(xi)           all Contracts relating to capital expenditures or commitments therefor (including any series of related expenditures), relating to the Business, in excess of $1,000,000;

(xii)          all Contracts relating to the Business that are material settlements, conciliations or similar agreements (A) with any continuing or outstanding obligations to be satisfied by Seller or any of its Affiliates or (B) that were entered into during the past three (3) years and in respect of which the payments to or from Seller or its Affiliates exceeded $250,000;

(xiii)         all Contracts that contain any indemnification obligations of Seller or any of its Affiliates, or credit support or guarantee relating to such indemnification obligations, other than any such indemnification, credit support or guarantee obligations incurred in the ordinary course of business;

(xiv)         all Contracts with any Governmental Authority, other than ordinary course Medicare, Medicaid or similar Governmental Authority payor enrollment contracts or Permits, relating to the Business;

(xv)          all Contracts required to be disclosed in Section 4.19 of the Schedules;

(xvi)         all Contracts relating to the use or registration of (A) any Business Owned Intellectual Property or (B) any Intellectual Property owned by any third party, excluding (1) licenses of commercially available off-the-shelf Software (including when provided as a service) with an annual license or subscription fee of no more than $250,000, (2) nondisclosure agreements and employment agreements entered into in the ordinary course of business, (3) nonexclusive licenses granted by Seller or any of its Affiliates to its customers, contractors and service providers for the purpose of selling, licensing or receiving products or services, and (4) Contracts in which all grants of rights to use any Intellectual Property are incidental and not material to the primary purpose of such Contracts (for example, where the only licenses to Intellectual Property in the relevant Contract are incidental licenses to Trademarks or feedback licenses);

(xvii)        all Contracts that provide for termination, acceleration of payment or any other special rights or obligations upon the occurrence of a change of control of the Business or in connection with the sale of more than fifty percent (50%) of the assets of the Business or the Assets;

(xviii)       all Contracts relating to the acquisition of or disposition of Business Owned Intellectual Property; and

(xix)         all Contracts relating to the Business and creating or governing a partnership, joint venture, alliance or other similar Contract or arrangement, including Contracts for sharing of profits or losses.

(b)            Seller has made available to Purchaser a true, correct and complete copy of all written Material Contracts. Neither Seller nor any of its Affiliates (as applicable) nor, to Seller’s Knowledge, any other party to any Material Contract is in material breach of, or in default under, any Material Contract. Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of Seller or its Affiliate, as applicable, which is party thereto, as applicable, and, to Seller’s Knowledge, of the other parties thereto, enforceable against each of them in accordance with its terms (subject to the Bankruptcy and Equity Exceptions). To Seller’s Knowledge, no event has occurred, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Material Contract, (ii) give any party to the Material Contract the right to declare a default or exercise any remedy under the applicable Material Contract, (iii) give a party to the Material Contract the right to accelerate the maturity or performance of any grant or rights or other obligation under the applicable Material Contract or (iv) give a party to the Material Contract the right to cancel, terminate or modify the applicable Material Contract. No party to any Material Contract has (A) exercised any termination rights with respect thereto, (B) given written or, to Seller’s Knowledge, oral notice of any dispute with respect thereto, (C) provided or received any written or, to Seller’s Knowledge, oral notice of any intention or threat to terminate or breach with respect thereto, or (D) to Seller’s Knowledge, sought or is seeking to renegotiate any of the terms of such Material Contract. Except as set forth in Section 4.17(b) of the Schedules, neither Seller nor any of its Affiliates has received any written or, to Seller’s Knowledge, oral notice of cancellation, termination or modification of any Material Contract, and there have been no such cancellations, terminations, or modifications to any Material Contract in the last twelve (12) months.

Section 4.18.         Insurance. Section 4.18(a) of the Schedules sets forth a true, correct and complete list of each material insurance policy currently in effect that is maintained by or for the benefit of the Business, including, in each case, the type of coverage, name of the insurer, policy number, limits and deductible / retention (the “Insurance Policies”). Each Insurance Policy is in full force and effect, and all premiums due and payable thereunder have been paid in full. Seller and its Affiliates (and their respective applicable Affiliates) are in compliance in all material respects with the terms of all Insurance Policies (and predecessor policies), and neither Seller nor any of its Affiliates is in default or breach with respect to any provision contained in any Insurance Policy (or predecessor policy). Neither Seller nor any of its Affiliates has received any written or, to Seller’s Knowledge, oral notice from any insurer terminating, canceling, revoking, amending, reducing coverage or materially increasing premiums with respect to any Insurance Policy, or threatening to do any of the foregoing. Except as set forth in Section 4.18(b) of the Schedules, there are no outstanding or pending claims by Seller or any of its Affiliates under any of the Insurance Policies (or any predecessor insurance policies), and there are no open claims with any insolvent insurance carriers, with respect to the Business. None of Seller or any of its Affiliates, with respect to the Business, have any self-insurance or co-insurance programs. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of the Insurance Policies.

Section 4.19.         Related Party Transactions. Except as set forth in Section 4.19 of the Schedules, none of Seller or any of its Affiliates, and no officer, equityholder, director, member or Affiliate of Seller or its Affiliates or any individual related by blood, marriage or adoption to any such individual, (a) has any right, title or interest in or to, or uses, holds for use or licenses, any of the properties or assets used in the Business or the Assets, whether tangible or intangible, (b) is a party to any or otherwise, directly or, to Seller’s Knowledge, indirectly, has any interest in any Contract, transaction, business arrangement or relationship with the Business (other than any executive equity award issuances or employment Contracts or Benefit Plans), (c) has initiated or, to Seller’s Knowledge, threatened to bring any Action against the Business (or Seller or any of its Affiliates, with respect to the Business) in the past four (4) years, (d) is an officer, director, employee or, to Seller’s Knowledge, consultant or contractor of, any Person that competes with the Business or (e) provides or causes to be provided to the Business any of the assets, properties, services or facilities used in the Business or the Assets.

Section 4.20.         Payors and Suppliers. Section 4.20(a) of the Schedules sets forth a true, correct and complete list of the names of the ten (10) largest payors of the Business, as determined by annual revenue to the Business, taken as a whole, for the twelve (12)-month period ended May 31, 2026 (each, a “Major Payor”). Section 4.20(b) of the Schedules sets forth a true, correct and complete list of the names of the ten (10) largest suppliers of the Business, based on payments made by the Business, taken as a whole, during the twelve (12)-month period ended May 31, 2026 (each, a “Major Supplier”). Neither Seller nor any of its Affiliates have received any written or, to Seller’s Knowledge, oral notice, in the last twelve (12) months from any Major Payor or Major Supplier that it intends to cancel, terminate or otherwise adversely modify in any material respect (through a reduction in business or otherwise) its relationship with the Business as such relationship has been conducted during the twelve (12) months prior to the date hereof, nor has any such cancellation, termination or modification occurred in the past twelve (12) months, other than modifications in the ordinary course of business.

Section 4.21.         Brokers. Other than as set forth in Section 4.21 of the Schedules (for whom all fees and other amounts payable shall be included in the Seller Expenses), no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee, commission or payment in connection with this Agreement or the other Transaction Documents or the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates, with respect to the Business, or (to the extent Seller or any of its Affiliates, with respect to the Business, could be liable therefor) any of their Affiliates.

Section 4.22.         Healthcare Matters.

(a)            Compliance with Healthcare Laws.

(i)            Seller and its Affiliates, with respect to the Business, and each of Seller’s and its Affiliates’ direct and indirect owners, officers, directors, managers and, to Seller’s Knowledge, employees (each, a “Seller Agent”), during the time of their affiliation with Seller or its Affiliates, are, and have at all times during the past six (6) years been (or during such time a Seller Agent has been employed or engaged by Seller or any of its Affiliates if such time is less than six (6) years), in compliance in all material respects with all applicable Healthcare Laws, Third-Party Payor Agreements, Third-Party Payor Authorizations, and Third-Party Payor Programs.

(ii)            Except as set forth in Section 4.22(a)(ii) of the Schedules, during the past six (6) years, neither Seller, its Affiliates, nor, to Seller’s Knowledge, any Seller Agent has received written notice, correspondence, or other written communication of (A) any material violation, alleged violation or potential violation of, or Liability under, any such Healthcare Laws, or to the effect that Seller, its Affiliates, a Seller Agent or any Person acting on behalf of Seller and its Affiliates, with respect to the Business, is under investigation or inquiry with respect to any violation or alleged violation of any applicable Healthcare Law, or (B) any actual, alleged, or potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action with respect to any violation of any applicable Healthcare Laws in any material respect, in each case, in respect of the Business.

(b)            Participation in Third-Party Payor Programs.

(i)            Section 4.22(b)(i) of the Schedules lists all National Provider Identifiers and provider numbers for Third-Party Payor Programs with respect to the Business that, individually or in the aggregate, account for more than five percent (5%) of the gross revenues of the Business for the twelve (12)-month period ending on the date hereof, in which Seller or its Affiliates participate, all of which are in full force and effect. Seller and its Affiliates, with respect to the Business, are each qualified in all material respects to participate in each Third-Party Payor Program that each participates in and each is duly enrolled and certified (as applicable) in such Third-Party Payor Program as a supplier of health care items or administrative services at every location at which Seller and its Affiliates provide covered services, to the extent required by any Third-Party Payor. Seller and its Affiliates, with respect to the Business, are in compliance in all material respects with the Third-Party Payor Agreements to which each is subject, Third-Party Payor Authorizations and Third-Party Payor Programs. Seller has made available to Purchaser true, correct and complete copies of all Third-Party Payor Agreements that, individually or in the aggregate, account for more than five percent (5%) of the gross revenues of the Business for the twelve (12)-month period ending on the date hereof, in its possession or control and to which Seller and its Affiliates, with respect to the Business, are subject.

(ii)            Seller and its Affiliates, with respect to the Business are, and have at all times during the past six (6) years been, in compliance in all material respects with all applicable conditions for coverage and participating provider and supplier requirements of the Federal Health Care Programs. Except as set forth in Section 4.22(b)(ii) of the Schedules, no Third-Party Payor Program that, individually or in the aggregate, accounts for more than five percent (5%) of the gross revenues of the Business for the twelve (12)-month period ending on the date hereof, (A) has given notice (in writing) of the termination of its relationship with Seller or any of its Affiliates, with respect to the Business, or (B) has advised Seller or any of its Affiliates, with respect to the Business, in writing of any material dispute, including with respect to any material obligation arising under any Third-Party Payor Agreement, other than payor adjustments, recoupments, audits, rescindments, or discounts in the ordinary course of business and non-material routine or periodic inspections or reviews by any payor.

(iii)            Neither Seller, its Affiliates nor, to Seller’s Knowledge, any owner, officer, director, partner, managing employee or Person with a direct or indirect “ownership or control interest” (as that phrase is defined in 42 C.F.R. § 1001.2) in Seller or its Affiliates, with respect to the Business, (A) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws, (B) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (C) to Seller’s Knowledge, is the subject of any Federal Health Care Program investigation conducted by any federal or state enforcement agency, (D) to Seller’s Knowledge, is a defendant in any qui tam/False Claims Act litigation related to the Business, or (E) has been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the Business).

(iv)            Except as set forth in Section 4.22(b)(iv) of the Schedules, during the past six (6) years, neither Seller nor any of its Affiliates, with respect to the Business, has ever made any self-disclosure to any Governmental Authority for any violation of Healthcare Laws, including any voluntary disclosure to the United States Department of Health and Human Services, Office of Inspector General (“OIG”) pursuant to the OIG’s Self-Disclosure Protocol or to the Centers for Medicare and Medicaid Services Self-Referral Disclosure Protocol.

(v)            Seller and its Affiliates, with respect to the Business, is, and has at all times during the past six (6) years been, in compliance in all material respects with all Offshore Services Disclosures and Attestations required under Third-Party Payor Agreements that, individually or in the aggregate, account for more than five percent (5%) of the gross revenues of the Business for the twelve (12)-month period ending on the date hereof, with respect to the Business.

(c)            Exclusion; Debarment. Neither Seller, its Affiliates nor, to Seller’s Knowledge, any Seller Agent, with respect to the Business, has been convicted of, charged with or investigated for, a criminal offense related to Medicare or any other Federal Health Care Program or been convicted of, charged with or investigated for, a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances. Neither Seller, its Affiliates nor, to Seller’s Knowledge, any Seller Agent is or has been (or, to Seller’s Knowledge has been threatened in writing to be), with respect to the Business, (i) excluded from any Federal Health Care Program or been subject to sanctions pursuant to 42 U.S.C. § 1320a-7 or § 1320a-8 and related regulations or been convicted of a crime described at 42 U.S.C. § 1320a-7b, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other Laws, (iii) debarred, disqualified, suspended, precluded or excluded from participation in any Federal Health Care Program or is listed on the General Services Administration’s published list of excluded parties, nor, to Seller’s Knowledge, is any such debarment, disqualification, suspension or exclusion pending, or (iv) made a party to any other action by any Governmental Authority that prohibits it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations. Neither Seller nor its Affiliates, with respect to the Business, has received any written notice that any action described in the foregoing clauses (i) through (iv) is threatened.

(d)            Reporting and Billing. Seller and its Affiliates, with respect to the Business, currently have received all material Third-Party Payor Authorizations necessary for reimbursement by any Third-Party Payor Program in which Seller or any of its Affiliates participates. Seller and its Affiliates, with respect to the Business, have (i) timely and accurately filed all material reports and billings required to be filed with respect to each Third-Party Payor, all of which were prepared in compliance in all material respects with all applicable Laws governing reimbursement and claims and the published payment policies of the applicable Third-Party Payor Program that have been provided to Seller and its Affiliates, with respect to the Business, (ii) paid within all required timeframes, all known and undisputed refunds, overpayments, discounts and adjustments due under applicable Healthcare Law with respect to any such report or billing, and there is no pending or, to Seller’s Knowledge, threatened, appeal, adjustment, challenge, audit (including notice of an intent to audit), inquiry or litigation by any such Third-Party Payor with respect to Seller and its Affiliates, with respect to the Business, billing practices and reimbursement claims, and (iii) except as set forth in Section 4.22(d)(iii) of the Schedules, not been subject to an adverse audit or other adverse review by any Governmental Authority or Third-Party Payor, in each case, other than payor adjustments, recoupments or discounts in the ordinary course of business and non-material routine or periodic inspections, audits or reviews by any payor. All billings submitted by Seller and each of its Affiliates, with respect to the Business, have reflected goods actually sold and services actually performed by the billing Person to eligible patients in accordance in all material respects with the applicable payment rates of the applicable Third-Party Payor and, to Seller’s Knowledge, Seller and its Affiliates have sufficient documentation required to support such billings. Any bills submitted to any Federal Health Care Program have been billed under Seller’s or its Affiliates applicable National Provider Identifier. Seller and its Affiliates collect all copayments, deductibles and other patient financial responsibilities, and have refunded any such amounts to the patient when such amounts have been identified, all in compliance in all material respects with applicable Healthcare Laws. There is no pending or, to Seller’s Knowledge, threatened, audit or investigation by any Third-Party Payor with respect to Seller or its Affiliates, with respect to the Business, other than routine review or discussion regarding reimbursement claims occurring in the ordinary course of business. To the extent Seller or any of its Affiliates has identified any overpayments received by Seller or any of its Affiliates from any Third-Party Payor Program with respect to the Business in the past six (6) years, Seller and its Affiliates have notified the applicable Third-Party Payor Program and returned such overpayments in accordance and in all material respects with the requirements under the applicable Third-Party Payor Authorizations.

(e)            Fraud and Abuse. Except as set forth in Section 4.22(e) of the Schedules, Seller, its Affiliates and, to Seller’s Knowledge, any Seller Agent and Seller’s and its Affiliates’ authorized representatives, are operating on behalf of Seller or its Affiliates and have at all times operated on behalf of Seller or its Affiliates, with respect to the Business, in compliance in all material respects with (i) the Federal Health Care Program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), (ii) the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Part 424, Subpart J), and (iii) all other applicable Healthcare Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, Third-Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business to such Person or to whom such Person refers, recommends or arranges for the referral of patients or other health care business.

(f)            Advertising. All marketing or advertising, including websites and social media, of Seller or any of its Affiliates, with respect to the Business, excluding with respect to patient testimonials, is and has in all material respects been, to Seller’s Knowledge, truthful, accurate and in compliance in all material respects with all applicable Laws.

(g)            DME Supplier Standards. Seller and its Affiliates, with respect to the Business, are and have been for the last six (6) years in compliance in all material respects with the DME supplier standards, requirements, and special payment rules (as set forth in 42 C.F.R. § 424.57) (“DME Supplier Standards”). In the last six (6) years, neither Seller nor any of its Affiliates, with respect to the Business, has received any written notice of, and there are currently no proceedings pending or threatened in writing, and there is no inquiry or investigation currently pending or, to Seller’s Knowledge, threatened with respect to, any violation of the Medicare DME Supplier Standards.

(h)            Change in Majority Ownership. Seller and its Affiliates, with respect to the Business, have not, in the last thirty-six (36) months, taken any direct or indirect action that would trigger a Change in Majority Ownership (as defined in 42 C.F.R. § 424.551). In the last thirty-six (36) months, neither Seller nor any of its Affiliates, with respect to the Business, have had an initial Medicare Durable Medical Equipment Supplier, Prosthetics, Orthotics, and Supplies (“DMEPOS”) enrollment initiated or approved.

(i)            HIPAA. Seller and its Affiliates, with respect to the Business, are, and have been for the previous six (6) years, in compliance with HIPAA in all material respects. During the last six (6) years, except as set forth in Section 4.22(i) of the Schedules, Seller and its Affiliates, with respect to the Business, have not (i) made any disclosures or notifications to any Governmental Authority, Person or Third-Party Payor regarding a “breach” (as defined in 45 C.F.R. § 164.402) of “protected health information” as defined in 45 C.F.R. § 160.103 (or “PHI”) in its possession or under its control or (ii) received any written complaints, audit requests, compliance reviews, investigations, or notices from any Governmental Authority alleging violation of HIPAA.

(i)            For the past six (6) years, Seller and its Affiliates, with respect to the Business, have entered into valid “business associate agreements” (or, as applicable subcontractor business associate agreements) under 45 C.F.R. §§ 164.312(a), 164.504(e)(1) with all Affiliates or third parties (A) that create, receive, maintain, or transmit PHI on behalf of Seller or its Affiliates and (B) on behalf of whom Seller or its Affiliates create, receive, maintain, or transmit PHI on behalf of such Affiliates or third parties (collectively, “Business Associate Agreements”). To Seller’s Knowledge, each of Seller and its Affiliates, with respect to the Business, is in compliance in all material respects with the provisions of, and is not breaching, such Business Associate Agreements.

(ii)            Seller and its Affiliates, with respect to the Business, has implemented and maintains a HIPAA compliance program, including administrative, technical, and physical safeguards, that is comprised of appropriate written policies and procedures and annual training to all Workforce (as defined at 45 C.F.R. § 160.103) members.

(iii)            For the past six (6) years, Seller and its Affiliates, with respect to the Business, have performed security risk assessments and prepared risk management plans that materially meet the standards set forth in 45 C.F.R. § 164.308(a)(1)(ii)(A), (B) and have addressed and remediated all material threats and deficiencies identified in each such security risk assessments.

(iv)            Except as set forth in Section 4.22(i)(iv) of the Schedules, for the past six (6) years, no breach or successful “security incident” (as defined in 45 C.F.R. § 164.304), has occurred with respect to PHI in the possession or control of Seller or any of its Affiliates, with respect to the Business, and neither Seller nor any of its Affiliates has received notice of any such breach or successful “security incident” from any Affiliate or any third party under the terms of a Business Associate Agreement.

(v)            Except as set forth in Section 4.22(i)(v) of the Schedules, none of the websites, including all website domains, subdomains, and landing pages, or any mobile applications developed or maintained by or on behalf of Seller or its Affiliates, with respect to the Business, or the third-party technologies, including cookies, web beacons, session replay scripts, fingerprinting scripts, tags, and pixels, used on such websites and applications, have used or disclosed PHI in a manner that constitutes a breach of Unsecured PHI under HIPAA.

(j)            Compliance Program. Seller and its Affiliates, with respect to the Business, (i) maintain, and have maintained for the previous six (6) years, a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1 in all material respects, (ii) are, and have been for the last six (6) years, in material compliance with their compliance programs and (iii) to Seller’s Knowledge, except as set forth in Section 4.22(j)(iii) of the Schedules, have no current material violations of Seller’s compliance program.

(k)            Filings. All material documents, reports, notices, data, or other information required to be maintained or filed with any Governmental Authority by Seller or its Affiliates, with respect to the Business, have been so maintained or filed on a timely basis, and were true, correct and complete in all material respects as of the date of filing, or were subsequently updated, changed, corrected or modified prior to the Closing Date and no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information.

Section 4.23.         Privacy and Security.

(a)            Except as set forth in Section 4.23(a) of the Schedules, Seller and its Affiliates, with respect to the Business, comply, and at all times during the previous six (6) years have complied, in all material respects, with (i) applicable Data Privacy and Security Laws, (ii) the Seller Privacy and Data Security Policies, (iii) all obligations concerning Personal Information or information security under any Contract by which Seller or any of its Affiliates, as related to the conduct of the Business, is bound as of the date hereof and (iv) the applicable requirements of the Payment Card Industry Data Security Standard (together in (i)-(iv), the “Privacy Commitments”).

(b)            Except as set forth in Section 4.23(b) of the Schedules, Seller and its Affiliates, with respect to the Business, do not sell, share, rent, or otherwise make available any Personal Information to any Person for such Person’s own use, except to the extent that such actions comply with applicable Data Privacy and Security Laws.

(c)            Except as set forth in Section 4.23(c) of the Schedules, the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, including the transfer of all Personal Information in the possession or control of Seller or its Affiliates, with respect to the Business, do not and will not (i) violate, in any material respect, the Privacy Commitments or (ii) require the Consent of, or notice to, any Person concerning such Person’s Personal Information. Seller and its Affiliates, with respect to the Business, have all necessary right, title or interest in the Personal Information, Processed by or on behalf of Seller or its Affiliates in the conduct of the Business (A) to transfer such Personal Information to Purchaser, and (B) to permit Purchaser to use such information consistent with the Business as currently conducted.

(d)            Seller and its Affiliates, with respect to the Business, have implemented and maintained Seller Privacy and Data Security Policies where such action is required by applicable Data Privacy and Security Laws, including, as applicable, publicly posted privacy policies.

(e)            Seller and its Affiliates, with respect to the Business, contractually require all third parties, including contractors, service providers, vendors and other Persons providing services on behalf of Seller or its Affiliates, with respect to the Business, that, in each case, Process or otherwise have access to Sensitive Information from or on behalf of Seller or its Affiliates, to (i) comply with all applicable Data Privacy and Security Laws, (ii) take reasonable steps designed to ensure that all Sensitive Information in such third parties’ possession or control is protected against unauthorized access, acquisition, use, modification, disclosure, Processing, or other misuse and (iii) restrict use of Sensitive Information to those authorized or required under the servicing, outsourcing or other arrangement.

(f)            Except as set forth in Section 4.23(f) of the Schedules, Seller and its Affiliates, with respect to the Business, have provided notifications to, obtained consent from, and honored any opt-out or other privacy request from Persons regarding the Processing of Personal Information where such actions are required by Data Privacy and Security Laws.

(g)            Except as set forth in Section 4.23(g) of the Schedules, Seller and its Affiliates, with respect to the Business, have taken commercially reasonable and appropriate steps that comply with the Privacy Commitments designed to protect the confidentiality, integrity and security of all Sensitive Information in their possession or control. In the previous six (6) years, except as set forth in Section 4.23(g) of the Schedules, there has been no Security Breach. Except as set forth in Section 4.23(g) of the Schedules, in the previous six (6) years, there has been no unauthorized intrusion, breach of security, or any Security Breach of any Business IT Systems, and no written (or, to Seller’s Knowledge, oral) allegation or claim of any such Security Breach has been made by any Person. In the previous six (6) years, neither Seller nor any of its Affiliates, with respect to the Business, has provided any notices to, nor has it been required pursuant to the Privacy Commitments to provide any such notices to, any Governmental Authority as a result of any such Security Breach.

(h)            Seller and its Affiliates, with respect to the Business, have taken commercially reasonable measures designed to protect the Software and data transmitted through Business IT Systems from any Security Breach and from misuse or unauthorized Processing.

(i)            Except as set forth in Section 4.23(i) of the Schedules, during the previous six (6) years, neither Seller nor any of its Affiliates, with respect to the Business, has received any written (or, to Seller’s Knowledge, oral) notice, request, claim, complaint, correspondence or other communication from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other action relating to, any actual, alleged, or suspected violation of any of the Privacy Commitments.

Section 4.24.         Sanctions Matters.

(a)            During the past four (4) years, neither Seller, any of its controlled Affiliates nor, to Seller’s Knowledge, any of their respective Agents, in each case acting on behalf of the Business, has (i) conducted, directly or indirectly, any business with, in or involving any Sanctioned Country, Sanctioned Person or Specified Person in material violation of applicable Sanctions, or (ii) been the subject of or otherwise involved in any investigation, inquiry or enforcement proceeding, or received any written or, to Seller’s Knowledge, oral communication from a Governmental Authority, in each case, regarding material non-compliance with any Sanctions or been assessed civil penalties under any Sanctions.

(b)            During the past four (4) years, neither Seller, any of its controlled Affiliates nor, to Seller’s Knowledge, any of their respective Agents, has been a Sanctioned Person or a Specified Person or engaged in any transaction or conduct that would reasonably be likely to result in them becoming a Sanctioned Person or a Specified Person.

Article V

REPRESENTATIONS AND WARRANTIES OF Purchaser

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1.         Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Ohio. The Governing Documents of Purchaser are in full force and effect, and Purchaser is not in violation of any of the provisions thereof. Purchaser is not the subject of any bankruptcy, dissolution, liquidation or similar Action.

Section 5.2.         Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or will at the Closing be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by Purchaser to duly and validly authorize the execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which Purchaser is (or will at the Closing be) a party and the consummation by Purchaser of the Transactions, have been properly taken, and such authorization has not been subsequently modified or rescinded. This Agreement has been, and each other Transaction Document to which Purchaser is (or will at the Closing be) a party, has been or will be, duly and validly authorized, executed and delivered by Purchaser, and, assuming that this Agreement and each other such Transaction Document has been duly and validly authorized, executed and delivered by the other parties hereto and thereto, constitutes, or when so executed and delivered, will constitute, a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Bankruptcy and Equity Exceptions.

Section 5.3.         Non-contravention. Neither the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of the Transactions nor the fulfillment of or the performance by Purchaser of its obligations hereunder or thereunder does or will conflict with, result in any breach of, require any Consent under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, give rise to any right of termination, cancellation, amendment or acceleration of any obligation under, or result in the loss of any benefit under, any provision contained in (a) Purchaser’s Governing Documents, (b) any material Contract to which Purchaser is a party or by which Purchaser is subject or by which any of the properties, assets or rights of Purchaser are bound or (c) assuming satisfaction of the requirements set forth in Section 5.4 below, any Order, Law or other restriction of any Governmental Authority, in each case to which Purchaser is subject or by which any of the properties, assets or rights of Purchaser are bound, which in the case of the foregoing clauses (a), (b) and (c), would reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 5.4.         No Consents. Assuming the truth and accuracy of Seller’s representations and warranties contained in Section 4.4, no Consent is or will be required or necessary for the execution, delivery or performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is (or will at the Closing be) a party or the consummation of the Transactions, except for (a) Consents required under, and other applicable requirements of, the HSR Act and any other Competition Law, (b) those that may be required solely by reason of Seller’s or its Affiliates’ participation in the Transactions, and (c) those the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 5.5.         Litigation. As of the date of this Agreement, Purchaser is not (a) subject to any Order or (b) party to any Action before or by a Governmental Authority, and there is no Action, to the knowledge of Purchaser, threatened in writing against Purchaser, in each case of (a) and (b), which would reasonably be expected to prohibit, materially delay or materially impair Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document or to consummate the Transactions.

Section 5.6.         Brokers. Other than with respect to J.P. Morgan Securities LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee, commission or payment in connection with this Agreement or the other Transaction Documents or the Transactions based upon arrangements made by or on behalf of Purchaser or (to the extent Purchaser could be liable therefor) any of its Affiliates.

Section 5.7.         Funds Available; Solvency. Purchaser has, or will have, as of the Closing, sufficient funds necessary to consummate the Transactions, to pay the amounts required to be paid by it at the Closing pursuant to Section 3.1(c), and to otherwise satisfy all other obligations of Purchaser hereunder required to be paid in cash, including all related fees and expenses in connection with this Agreement, in each case on the Closing Date. Purchaser, as of the Closing and immediately after giving effect to the consummation of the Transactions, and assuming satisfaction of the conditions set forth in Section 7.2(a), will be solvent such that (a) its financial condition will be such that the sum of its assets will have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities), and (b) it will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of Purchaser or its Affiliates.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1.         Access and Information.

(a)            From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Subsidiaries to, provide Purchaser and its Agents with reasonable access, during normal business hours and upon advance written notice, and in a manner so as not to interfere unreasonably with the Business, to the employees, offices, properties, assets and Contracts of the Business, the Assets and the Books and Records (including by furnishing such financial and operating data and other information relating to the Business as such Persons may reasonably request); provided, however, that the foregoing shall not require Seller or any of its Subsidiaries to provide access to or disclose information (i) in violation of any applicable Law, fiduciary duty or restrictions contained in any confidentiality agreements to which Seller or its Subsidiaries are subject or (ii) in a manner that could result in a loss of privilege or work-product protection, so long as, in each case of (i) and (ii), Seller notifies Purchaser in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing, and the Parties shall use reasonable best efforts to identify and pursue a permissible method to provide disclosure in a manner that would not contravene such requirements or result in any of the outcomes described therein, including through the procedures set forth in the Clean Team Confidentiality Agreement or on an “Outside Counsel Only” basis (collectively in this proviso, the “Access Limitations”). For the avoidance of doubt, reasonable access and information shall include (A) patient claims data and other financial and operational data for Purchaser and its Agents to perform, at Purchaser’s expense, a quality of revenue cash waterfall and cash proof analysis on periods between the date hereof and the Closing, (B) supplemental or ad hoc reporting to be provided by the Business as deemed necessary to complete the quality of revenue cash waterfall and cash proof analysis, and (C) assistance from the Business’s finance and accounting personnel and Agents in resolving matters including data cleansing and correcting source data, as required to complete the quality of revenue cash waterfall and cash proof analysis; provided, further, that Clean Team Material (as defined in the Clean Team Confidentiality Agreement) shall be disclosed only as set forth in the Clean Team Confidentiality Agreement.

(b)            From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Purchaser shall not, and shall not permit its Agents to, contact or hold discussions with Persons that Purchaser knows to be customers or suppliers of the Business, in each case with respect to the Transactions, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), other than any contact or discussions (i) held in the ordinary course of business or (ii) as may be required or advisable to comply with applicable Law, stock exchange rules or existing contractual arrangements.

(c)            All Confidential Information disclosed by or on behalf of Seller or any of its Affiliates (whether before or after the date hereof, pursuant to this Agreement or in connection with the Transactions, or the discussions and negotiations preceding this Agreement) to Purchaser (or its Agents) shall (subject to the terms of such agreement) be subject to the terms of that certain letter agreement, dated January 30, 2026, by and between Seller and Cardinal Health, Inc., as supplemented by that certain Clean Team Confidentiality Agreement, dated as of March 4, 2026, by and between Seller and Cardinal Health, Inc. (the “Clean Team Confidentiality Agreement,” and, collectively with such letter agreement, the “Confidentiality Agreement”); provided that the Confidentiality Agreement is hereby amended, as of the date of this Agreement, to allow, without the consent of Seller or its Affiliates, Purchaser and its Affiliates and their respective Representatives to use and disclose the Confidential Information and information about the Potential Transaction (as “Representatives,” “Confidential Information” and “Potential Transaction” are defined in the Confidentiality Agreement) in connection with (i) any financing pursued by Purchaser or its Affiliates in connection with the Transactions and (ii) regulatory filings and communications with Governmental Authorities required or advisable in connection with the Transactions; provided, further, that any Clean Team Material used or disclosed in connection with the foregoing clause (ii) shall remain subject to the Clean Team Confidentiality Agreement. For the avoidance of doubt, the restrictions and terms set forth in the Confidentiality Agreement shall (subject to the terms and conditions of the Confidentiality Agreement as modified by this Section 6.1(c)) continue to apply to such Confidential Information following its disclosure in connection with the matters set forth in the foregoing clauses (i) and (ii). Cardinal Health, Inc. is an express, intended third-party beneficiary of the immediately preceding sentence. The Parties agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof until such agreement terminates upon the terms thereof; provided that, upon the Closing, the Confidentiality Agreement and all obligations thereunder shall automatically terminate. In the event of any conflict or inconsistency between the provisions of the Confidentiality Agreement and this Section 6.1, this Section 6.1 will control.

Section 6.2.         Conduct of Business.

(a)            Except as expressly required by this Agreement or as required by applicable Law, from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller will, and will cause each of its Affiliates to, in each case with respect to the Business, the Assets and the Assumed Liabilities, conduct its and their business and operations in the ordinary course of business and use reasonable best efforts to (i) preserve the business operations, organization and goodwill of the Business and the Assets, (ii) preserve its and their present relationships with customers, payors, suppliers, business partners, employees, licensors, licensees and other Persons with which the Business has business relationships, (iii) maintain the Assets in good working order and repair and (iv) pay the debts and other obligations of the Business when due in the ordinary course of business.

(b)            From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as (w) otherwise expressly required by this Agreement, (x) set forth in Section 6.2(b)-1 of the Schedules, (y) consented to in writing by Purchaser (not to be unreasonably withheld, conditioned or delayed) or (z) required by applicable Law, Seller shall not, and shall cause each of its Affiliates not to, in each case solely with respect to the Business, the Assets or the Assumed Liabilities:

(i)            make any change to, amend or modify its Governing Documents in a manner (A) adverse to Purchaser or (B) which would reasonably be expected to prohibit, materially delay or materially impair Seller’s or any of its Affiliates’ ability to perform its obligations under this Agreement or any other Transaction Document or to consummate the Transactions;

(ii)           issue, transfer, deliver or reissue, or sell, dispose, encumber or pledge any Equity Interests of Seller or any Selling Subsidiary or grant Equity Interests or other rights to purchase, acquire, exchange or exercise (including upon conversion) any securities of Seller or any Selling Subsidiary;

(iii)          enter into any agreement or side letter, or amend, restate, supplement or modify any agreement (A) in a manner that would prohibit, add conditionality or restrictions to the consummation of, or give any Person a consent right to, any of the Transactions or (B) that would be an Assumed Liability;

(iv)         sell, transfer, lease, sublease, license, assign, abandon, allow to lapse, mortgage, pledge, grant any Person the right to use or occupy, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) or subject or permit to be subjected to any Lien (other than Permitted Liens), any of its respective businesses or divisions or any leased real property or tangible property or other assets, rights, securities or interests, except for (A) sales of inventory in the ordinary course of business and (B) non-exclusive licenses of Intellectual Property granted by Seller or any of its Affiliates in the ordinary course of business;

(v)           announce, implement or effect any reduction-in-force, lay-off, plant closing, furlough or other workforce action or program, in each case, that would trigger the WARN Act;

(vi)          waive, release, or amend the restrictive covenant obligations of any current or former Business Employee or independent contractor, officer or director of the Business;

(vii)         hire, engage, furlough or terminate (other than for cause) any Business Employees or independent contractors of the Business with annual compensation in excess of $150,000;

(viii)        (A) modify, extend, terminate or enter into any Collective Bargaining Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;

(ix)           as it relates to the Business, increase in any material manner the compensation of any of its officers, employees or other individual service providers receiving (before such increase) total compensation of $150,000 or more per annum;

(x)            (A) transfer internally the employment of any Business Employee in a manner that would affect whether such individual is or is not a Business Employee or (B) reassign or reallocate the duties or responsibilities of (1) any Business Employee such that such individual would not be a Business Employee as of the Closing or (2) any employee of Seller or its Affiliates who is not a Business Employee, such that such individual would be a Business Employee as of the Closing;

(xi)           other than to the extent required under any Benefit Plan, (A) amend, modify, adopt, enter into or terminate any Benefit Plan or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Benefit Plan, (B) grant any bonus or any additional rights to severance, retention, change in control or termination pay to any Business Service Provider (provided that the foregoing shall not restrict Seller or any of its Affiliates from granting retention bonuses to Business Service Providers as contemplated by Section 6.2(c)), (C) increase or accelerate (or announce or commit to increase or accelerate) the compensation or benefits payable, or to become payable, to any Business Service Provider, or (D) take any action to accelerate the vesting or lapsing of restrictions or payment of any compensation or benefit to any Business Service Provider, or fund or in any other way secure the payment of compensation or benefits to any Business Service Provider under any Benefit Plan;

(xii)           incur any Liability under Title IV of ERISA (whether or not assessed) or commence an obligation of Seller or any Subsidiary of Seller to contribute to any Multiemployer Plan;

(xiii)         effect or adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, combination or other reorganization or authorize any action to wind up its respective affairs, liquidate or dissolve, or file a petition in bankruptcy (or consent to the filing of any bankruptcy petition), or otherwise fail to maintain its respective corporate existence;

(xiv)          (A) negotiate or enter into a new Contract that would constitute a Material Contract if it had been entered into prior to the date of this Agreement or (B) accelerate, amend, assign, extend, modify, renew, cancel, terminate, or waive any rights under any Material Contract (or Contract that would constitute a Material Contract if it had been entered into prior to the date of this Agreement), other than any automatic renewal or expiration of the term pursuant to the terms of such Material Contract existing as of the date hereof;

(xv)          enter into or perform any transaction or Contract that would be required to be listed in Section 4.19 of the Schedules;

(xvi)         amend in any material respect or fail to otherwise maintain adequate insurance policies covering the Business;

(xvii)        other than capital expenditures related to the purchase of rental patient equipment, (A) make any capital expenditures or commitments for capital expenditures in excess of $1,000,000 individually, or $2,500,000 in the aggregate, or (B) cancel, delay or decrease any capital expenditures reflected in such current budget;

(xviii)       make any material change in its accounting methods, principles, classifications or practices or systems of internal accounting control currently used, except as required by GAAP;

(xix)         write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(xx)         (A) make any material Tax election relating to the Assets that is inconsistent with past practice or change or revoke any material Tax election relating to the Assets, in each case other than income, franchise, or similar Tax (“Income Tax”) elections, (B) enter into any closing agreement or obtain any ruling with respect to any non-Income Taxes, (C) settle or compromise any Tax audit, claim, notice or assessment, Action or other proceeding related to material non-Income Taxes, (D) file any amended material Tax Return for non-Income Taxes, (E) prepare or file any material Tax Return for non-Income Taxes in a manner inconsistent with past practice, (F) consent to any extension or waiver of the statute of limitations applicable to non-Income Taxes or any non-Income Tax audit, claim, notice or assessment, (G) fail to pay any amount of material Taxes prior to such Taxes becoming delinquent or (H) take or cause (or cause any other Person to take or cause) any action, in the case of each of (A) through (H), if such action would reasonably be expected to materially increase Purchaser’s or any of its Affiliates’ Liability for Taxes with respect to the Assets or the Assumed Liabilities in a Post-Closing Tax Period;

(xxi)         purchase or acquire any securities of, or make any investment or capital contribution in, any Person, whether by merger, consolidation, acquisition of securities or assets, contributions to capital or otherwise, or otherwise acquire, or acquire direct or indirect control over, any Person, any real property or material assets of any Person or any division of any Person (other than pursuant to the express terms of any Contract set forth in Section 4.17(a) of the Schedules) or enter into any Contract to make an acquisition, whether by merger, consolidation, acquisition of securities or assets, contributions to capital or otherwise, of any business or line of business;

(xxii)        disclose any material Trade Secrets included in the Business Intellectual Property that is not subject to a written confidentiality or non-disclosure agreement or obligation;

(xxiii)       materially downgrade the integrity or security of any Business IT Systems;

(xxiv)       materially alter any Seller Privacy and Data Security Policies;

(xxv)       settle, compromise, discharge, waive, release or assign any pending or threatened Action (including any insurance claim), if the amount payable in connection therewith would exceed $250,000 in any individual instance or $1,000,000 in the aggregate or such settlement, compromise, discharge, waiver, release or assignment would impose (A) any restrictions on the Business following the Closing, (B) any injunctive or other nonmonetary relief or (C) any admission of wrongdoing by Seller or any of its Affiliates (or Agents thereof);

(xxvi)       cancel, surrender, allow to expire or fail to renew, any Material Permits;

(xxvii)      take any action that would directly or indirectly cause Seller or any of its Affiliates (or the Business following the Closing) to require a new Medicare enrollment that would be subject to a CMS DMEPOS enrollment moratorium;

(xxviii)     cancel, waive, compromise, amend, terminate or release any material debts, rights or claims, except (A) in the ordinary course of business and (B) as required under this Agreement in connection with the consummation of the Transactions;

(xxix)       take any of the actions set forth in Section 6.2(b)-2 of the Schedules; or

(xxx)        agree, commit, enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

(c)            From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller may grant retention bonuses to Business Service Providers in connection with the Transactions; provided that the aggregate amount of all such retention bonuses granted pursuant to this Section 6.2(c) shall not exceed $1,000,000 (exclusive of the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts). Seller shall provide Purchaser with reasonable advance notice of any proposed retention bonus arrangement pursuant to this Section 6.2(c), including the identity of the applicable Business Service Provider(s), the proposed amount(s) and the material terms thereof.

For the avoidance of doubt, nothing contained herein shall permit Purchaser to control the operation of Seller and its Affiliates prior to the Closing, and Seller and its Affiliates shall retain sole and independent control over the operation of the Business prior to the Closing, including all pricing, customer, payor, supplier, employee and strategic decisions, subject to the express terms of this Agreement.

Section 6.3.         Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations and qualifications set forth in Section 6.8 of this Agreement and Section 6.3 of the Schedules), each of the Parties will, and will cause their respective Agents to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (a) make any required notices and obtain all necessary actions or nonactions and Consents from third parties (including (i) under any Purchased Contracts and (ii) from patients) as may be necessary or appropriate in connection with the foregoing, in each case as may be reasonably requested by the other Party and (b) cause the conditions to the Closing to be satisfied and for the Closing to occur as promptly as reasonably practicable. Each Party shall cooperate with, and do all things reasonably practicable to assist, the other Party and its Agents (A) in the prompt preparation and filing of all required, proper or advisable filings to be made in connection with any Permits as soon as practicable following the date hereof, and the Parties shall cooperate with, and do all things reasonably practicable to assist, each other in connection with the making of all such filings and (B) in seeking to timely obtain any such Permits or to make any such filings. The Parties shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, any applicable Governmental Authority with respect to any Permits and related audits, inspections, reviews or investigations, and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to any other applicable Laws.

Section 6.4.         Contracts.

(a)            Notwithstanding anything contained in this Agreement to the contrary, if Seller’s or any of the Selling Subsidiaries’ right, title or interest in, to or under any Purchased Contract (i) may not be sold, assigned, transferred, conveyed or delivered to Purchaser without the Consent of any Person, which Consent has not been obtained or given, or (ii) is otherwise non-transferable, or if the transfer thereof would be ineffective or would impair in any respect Purchaser’s right, title or interest in, to or under such Purchased Contract so that Purchaser would not in effect acquire the benefit of all such rights or the use of such Purchased Contract, then this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof, and Purchaser shall not assume any Liabilities arising therefrom, resulting therefrom or relating thereto, at the Closing (any such Purchased Contract that is not so sold, assigned, transferred, conveyed or delivered at the Closing, a “Non-Assigned Contract”). From and after the date hereof, including (as applicable) for six (6) months following the Closing Date, with respect to each Non-Assigned Contract (or Contract that would become a Non-Assigned Contract upon the occurrence of the Closing), Seller shall, and shall cause the Selling Subsidiaries to, use its and their reasonable best efforts to promptly obtain any Consents required for the sale, assignment, transfer, conveyance or delivery to Purchaser of such Contracts, and shall take such additional actions as may be reasonably required to cure any non-transferability or impairment described in the foregoing clause (ii), it being understood that, with respect to all such Contracts that are portions of Shared Contracts, Seller will, and will cause the Selling Subsidiaries to, use its and their reasonable best efforts, at Seller’s sole cost and expense, to assign, transfer and convey to Purchaser only such portion of each such Shared Contract that relates to the Business, if so assignable, transferable or conveyable, or to obtain any Consents required to amend such Shared Contract or to establish a new Contract with Purchaser with respect to the portion of such Shared Contract that relates to the Business, pursuant to which Purchaser will have access to the rights and benefits of such portion of such Shared Contract. Unless otherwise agreed by Purchaser (in its sole discretion), such amendments and new Contracts shall be on pricing terms no less favorable (individually or in the aggregate) to Purchaser than the terms applicable to the Business under the associated Shared Contract, and shall otherwise be on terms and conditions substantially consistent with, and no less favorable (in the aggregate) to Purchaser than, the terms and conditions applicable to the Business under the associated Shared Contract. Upon Seller’s request, Purchaser shall use reasonable best efforts to cooperate and assist Seller and its Affiliates in their efforts to obtain the Consents required pursuant to this Section 6.4(a). Notwithstanding anything in this Section 6.4 to the contrary, Seller and its Affiliates shall not be required to pay money to the counterparty to any Purchased Contract or any other third party, commence any litigation against such counterparty or other third party or offer or grant any accommodation (financial or otherwise) to such counterparty or other third party, other than payment of de minimis administrative charges and Seller’s applicable portion of any one-time cost, fee or expense, in each case under this Section 6.4 to obtain such Consent.

(b)            Following the Closing, upon obtaining such Consent or curing such non-transferability or impairment, as applicable, in respect of any Non-Assigned Contract, so that such Non-Assigned Contract may be sold, assigned, transferred, conveyed and delivered to Purchaser without violation of Section 6.4(a) (including, in the case of any Non-Assigned Contract that is a portion of a Shared Contract, by way of amendment or a new Contract pursuant to the terms of Section 6.4(a)), then without any further action of the Parties (unless so required by any third parties), such Non-Assigned Contract shall be sold, assigned, transferred, conveyed and delivered to Purchaser, and Purchaser shall, effective as of the time of such sale, assignment, transfer, conveyance and delivery (the “Contract Transfer Time”), purchase such Non-Assigned Contract from Seller and the Selling Subsidiaries, free and clear of all Liens (in each case, including, in the case of any Non-Assigned Contract that is a portion of a Shared Contract, by way of amendment or a new Contract pursuant to the terms of Section 6.4(a)), and (other than in the case of any such purchase effected by way of a new Contract), Purchaser shall assume all Liabilities of Seller and the Selling Subsidiaries under such Non-Assigned Contract, solely to the extent such Liabilities (i) arise after the Contract Transfer Time, (ii) do not arise out of, result from or relate to any breach by Seller or any of its Affiliates of any such Non-Assigned Contract and (iii) do not arise out of, result from or relate to any event, circumstance or condition occurring or existing prior to the Contract Transfer Time that, with or without due notice or lapse of time or both, would constitute or result in a breach of any such Non-Assigned Contract (other than any Liabilities arising out of, resulting from or relating to acts of Purchaser that are the express responsibility of Purchaser pursuant to the following sentence). Pending the sale, assignment, transfer, conveyance and delivery to Purchaser of any Non-Assigned Contract following the Closing (including, in the case of any Non-Assigned Contract that is a portion of a Shared Contract, by way of amendment or a new Contract pursuant to the terms of Section 6.4(a)), as applicable, (A) Seller shall, and shall cause its Affiliates to, hold such Non-Assigned Contract for the benefit of Purchaser, (B) Seller shall, and shall cause its Affiliates to, offer to Purchaser the exclusive right to service such Non-Assigned Contract (with all payments thereunder that would otherwise have been due to Seller and its Affiliates to be remitted to Purchaser) and, if Purchaser declines to exercise such right or any such arrangement is not permissible under the terms of such Non-Assigned Contract, Seller shall, and shall cause its Affiliates to, operate such Non-Assigned Contract in a manner to place Purchaser in a substantially similar position as if such Non-Assigned Contract had been sold, assigned, transferred, conveyed and delivered to Purchaser (it being understood that Seller shall, and shall cause its Affiliates to, be required to perform or cause the performance under such Non-Assigned Contract in a manner substantially consistent with such performance under such Non-Assigned Contract during the twelve (12)-month period immediately prior to the Closing Date, or for such shorter period in the event such Non-Assigned Contract was executed within twelve (12) months prior to the Closing Date), and shall cooperate with Purchaser in any other commercially reasonable arrangement designed to effectuate the foregoing and (C) any corresponding Liabilities of Purchaser or Seller or any of their respective Affiliates with respect to any such Non-Assigned Contract shall be the responsibility of Seller, unless Purchaser has exercised its right to service such Non-Assigned Contract, in which case Purchaser shall assume such Liabilities pursuant to the terms of such Non-Assigned Contract.

Section 6.5.         Public Announcements. No press release or other public announcement related to this Agreement or the Transactions (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) will be issued or made, or will be permitted to be issued or made, by any Party or any of its Agents without the joint written approval of Purchaser and Seller (in each case, not to be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law (including the rules and regulations of the SEC and any applicable stock exchange) or as may be otherwise deemed advisable by a Party for such Party or any of its Affiliates to comply with applicable securities Laws or its applicable stock exchange rules, in which case such Party will use reasonable best efforts to provide the other Party a reasonable opportunity (it being understood that forty-eight (48) hours shall in all cases be deemed reasonable) to review and comment on such press release or other public announcement in advance of such publication (it being understood that the final form and content of any such press release or other public announcement, to the extent required, shall be at the final discretion of the issuing Party) and (b) to the extent the contents of such press release or other public announcement, including investor calls, investor meetings and other investor relations activities, have previously been released publicly or are consistent in all material respects with materials or other communications that have previously been released (without violation of this Section 6.5). In the event of a conflict between this Section 6.5 and Section 6.1(c), the provisions of this Section 6.5 shall control.

Section 6.6.         Employee Matters.

(a)            Transferred Employees. No later than thirty (30) Business Days prior to the Closing Date, Seller shall provide Purchaser with an update to the Business Employee Census and related information set forth in Section 4.14(d) of the Schedules to reflect new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date (the “Updated Census”) made in accordance with and subject to Section 6.2(b). At least ten (10) Business Days prior to the Closing Date, Purchaser shall, or shall cause one of its Subsidiaries to, make written offers of employment consistent with the requirements set forth in Section 6.6(b) below, to each Offered Person who is not an Inactive Employee (each, an “Offer of Employment”). Each Offer of Employment shall be effective as of the Closing Date and contingent upon the Closing. Purchaser shall cause one of its Subsidiaries to offer employment to an Inactive Employee to the extent such employee is able to commence and presents themselves for active employment within a ninety (90)-day period immediately following the Closing Date. Each Offered Person who accepts an Offer of Employment and commences employment with Purchaser or a Subsidiary of Purchaser shall be referred to herein as a “Transferred Employee.” To the extent an Inactive Employee commences active employment with Purchaser or a Subsidiary of Purchaser after the Closing Date, he or she will be considered a Transferred Employee for applicable purposes of this Agreement as of such date. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to ensure that Offered Persons who are foreign nationals working in the United States in non-immigrant visa status may continue to work in their current positions as Transferred Employees following the Closing Date, which efforts will include, as applicable, amending current visa petitions to properly reflect any new employing entity or position prior to the Closing. With respect to any Transferred Employee who is a foreign national working in the United States in non-immigrant visa status, Purchaser or one of its Affiliates shall employ such Transferred Employee under terms and conditions such that Purchaser or its Affiliate (as applicable) qualifies as a “successor employer” under applicable United States immigration Laws effective as of the Closing for immigration-related purposes only, and neither Purchaser nor any of its Affiliates shall be deemed to have otherwise assumed any Liabilities (other than with respect to the immigration-related Liabilities and responsibilities associated with the applicable visa petitions) or to be a successor for any other purpose except to the extent otherwise set forth in this Agreement.

(b)            Continuation Period.

(i)            Purchaser shall, or shall cause one of its Affiliates to, provide to each Transferred Employee for a period of one (1) year following the Closing Date, but not beyond the date on which a Transferred Employee’s employment with Purchaser and its Affiliates terminates, (A) target compensation (including base salary or wages, management incentive plan, and long-term equity incentive plan) at least equal to the target compensation (base salary or wages, incentive compensation, and equity compensation) provided to the Transferred Employee immediately prior to the Closing, and (B) other employee benefits (excluding equity, equity-based, stock purchase, defined benefit pension, allowances, severance, deferred compensation and post-employment or retiree health and welfare, long-term incentive, retention, transaction and change in control benefits) that are, in the aggregate, substantially comparable to the other employee benefits provided to the Transferred Employee immediately prior to the Closing.

(ii)            With respect to any employee benefit plan, policy, program or arrangement of Purchaser or any of its Affiliates that is maintained for the benefit of any Transferred Employee (excluding equity, equity-based, stock purchase, defined benefit pension, deferred compensation and post-employment or retiree health and welfare, dental, vision, long-term incentive, retention, transaction, change in control or similar plans, policies, programs or arrangements) (each, a “Purchaser Plan”), Purchaser shall, or shall cause one of its Affiliates to, use reasonable best efforts to credit each Transferred Employee for service with Seller and its Affiliates (and their respective predecessors) for purposes of eligibility and determination of level of benefits to the extent that such service was recognized by Seller or any of its Affiliates for such Transferred Employees under the corresponding Benefit Plan as of immediately prior to the Closing; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.

(iii)            Without limiting the provisions of Section 6.6(a) or Section 6.6(b)(i), with respect to each Purchaser Plan that provides medical, prescription drug, life insurance or disability benefits in which a Transferred Employee participates, following the Closing, Purchaser shall use commercially reasonable efforts to, or to cause one of its Affiliates to, (A) waive all pre-existing condition, actively at work, waiting period and similar requirements that apply to such Transferred Employee (and his or her eligible dependents) to the extent such Transferred Employee and his or her eligible dependents are covered under a Benefit Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Benefit Plan and (B) honor all expenses paid or incurred by such Transferred Employee and his or her eligible dependents under the corresponding Benefit Plan during the portion of the plan year in which the Closing occurs, under such Purchaser Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses for the plan year in which the Closing occurs, to the extent permitted by the applicable insurance plan provider, in each case, subject to receipt of all reasonably requested documentation regarding such expenses.

(c)            Benefit Plan Participation; M&A Qualified Beneficiaries. Effective as of the Closing Date or, with respect to Benefit Plans providing health or welfare benefits, the end of the month in which the Closing Date occurs, the Transferred Employees shall no longer actively participate in any Benefit Plan. Without limiting the foregoing, Seller shall, and shall cause its ERISA Affiliates to, be solely responsible for any obligations with respect to Benefit Plans arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 (or state law equivalents) with respect to each Business Employee (and qualifying dependents thereof) who is an “M&A qualified beneficiary” (as defined in Treasury Regulations Section 54.4980B-9) in connection with the Transactions.

(d)            Qualified Retirement Plans. Seller shall, and shall cause its Affiliates to, take all actions necessary and appropriate (i) to cause all Transferred Employees who participate in any Benefit Plans that are intended to be qualified under Section 401(a) of the Code (such Benefit Plans, the “Qualified Plans”) to be fully vested in their account balances or accrued benefits under the Qualified Plans as of the Closing Date and (ii) to, as of the Closing Date, make all employer contributions to such Qualified Plans that would have been made on behalf of such Transferred Employees had the Transactions not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(e)            Annual Cash Bonuses and Other Incentives. With respect to the portion of the annual or other performance period applicable to any cash bonuses or cash incentive compensation that occurs prior to the Closing Date and that applies to any Transferred Employee, provided that (i) such Transferred Employee remains employed by Purchaser or one of its Affiliates through the end of the applicable performance period and (ii) Purchaser provides to Seller a list of the Transferred Employees who continued employment with Purchaser or one of its Affiliates through the end of the applicable performance period, within fifteen (15) days following the end of the applicable performance period, Seller shall promptly (but not later than thirty (30) days after receipt of such list) pay to Purchaser a cash payment equal to the portion of any such annual or other bonus or cash incentive compensation that would have been payable to each such Transferred Employee had the Transferred Employee remained employed with Seller or one of its Affiliates through the end of the performance period (assuming the Transferred Employee was required to remain employed until the end of the applicable performance period) as well as an additional amount relating to the employer portion of employment Taxes required to be paid with respect to such cash payment, based on actual performance achievement of the bonus or other cash incentive compensation through the applicable performance period and prorated for the portion of the applicable performance period that the Transferred Employee was employed by Seller or one of its Affiliates prior to the Closing Date. Purchaser shall (A) timely pay the applicable employment Taxes to the appropriate Governmental Authority and (B) distribute each such annual or other bonus or cash incentive compensation amount to each such Transferred Employee through Purchaser’s payroll cycle within two (2) full payroll periods (but in no event greater than thirty (30) days) following the date Seller’s payment is received by Purchaser. Following the Closing Date, Purchaser shall provide bonus eligible Transferred Employees with the opportunity to earn cash incentives, which cash incentive opportunities shall be no less favorable than such bonus eligibility provided to the Transferred Employee immediately prior to the Closing, until such time as such Transferred Employee’s cash incentive opportunities are governed by the cash incentive plans or programs maintained by Purchaser and its Affiliates.

(f)            Vacation and Paid Time Off. No later than the Closing Date, and subject to applicable Law, Seller shall pay, or cause to be paid, to each Transferred Employee the amount of accrued, but unused hours of vacation time, paid time off and other leave that each Transferred Employee has accrued as of the Closing Date if required by applicable Law.

(g)            Communications. Prior to the Closing Date, except as otherwise approved in advance and in writing by the other Party, no Party shall make any broad-based written communications to Business Employees pertaining to the transfer of Offered Persons, any compensation or benefits matters or any redundancy and layoff plans, in each case, that may affect Business Employees in connection with the Transactions.

(h)            Independent Contractors. Seller shall use commercially reasonable efforts to make each Business Independent Contractor available to Purchaser (or its designee) for the purpose of allowing Purchaser to interview each such independent contractor and determine the nature and extent of each such Person’s continuation with Purchaser, if any. As of the Closing, Seller shall ensure each Business Independent Contractor who enters into a new agreement with Purchaser (or its designee) (each such Business Independent Contractor, a “Transferred Independent Contractor”) is released from any engagement with Seller, including any post-termination restrictions that would prohibit or restrict such Person from performing such Person’s work for Purchaser or its Affiliates.

(i)            Treatment of Seller Equity Awards. Effective as of immediately prior to the Closing, and contingent upon the occurrence of the Closing, Seller shall cause each outstanding unvested equity and equity-based award granted by Seller or any of its Affiliates and held by a Transferred Employee to (i) become fully vested (with any performance-based vesting conditions deemed achieved at target performance levels, if applicable) and (ii) be canceled and settled in cash on the Closing Date through Seller’s payroll, net of applicable withholding Taxes. All Liabilities arising in respect of such awards (including the employer portion of any related payroll Taxes) shall constitute Excluded Liabilities and, to the extent paid or payable in connection with the Transactions, Seller Expenses.

(j)            No Third-Party Beneficiaries. Nothing contained in this Section 6.6 or elsewhere in this Agreement, express or implied, is intended to confer upon any Person not a Party (including any Business Employee or any beneficiary thereof) any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.6 shall (i) be deemed to constitute the establishment or adoption of, termination of, or an amendment or modification to, any Benefit Plan, Purchaser Plan or other employee benefit or compensation plan, agreement, program, policy, Contract or arrangement, (ii) limit the right of Seller, Purchaser or any of their respective Affiliates to establish, adopt, amend, modify or terminate any Benefit Plan, Purchaser Plan or other employee benefit or compensation plan, agreement, program, policy, Contract or arrangement or (iii) give any Transferred Employee (or dependent or beneficiary thereof) or any other Person who is not a Party any third-party beneficiary right or right to enforce the provisions of this Section 6.6.

Section 6.7.         Tax Matters.

(a)            Purchaser and Seller shall, and shall cause their Affiliates to, reasonably cooperate with each other, as and to the extent reasonably requested by either Party in connection with determining any Tax Liability, preparation and filing of Tax Returns and any Tax audit, examination or other proceeding related to Taxes of the Business, the Assets or the Assumed Liabilities; provided, however, that none of Purchaser, Seller, or any of their Affiliates shall be required to disclose the contents of their Tax Returns to the other Party or any of its Affiliates or any other Person. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax matter and making employees, advisors and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)            The Party (or its Affiliates) required by applicable Law to file Tax Returns with respect to Property Taxes assessed or imposed on the Business or any of the Assets shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any such Tax Return that is required to be filed on or after the Closing Date. If one Party (or any of its Affiliates) remits to the appropriate Tax Authority (or lessor) payment for Property Taxes that are allocated to the other Party pursuant to Section 6.7(d), such other Party shall (without duplication for any such Property Taxes already economically borne by such non-remitting Party as a result of being taken into account in the calculation of the finally determined Net Working Capital) promptly reimburse the remitting Party for its share of such Property Taxes following such non-remitting Party’s receipt of written notice from the remitting Party of such remittance to the appropriate Tax Authority (or lessor) with reasonable supporting documentation showing such remittance and the calculation of such Party’s share of such Property Taxes as determined pursuant to Section 6.7(d).

(c)            Seller and Purchaser shall each bear fifty percent (50%) of any Transfer Taxes. The Party (or its Affiliate) required by applicable Law to file any Tax Returns with respect to any Transfer Taxes shall file, or cause its Affiliate required by applicable Law to file, all Tax Returns with respect to such Transfer Taxes and the other Party shall, and shall cause its Affiliates to, reasonably cooperate with such Party in the filing of any Tax Returns with respect to the Transfer Taxes. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate, reduce, or eliminate any Transfer Taxes.

(d)            For purposes of this Agreement, including the calculation of Net Working Capital, (i) Seller shall be liable for any real property, personal property, ad valorem or similar Taxes (“Property Taxes”) assessed or imposed on the Business or any of the Assets (including any Property Taxes payable under leases with respect to leased property that are included in the Assets) for any Pre-Closing Tax Period, (ii) Purchaser shall be liable for any Property Taxes assessed or imposed on the Business or any of the Assets (including any Property Taxes payable under leases with respect to leased property that are included in the Assets) for any Post-Closing Tax Period and (iii) in the case of any Straddle Period, (A) the amount of any Taxes (other than Property Taxes) relating to the Business, the Assets or the Assumed Liabilities for any Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Measurement Time, and (B) the liability for any Property Taxes assessed or imposed on the Business or any of the Assets (including any Property Taxes payable under leases with respect to leased property that are included in the Assets) shall be prorated on a daily basis between Seller and Purchaser as of the day prior to the Closing Date, (1) with Seller being liable for the amount of such Property Taxes equal to the product of the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the day prior to the Closing Date and the denominator of which is the number of days in such Straddle Period, and (2) with Purchaser being liable for the remainder of such Property Taxes.

(e)            Purchaser and Seller shall, and shall cause their respective Affiliates to, (i) consistently treat the transactions described in Article II for Income Tax purposes (A) as a fully taxable disposition of the Assets in exchange for the Purchase Price (and any other amounts, to the extent properly taken into account under the Code, including the Assumed Liabilities), and (B) with respect to any Assumed Liabilities attributable to deferred revenue, as an assumption of a contingent liability by Purchaser comprising an amount treated for U.S. federal Income Tax purposes as additional consideration for the Assets and as not giving rise to taxable income of Purchaser or its Affiliates under James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964) and similar authorities, (ii) prepare and file all applicable Tax Returns on a basis consistent with this Section 6.7, and (iii) not take any position inconsistent with this Section 6.7 in any applicable Tax Return, in any audit or proceedings related to Income Taxes before any Tax Authority or in any report made for Income Tax purposes, unless required by a determination within the meaning of Section 1313 of the Code (or any similar or analogous provision of state, local or non-U.S. Tax Law).

(f)            Seller shall not, and shall not permit any of its Affiliates to, take any action outside the ordinary course of business during the portion of the Closing Date preceding the Closing that is not otherwise expressly required or expressly contemplated by this Agreement and would reasonably be expected to have the effect of increasing a Tax liability of Purchaser, Purchaser’s Affiliates, or the Business.

(g)            Notwithstanding anything in this Agreement to the contrary, this Section 6.7 shall survive the Closing Date until ninety (90) days after the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the relevant Tax matter.

Section 6.8.         Competition Laws.

(a)            Subject to the terms and conditions provided herein, each of Purchaser and Seller shall (i) as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof unless agreed to otherwise by the Parties, take all actions necessary to file or cause to be filed the Notification and Report Forms required pursuant to the HSR Act, (ii) use reasonable best efforts to take all actions necessary to obtain HSR Clearance and any other Consents required from any Competition Authority and (iii) use reasonable best efforts to promptly comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Competition Authority. Purchaser shall be responsible for payment of all filing fees required under the HSR Act and any other filing fees imposed by any Competition Authority in connection with the Transactions.

(b)            Each of Purchaser and Seller shall (i) reasonably cooperate with the other Party and its Affiliates in connection with any filing with or submission to any Competition Authority or otherwise under Competition Laws regarding the Transactions, (ii) promptly notify each other of any substantive written communication made to or received by Purchaser or Seller or any of their Affiliates, as the case may be, from any Competition Authority regarding the Transactions, (iii) subject to applicable Law, permit each other to review in advance any proposed substantive written communication to any such Competition Authority proposed to be submitted by Purchaser or Seller or any of their Affiliates and incorporate reasonable comments thereto, (iv) not agree (or permit any of such Party’s Affiliates to agree) to participate in any substantive meeting or discussion with any such Competition Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Competition Authority, gives the other Party the opportunity to attend (provided that, in the event one Party is prohibited by applicable Law or the Competition Authority from participating in any such substantive meeting or discussion, the attending Party shall keep the other Party or its counsel reasonably apprised with respect thereto) and (v) furnish each other with copies of all substantive correspondence, filings and written communications between such Party and its Agents, on the one hand, and any such Competition Authority or its respective staff, on the other hand, in each case, with respect to this Agreement and the Transactions; provided, however, that the Parties shall not be required to share filings made under the HSR Act (or comparable filings made under any U.S. state Competition Laws); provided, further, that any Party may, as it deems advisable and necessary, reasonably designate material provided to the other Party pursuant to this Section 6.8 as “Outside Counsel Only” material, or may redact material before being provided to the other Party (A) to remove references concerning the valuation of the Business, (B) as necessary to comply with Law or contractual arrangements, (C) as necessary to avoid disclosure of other competitively sensitive information (so long as also provided on an “Outside Counsel Only” basis), and (D) to address reasonable privilege or work-product protection concerns.

(c)            Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligations hereunder shall not include, or be construed to include, directly or indirectly, in whole or in part, Purchaser and its Affiliates (i) proposing, negotiating, permitting, agreeing or committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, discontinuation, limitation on or other disposition or holding separate of, before, on or after the Closing Date, any assets, properties, products, entities, rights, interests, services or businesses of Purchaser or any of its Affiliates or Seller or any of its Subsidiaries, nor taking or agreeing to take such other actions (including any behavioral remedy, conduct restriction or other restriction, condition, limitation, commitment or requirement), in each case, as may be requested or required by the DOJ, FTC or any other Governmental Authority in order to obtain clearance or otherwise permit the consummation of the Transactions, or (ii) contesting, defending or appealing, including by initiating or prosecuting any administrative or judicial proceeding, any threatened or pending Action by or Order of any Competition Authority or any other Person respecting the Transactions. Seller shall not, and shall cause its Affiliates not to, enter into any agreement with any Competition Authority with respect to the Transactions without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed; provided that Purchaser shall not, and shall cause its Affiliates not to, enter into any agreement with any Competition Authority with respect to the Transactions without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Purchaser shall have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all applicable meetings and communications with any Governmental Authority relating to), compliance with and filings under the HSR Act (and comparable filings made under any U.S. state Competition Laws), including any decision to “pull and refile” any filings made pursuant to the HSR Act and any decision relating to defending and resolving any Action by any Competition Authority or other Person (other than a Party or its Affiliates); provided that (A) Purchaser shall consult with Seller in advance and in good faith consider Seller’s views with respect to all material decisions relating to the regulatory clearance process, including any decision to “pull and refile” or to propose, accept or reject any remedy, (B) Purchaser shall not, without the prior written consent of Seller, “pull and refile” any filing made pursuant to the HSR Act, and (C) Purchaser shall not, without the prior written consent of Seller, extend any statutory deadline, review or waiting period under the HSR Act or any other Competition Laws or enter into any timing agreement with the FTC or DOJ.

Section 6.9.         Exclusivity. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Agents not to, directly or indirectly, (a) solicit, initiate, seek, facilitate or encourage the initiation of any Acquisition Proposal, (b) participate in any discussions, correspondence or negotiations with any Person (other than Purchaser and its Agents) regarding, or furnish or provide to any such Person any information concerning or in connection with, any Acquisition Proposal, (c) provide any information or documentation with respect to the Business to any Person (other than Purchaser and its Agents) relating to or in furtherance of an Acquisition Proposal or (d) approve, recommend or enter into any letter of intent, agreement, memorandum of understanding, term sheet or other arrangement or understanding with any Person (other than Purchaser and its Agents) relating to, or consummate, an Acquisition Proposal, or, in the case of each of the foregoing clauses (a) through (c), authorize or permit the same. Upon the execution of this Agreement, Seller shall, and shall cause its Agents to, (i) immediately cease and terminate any current contacts, discussions, correspondence or negotiations with any Person (other than Purchaser and its Agents) concerning any Acquisition Proposal and (ii) promptly terminate all access to any data room or diligence materials with respect to any Person (other than Purchaser and its Agents). Seller shall promptly notify Purchaser in writing if it or any of its Agents receives any approach, inquiry, contact or communication relating to any Acquisition Proposal.

Section 6.10.         Certain Intellectual Property Matters.

(a)            Within ninety (90) days following the Closing, to the extent applicable and permitted under applicable Law, Purchaser shall use commercially reasonable efforts to remove the Seller Marks from all products, packaging, signage, vehicles, properties, technical information, stationery, promotional or other marketing materials, websites, digital assets and other Assets bearing or displaying the Seller Marks. During such ninety (90)-day period, Purchaser and its Affiliates, and their respective contractors, distributors, resellers and other service providers engaged in connection with the operation of the Business (“Permitted Sublicensees”), will have a limited right to utilize the Seller Marks following the Closing solely in the manner of such use and solely for the administration of the Business as conducted in the twelve (12) months prior to the Closing Date, consistent with past practices, and in accordance with the terms and conditions herein (“Licensed Use”). Seller hereby grants Purchaser and its Affiliates a non-exclusive, non-transferable (except to an Affiliate or any successor or acquiror in connection with the sale, transfer, merger, reorganization or other disposition of all or substantially all of the Business or any material portion thereof), sublicensable (solely to Permitted Sublicensees), royalty-free license, during the ninety (90) days following the Closing, to use the Seller Marks solely for the Licensed Use. Purchaser shall comply with Seller’s written trademark usage guidelines provided to Purchaser, as such guidelines may be reasonably updated from time to time solely to protect the Seller Marks. Any such updates shall apply prospectively, shall be consistent with past practices of the Business in all material respects, shall not materially increase Purchaser’s costs or burden and shall become effective within a commercially reasonable period after Purchaser’s receipt thereof. Notwithstanding the foregoing, none of Purchaser or its Affiliates shall be deemed to be in breach of this Section 6.10(a) if, at any time following the Closing Date, Purchaser or such Affiliate (i) uses any Seller Marks solely in a nominative, non-stylized manner in textual sentences referencing the historical relationship between the Business and Seller and its Affiliates, which references are factually accurate, not misleading, and do not imply any current affiliation with, or sponsorship or endorsement by, Seller or any of its Affiliates, (ii) retains copies of any books, records or other materials that, as of the Closing Date, contain or display any Seller Marks and such copies are used solely for internal or archival purposes (and are not publicly displayed, distributed externally or used in commerce), or (iii) uses the Seller Marks solely to the extent specifically required under applicable Law, including references to the Seller Marks in historical, tax, regulatory and similar non-public records.

(b)            Purchaser’s and its Affiliates’ rights to use Intellectual Property (other than Trademarks) owned by Seller or its Affiliates and used in the Business shall be as set forth in the IP License Agreement.

(c)            Following the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cease transacting business under or otherwise using for any purpose the names and marks set forth in Section 6.10(c) of the Schedules and any names or marks confusingly similar thereto (including the stylized presentations thereof) (collectively, the “Purchased Marks”) and to withdraw or terminate their authority to transact business under such Purchased Marks as promptly as practicable (and in any event within ten (10) days) after the Closing Date, including by filing an amendment to the Governing Documents of any of Seller’s Affiliates to remove any reference to any Purchased Marks and to make similar filings with respect to qualifications to do business, d/b/a’s and other similar filings. Notwithstanding the foregoing, none of Seller or its Affiliates shall be deemed to be in breach of this Section 6.10(c) if, at any time following the Closing Date, Seller or such Affiliate (i) continues to use the Purchased Marks during the foregoing transition period to the extent reasonably necessary to wind down the operations of Seller and its Affiliates, including the sale or other disposition of existing inventory, packaging, signage, stationery and marketing materials bearing the Purchased Marks, (ii) uses any Purchased Marks solely in a nominative, non-stylized manner in textual sentences referencing the historical relationship between Seller (or its Affiliates) and the Business, which references are factually accurate, not misleading and do not imply any current affiliation with, or sponsorship or endorsement by, the Business or Purchaser or any of its Affiliates, (iii) retains copies of any books, records or other materials that, as of the Closing Date, contain or display any Purchased Marks and such copies are used solely for internal or archival purposes (and are not publicly displayed, distributed externally or used in commerce) or (iv) uses the Purchased Marks solely to the extent specifically required under applicable Law, including references to the Purchased Marks in historical, tax, regulatory and similar non-public records.

Section 6.11.         Insurance.

(a)            From and after the Closing, the Business shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and, except as provided in Section 6.11(b), neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including to any rights to make claims and receive insurance proceeds) to cover the Business. Prior to, at or after the Closing, Seller or its Affiliates may amend any insurance policies in the manner they deem appropriate to give effect to this Section 6.11(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, without prejudice to any rights pursuant to this Agreement or any other Transaction Document.

(b)            Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Purchaser and its Affiliates shall have access to, and the right to assert and continue to pursue insurance claims and receive insurance proceeds under, Seller’s and any of its Affiliates’ current or historical insurance policies, programs and arrangements with respect to any actual or alleged act, omission, event, circumstance, occurrence, loss or other matter that actually or allegedly occurred or existed at or prior to the Closing and that relates to the Business, subject in each case to the terms and conditions of the applicable insurance policies; provided that Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and its Affiliates with respect to any such insurance claims, including noticing insurance claims to the applicable insurer(s) and promptly remitting proceeds upon receipt to Purchaser or its applicable Affiliate.

Section 6.12.         Non-Solicitation; Non-Competition; Confidentiality.

(a)            For a period beginning on the Closing Date and ending on the second (2nd) anniversary thereof, Seller shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, (i) solicit or encourage any Transferred Employee or Transferred Independent Contractor to terminate or diminish his or her employment or service relationship, as applicable, with Purchaser or any of its Affiliates, (ii) solicit for employment or engagement, hire, recruit, offer employment to, engage or retain, or cause to be solicited for employment or engagement, hired, recruited, offered employment, engaged or retained, any Transferred Employee or Transferred Independent Contractor, unless six (6) months have elapsed since the termination of such Person’s employment or service relationship, as applicable, with Purchaser or any of its Affiliates, or (iii) assist any other Person to do any of the acts prohibited by this Section 6.12(a); provided that the foregoing restrictions in this Section 6.12(a) will not prevent Seller or any of its Affiliates from conducting general advertisements for the solicitation or recruitment of employment not directed at or targeting any Transferred Employee or Transferred Independent Contractor, such as through newspapers or the internet.

(b)            Seller agrees and acknowledges that in order to assure Purchaser that the Business will retain its value as a going concern, it is necessary that Seller undertakes not to utilize its special confidential knowledge of the Business and its relationship with current payors and other business relations of the Business to compete with the Business. Seller further agrees and acknowledges that Purchaser and its Affiliates could be irreparably damaged if Seller or its controlled Affiliates were to engage in a business that is competitive with the businesses of Seller and its controlled Affiliates related to medical devices and related services to patients for the treatment of diabetes, as conducted by Seller and its controlled Affiliates as of the Closing (each, a “Competing Business”). Therefore, as a significant inducement to Purchaser to enter into and perform its obligations under this Agreement and to acquire the Assets and assume the Assumed Liabilities, and in consideration thereof, Seller agrees that, for a period beginning on the Closing Date and ending on the fourth (4th) anniversary thereof (the “Restricted Period”), Seller shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, either for themselves or any other Person, engage in, own, operate, manage, control, invest in, participate in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist in any manner (including by selling, assigning, transferring, conveying or delivering the Equity Interests of any Selling Subsidiary) any Person that engages in, owns, operates, manages, controls, invests in or participates in, any Competing Business in North America (the “Restricted Territory”). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Seller or any of its Affiliates from (i) owning, operating or otherwise engaging in any business, assets or activities, including any Excluded Assets or retained businesses of Seller or any of its Affiliates, that is not a Competing Business, (ii) performing its express obligations or exercising its express rights under this Agreement or any other Transaction Document, (iii) acquiring or owning any Person or business that engages in a Competing Business if such Competing Business accounts for less than five percent (5%) of the consolidated revenues of such Person or business for its most recently completed fiscal year, so long as Seller or its applicable Affiliate divests or otherwise ceases such Competing Business within twelve (12) months after such acquisition, (iv) owning stock, shares, bonds or other securities of any public corporation so long as (A) none of Seller or any of its controlled Affiliates are directly or indirectly involved in the business or operation of such corporation, (B) such stock, shares, bonds or other securities are listed on any national securities exchange and (C) such investment does not exceed, in the case of any class of share capital of such corporation, five percent (5%) of the issued and outstanding shares, or in the case of bonds or other securities, five percent (5%) of the aggregate principal amount thereof issued and outstanding or (v) owning, operating or otherwise engaging in the Capitated Payor Business; provided that if, as of the end of any fiscal quarter, the consolidated revenues of the Capitated Payor Business for the prior twelve (12)-month period exceed $10,000,000, the exception in this clause (v) shall not apply unless Purchaser has provided its prior written consent.

(c)            Without limiting the generality of the provisions of this Section 6.12, Seller hereby agrees that, during the Restricted Period, Seller shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, (i) induce any Person that is a Major Payor or other material payor of the Business as of the Closing to patronize any Competing Business for products or services that are competitive with the Business, (ii) canvass or solicit from any such Person any such competitive business or (iii) request or advise any such Person to withdraw, curtail or cancel any such Person’s business or relationship with the Business; provided, that the foregoing clauses (i) and (ii) shall not prohibit general solicitations not targeted at such payors and made in the ordinary course with respect to businesses, assets or activities that Seller and its Affiliates are permitted to own, operate or conduct pursuant to this Section 6.12(c).

(d)            For a period beginning on the Closing Date and ending on the seventh (7th) anniversary thereof, Seller shall keep confidential and refrain from using, and cause its controlled Affiliates to keep confidential and refrain from using, all non-public, confidential or proprietary information concerning the Business, except (i) as required pursuant to applicable Law or legal, administrative or judicial process (provided that Seller shall, to the extent permitted by applicable Law, (A) promptly notify Purchaser of such requirement and the disclosure that is expected to be made with respect thereto with reasonable specificity, (B) reasonably cooperate with Purchaser, at Purchaser’s sole expense, to seek a protective order or other appropriate remedy to limit or obtain confidential treatment for such disclosure and (C) in the event no such protective order or remedy is obtained, furnish only that portion of such information that is required by applicable Law and exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information), (ii) for information that is available as of immediately following the Closing generally to the public, or thereafter becomes generally available to the public, other than as a result of a breach of this Section 6.12(d), (iii) to the extent such use is strictly necessary in order to enable Seller to fulfill its obligations to Purchaser under this Agreement and (iv) for information disclosed to Seller or any of its Affiliates following the Closing on a non-confidential basis by any Person (other than Purchaser or any of its Affiliates) not known by Seller or such Affiliate after reasonable inquiry to be bound by an obligation of confidentiality to Purchaser or any of its Affiliates with respect to such information.

(e)            Seller recognizes and acknowledges that (i) the Business is highly competitive, and prior to the Closing, Seller conducts the Business or otherwise has legitimate economic interests throughout the Restricted Territory, (ii) Seller has derived, or will derive, substantial economic benefit in connection with the Transactions and (iii) Purchaser would not have entered into this Agreement but for Seller’s agreement and compliance with the covenants and agreements set forth in this Section 6.12. Seller further recognizes and acknowledges that the territorial, time and scope limitations set forth in this Section 6.12, as narrowed by the exceptions and limitations set forth herein, are intended to be reasonable and no broader than reasonably necessary for the protection of the Business and Purchaser’s legitimate interests in payor and other business relationships, goodwill, confidential information and trade secrets. If any such territorial, time or scope limitation is deemed to be unreasonable or unenforceable by a court of competent jurisdiction, then Purchaser and Seller agree to submit to the reduction of such limitation to such an area, period or scope as such court shall deem reasonable under the circumstances, and in its reduced form, such limitation shall then be enforceable and shall be enforced to the maximum extent permitted by applicable Law (but shall not be expanded beyond the express terms set forth in this Agreement).

Section 6.13.         Data Room. Seller shall continue to maintain the Data Room, shall not terminate the access of Purchaser and its Agents thereto, and shall allow Purchaser access to download all of the contents of the Data Room, until the earlier of (a) five (5) Business Days following the Closing Date and (b) the date of any termination of this Agreement in accordance with its terms.

Section 6.14.         Waiver of Bulk Sales Requirement. Each of the Parties waives compliance with any “bulk sales,” “bulk transfer” or similar Laws of any state or political subdivision, including the Uniform Commercial Code Bulk Transfer provisions, in connection with this Agreement or the Transactions.

Section 6.15.         Cooperation Matters.

(a)            For two (2) years following the Closing Date and subject to customary confidentiality undertakings comparable to those included in the Confidentiality Agreement, to the extent reasonably required for Tax, accounting, regulatory, compliance, litigation or investigation purposes in connection with the Business, including to the extent related to the Specified Payor Matters (other than in connection with a dispute or Action between Purchaser and Seller or any of their respective Affiliates), Seller will, and will cause its Affiliates to, use commercially reasonable efforts to permit Purchaser and its duly authorized Agents reasonable access during normal business hours (upon twenty-four (24) hours’ written notice to Seller) to all employees ((i) to the extent that such employees are then employed by Seller or any of its Affiliates and (ii) including for deposition and trial testimony), Contracts, books, documents, records and other data to the extent that such materials were retained by Seller and relate to the Business or the Specified Payor Matters, subject in each case to the Access Limitations. Notwithstanding the foregoing, any access provided under this Section 6.15(a) shall be conducted in a manner that does not unreasonably interfere with Seller’s (or its Affiliates’) business, operations, employees, customers, suppliers or other commercial relationships.

(b)            For one (1) year following the Closing Date and subject to customary confidentiality undertakings comparable to those included in the Confidentiality Agreement, to the extent reasonably required for Seller to bill and collect any trade accounts receivable of the Business that are included in the Excluded Assets, Purchaser will, and will cause its Affiliates to, use commercially reasonable efforts to permit Seller and its duly authorized Agents reasonable access during normal business hours (upon twenty-four (24) hours’ written notice to Purchaser) to all Contracts, books, documents, records and other data to the extent that such materials were included in the Assets and have been delivered to Purchaser in accordance with this Agreement, subject in each case to the Access Limitations (applied mutatis mutandis for the benefit of Purchaser). Notwithstanding the foregoing, (i) any access provided under this Section 6.15(b) shall be conducted in a manner that does not unreasonably interfere with Purchaser’s (or its Affiliates’) business, operations, employees, customers, suppliers or other commercial relationships and (ii) to the extent Seller or its Agents are provided copies of any materials pursuant to this Section 6.15(b), all obligations of Purchaser and its Affiliates to provide access to such materials under this Section 6.15(b) shall immediately terminate in their entirety.

(c)            Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to maintain, preserve, or retain any books, records, information, systems, or facilities for any period longer than required by applicable Law and, to the extent consistent therewith, such Party’s ordinary course document retention policies; provided that (i) Seller shall not intentionally destroy any books and records relating to the Business during the period specified in the foregoing Section 6.15(a) and (ii) Purchaser shall not intentionally destroy any books and records that would reasonably be expected to be subject to Seller’s access rights under the foregoing Section 6.15(b) during the period specified in Section 6.15(b), in each case of the foregoing (i) and (ii), without providing the other Party with reasonable prior written notice and a reasonable opportunity, at the other Party’s sole cost and expense, to obtain copies of such books and records. Nothing in this Section 6.15 shall require either Party to provide the other Party with access to any books, records, personnel, facilities or information that do not relate to the Business.

(d)            Seller agrees that in respect of any non-ordinary course or non-routine Third-Party Payor adjustments, recoupments, audits, rescindments, or discounts that involve a Third-Party Payor of the Business and of which Seller receives written notice after the date hereof or are set forth in Section 4.22(b)(ii) of the Schedules (the “Specified Payor Matters”), Seller shall give reasonably prompt written notice to Purchaser after receipt of such notice. Seller shall keep Purchaser reasonably informed of all material developments relating to any such Specified Payor Matters, to the extent permitted by Law, and shall, subject to customary confidentiality undertakings comparable to those included in the Confidentiality Agreement, provide copies of all substantive correspondence and documentation relating thereto, subject to the Access Limitations. Seller further agrees to consider in good faith the input of Purchaser and its counsel with respect to the Specified Payor Matters. Purchaser and Seller have certain substantially similar interests and recognize that certain mutually beneficial activities might be undertaken with regard to the Specified Payor Matters. Therefore, Purchaser and Seller may, with the purpose of assisting in any common defense or investigation of allegations made against them, engage in communications or elect to disclose or transmit to each other otherwise privileged, confidential or proprietary communications, information or documents relating to the Specified Payor Matters that may be protected from disclosure to adverse or other parties as a result of the attorney-client privilege, the work-product privilege, the joint defense doctrine, the common interest doctrine or other applicable privileges, rights or rules (collectively, “Covered Materials”). Therefore, any disclosure of Covered Materials shall not constitute, and shall not be deemed to constitute, a waiver of any applicable privilege, protection, right or immunity. Purchaser and Seller desire that such Covered Materials shall remain privileged and confidential or otherwise protected from disclosure.

Section 6.16.         Further Assurances.

(a)            From time to time following the Closing, Seller shall, and shall cause its Affiliates to, and Purchaser shall, and shall cause its Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to vest in Purchaser good, valid and marketable title to the Assets, including assistance in the access, collection or reduction to possession of any such Assets, whether through the obtaining of any Consents or otherwise, and to make effective the Transactions, in each case, as may be reasonably requested by the other Party; provided, however, that nothing in this Section 6.16(a) shall require either Party or any of their respective Affiliates to expend any money, commence or participate in any Action, incur Liabilities or offer or grant any accommodation (financial or otherwise) to any third party following the Closing.

(b)            Following the Closing, Seller shall, and shall cause its Affiliates to, promptly deliver to Purchaser (i) any mail, packages, orders, inquiries and other communications addressed to Seller or any of its Affiliates and primarily relating to the Business (other than the Excluded Assets or the Excluded Liabilities) and (ii) any Assets that Seller or its Affiliates maintain possession of or receive and that properly belong to Purchaser or its Affiliates, as soon as reasonably practicable. Following the Closing, Purchaser shall, and shall cause its Affiliates to, promptly deliver to Seller (A) any mail, packages, orders, inquiries and other communications addressed to Purchaser or any of its Affiliates and primarily relating to a business, product line or asset of Seller or its Affiliates other than the Business (and to the extent not constituting any Assets) and (B) any assets or property that Purchaser or its Affiliates receive that are not Assets or Assumed Liabilities and that properly belong to Seller or any of its Affiliates, as soon as reasonably practicable. The Parties shall cooperate to obtain any required third-party approval, consent or waiver for any transfers made pursuant to this Section 6.16(b), and each Party shall execute and deliver, or cause to be executed and delivered, to the other Party, such other instruments of assignment and assumption as the requesting Party may reasonably request or as may otherwise be necessary to evidence the transfers made pursuant to this Section 6.16(b).

(c)            If, following the Closing, (i) Seller, or any of its Affiliates, receives any funds belonging to Purchaser or its Affiliates in accordance with the terms of this Agreement, Seller shall, or shall cause its Affiliates to, (A) promptly advise Purchaser or its applicable Affiliate, (B) segregate and hold such funds in trust for the benefit of Purchaser or its applicable Affiliate and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Purchaser, and (ii) Purchaser, or any of its Affiliates, receives any funds belonging to Seller or its Affiliates in accordance with the terms of this Agreement, Purchaser shall, or shall cause its Affiliates to, (A) promptly advise Seller or its applicable Affiliate, (B) segregate and hold such funds in trust for the benefit of Seller or its applicable Affiliate and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Seller.

Section 6.17.         Separation Plan.

(a)            As soon as reasonably practicable following the execution of this Agreement and prior to the Closing, Seller shall, subject to Section 6.17(c), use reasonable best efforts to complete the separation activities set forth on Exhibit F hereto (except for those activities noted as Purchaser responsibilities) in accordance with the terms and conditions set forth thereon (the “Separation Plan”).

(b)            Each Party shall pay all charges, fees, costs and expenses incurred by such Party or its Affiliates in connection with the Separation Plan; provided, however, that upon Purchaser’s written request (accompanied by reasonable supporting documentation), Seller shall promptly reimburse Purchaser for any third-party charges, fees, costs or expenses incurred by Purchaser or its Affiliates in connection with the Separation Plan, in an aggregate amount not to exceed $2,000,000.

(c)            From and after the date hereof, to the extent not otherwise specified in the Separation Plan, Purchaser shall have the right to determine, in consultation with Seller and subject to mutual agreement (not to be unreasonably withheld, conditioned or delayed), the schedule, scope, standard of outcomes, and service level thresholds for all separation actions and activities contemplated by the Separation Plan, including the selection and management of third-party service providers.

(d)            If the Closing does not occur, (i) Purchaser shall have no right, title, interest or license in or to the New IT Environment IP or any copy, clone, configuration, customization, integration, interface, API, workflow, script, documentation or other materials created, made available or accessed in connection with the New IT Environment IP and (ii) Purchaser hereby irrevocably assigns, and shall cause its Affiliates to irrevocably assign, to Seller all right, title and interest in and to any New IT Environment IP, or any such other material, and any derivative works of the foregoing, to the extent any such right, title or interest may have vested, or may hereafter vest, in Purchaser or any of its Affiliates in connection with the activities contemplated by the Separation Plan. Promptly following any termination of this Agreement, Purchaser shall cease using and accessing the foregoing and, at Purchaser’s election, return or destroy any copies thereof or such materials in Purchaser’s or its Agents’ possession or control, subject to customary legal, regulatory, archival and backup retention obligations and continuing confidentiality restrictions.

(e)            Any reimbursement or cost-sharing arrangement for pre-Closing development, build, separation or migration activities pursuant to this Section 6.17 shall not, by itself, confer on Purchaser any ownership interest or license in the New IT Environment IP unless and until the Closing occurs.

Article VII

CONDITIONS TO CLOSING

Section 7.1.         Mutual Conditions. The respective obligations of each Party to consummate the Transactions shall be subject to the fulfillment as of the Closing of each of the following conditions, any of which may be waived, in whole or in part, by Purchaser and Seller to the extent permitted by applicable Law:

(a)            No Law or Injunction. There shall be no temporary or permanent injunction, writ or preliminary restraining order or any Order or Law of any nature issued, enacted, promulgated or adopted by a Governmental Authority of competent jurisdiction to the effect that the Transactions are directly or indirectly restrained, enjoined, made illegal, prohibited or otherwise may not be consummated as herein provided.

(b)            Waiting Periods. Any filings required under the HSR Act shall have been made, early termination shall have been granted or the waiting period thereunder shall have expired, and any commitments by the Parties not to consummate the Transactions before a certain date under a timing agreement entered into with the Federal Trade Commission (“FTC”) or Department of Justice (“DOJ”) in accordance with Section 6.8 shall have expired or otherwise been terminated (collectively, “HSR Clearance”).

Section 7.2.         Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the fulfillment as of the Closing of each of the following conditions, any of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable Law:

(a)            Representations and Warranties; Covenants. (i) All Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, both on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to therein, for any representation or warranty which is expressly made as of an earlier date), (ii) the representation and warranty set forth in Section 4.9(b) shall be true and correct in all respects on and as of the date hereof, (iii) all other representations and warranties made by Seller in this Agreement shall be true and correct (without regard and without giving effect to any “material,” “materiality” or “Material Adverse Effect” or similar standard or qualification contained therein) both on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to therein, for any representation or warranty which is expressly made as of an earlier date), except in each case where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect and (iv) Seller shall have performed or complied with, in all material respects, all of the covenants and agreements to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

(b)            No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(c)            Closing Certificate. Prior to or at the Closing, Seller shall have delivered to Purchaser a certificate of a duly authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)            Documents. Seller shall have delivered to Purchaser all of the certificates, instruments, contracts and other documents specified to be delivered by Seller in accordance with Section 3.2(b).

(e)            Licenses. The applications, filings and Consents set forth in Section 7.2(e) of the Schedules shall have been made, filed or obtained, as applicable, as set forth thereon.

(f)            Offers of Employment. (i) At least eighty percent (80%) of all Offered Persons and (ii) the individual set forth on Exhibit A hereto shall have duly accepted an Offer of Employment, and each such acceptance shall be in full force and effect (contingent upon the Closing) and shall not have been revoked, rescinded or otherwise repudiated by any such Offered Person.

(g)            Separation Plan. The Separation Plan shall have been completed in accordance with Section 6.17.

Section 7.3.         Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment as of the Closing of each of the following conditions, any of which may be waived, in whole or in part, by Seller to the extent permitted by applicable Law:

(a)            Representations and Warranties; Covenants. (i) All representations and warranties made by Purchaser in Article V shall be true and correct both on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to therein, for any representation or warranty which is expressly made as of an earlier date), except in each case where the failure of such representations and warranties to be so true and correct as of such dates does not have a Purchaser Material Adverse Effect and (ii) Purchaser shall have performed or complied with, in all material respects, all of the covenants and agreements to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

(b)            Closing Certificate. Prior to or at the Closing, Purchaser shall have delivered to Seller a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) have been satisfied.

(c)            Documents. Purchaser shall have delivered to Seller all of the certificates, instruments, contracts and other documents specified to be delivered by Purchaser in accordance with Section 3.2(c).

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of Purchaser and Seller;

(b)            by Purchaser, by written notice to Seller, if there has been a violation, breach or failure to perform by Seller of any representation, warranty, covenant or agreement contained in this Agreement that would cause a condition set forth in Section 7.2(a) not to be satisfied and (i) Purchaser has provided written notice to Seller of such violation, breach or failure to perform and (ii) such violation, breach or failure to perform is incapable of being cured on or prior to the Outside Date or, if curable, Seller has not cured such violation, breach or failure to perform within ten (10) Business Days after receiving written notice thereof from Purchaser (or by three (3) Business Days prior to the Outside Date, if sooner); provided, however, Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if there has been a violation, breach or failure to perform by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that would cause a condition set forth in Section 7.3(a) not to be satisfied;

(c)            by Seller, by written notice to Purchaser, if there has been a violation, breach or failure to perform by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that would cause a condition set forth in Section 7.3(a) not to be satisfied and (i) Seller has provided written notice to Purchaser of such violation, breach or failure to perform and (ii) such violation, breach or failure to perform is incapable of being cured on or prior to the Outside Date or, if curable, Purchaser has not cured such violation, breach or failure to perform within ten (10) Business Days after receiving written notice thereof from Seller (or by three (3) Business Days prior to the Outside Date, if sooner); provided, however, Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if there has been a violation, breach or failure to perform by Seller of any representation, warranty, covenant or agreement contained in this Agreement that would cause a condition set forth in Section 7.2(a) not to be satisfied;

(d)            by either Purchaser or Seller, by written notice to the other, if the Closing has not occurred by July 19, 2027 (the “Outside Date”); provided that if, as of such date, all of the conditions set forth in Article VII have been satisfied or waived, other than (i) those conditions that by their terms are to be satisfied by deliveries made at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time) and (ii) the conditions set forth in Section 7.1 due to an Order arising under Competition Laws or due to a failure of the HSR Clearance to occur, then the Outside Date shall automatically be extended to October 19, 2027 without any further action by any Party (and such date, as so extended, shall be the Outside Date); provided, further, that if, as of the Outside Date (as it may be extended pursuant to the immediately preceding proviso), all of the conditions set forth in Article VII have been satisfied or waived, other than (A) those conditions that by their terms are to be satisfied by deliveries made at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time) and (B) the condition set forth in Section 7.2(f), then the Outside Date shall automatically be extended by an additional ten (10) days without any further action by any Party (and such date, as so extended, shall be the Outside Date); or

(e)            by either Purchaser or Seller, by written notice to the other, if (i) any Governmental Authority shall have issued, enacted, promulgated, entered or enforced any Order permanently restraining, enjoining or prohibiting the Transactions, which Order shall have become final and nonappealable, or (ii) following the date hereof, there shall be any Law enacted, promulgated or amended, which enactment, promulgation or amendment makes consummation of the Transactions unlawful or prohibited.

Section 8.2.         Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, all rights and obligations of the Parties shall terminate without any Liability of any Party to the other Party, except for Section 6.17(d), Section 6.17(e), this Section 8.2, Section 8.3, Article X and the Confidentiality Agreement, which each shall survive the termination of this Agreement as applicable and in accordance with their terms; provided, further, that, subject to Section 8.3, the termination of this Agreement shall not in any way relieve any Party from any Liability in the case of its Fraud or Willful Breach prior to such termination.

Section 8.3.         Termination Fee. Notwithstanding the foregoing, if (a) this Agreement is terminated by either Party pursuant to Section 8.1(d) or Section 8.1(e) and, at the time of such termination, any of the conditions specified in Section 7.1(a) or Section 7.1(b) (in the case of Section 7.1(a), solely as a result of a Law or Order arising under the authority of any Competition Authority or under any Competition Law) have not been satisfied or waived, (b) all of the other conditions set forth in Article VII have been satisfied or waived (other than any such conditions that by their terms are to be satisfied at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time)) and (c) the failure of the Closing to occur on or prior to the date of termination is not the result of Seller’s failure to perform or comply with its covenants and agreements contained in this Agreement, then Purchaser shall pay to Seller, by wire transfer of immediately available funds within five (5) Business Days following such termination, to an account designated in writing by Seller, an amount in cash equal to $9,400,000 (the “Termination Fee”). If Purchaser fails to timely pay the Termination Fee when due pursuant to this Section 8.3 and, in order to obtain such payment, Seller commences a suit against Purchaser that results in a final, non-appealable judgment against Purchaser for the payment of the Termination Fee as set forth in this Section 8.3, then in addition to the Termination Fee, Purchaser shall pay, or cause to be paid, to Seller its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with any steps taken to collect the Termination Fee, together with interest on the amount of such payment at the rate of eight percent (8%) per annum compounding quarterly from the date such payment was required to be made through the date such payment is actually received (collectively, “Enforcement Costs”). Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, without which the Parties would not enter into this Agreement, (ii) the Termination Fee constitutes liquidated damages (and not a penalty), in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) upon any termination of this Agreement under circumstances where the Termination Fee is payable by Purchaser pursuant to this Section 8.3 and such Termination Fee (together with any Enforcement Costs payable pursuant to this Section 8.3) is paid in full, then (A) such payment shall be the sole and exclusive remedy of Seller and each of its Affiliates, and its and their respective Non-Recourse Parties, for any damages (including costs and expenses, including attorneys’ fees) against Purchaser and each of its Affiliates, and its and their respective Non-Recourse Parties, in connection with this Agreement or the Transactions, (B) Seller and each of its Affiliates, and its and their respective Non-Recourse Parties, shall be precluded from any other remedy against Purchaser or any of its Affiliates, or its or their respective Non-Recourse Parties, at law or in equity or otherwise, and (C) neither Seller nor any of its Affiliates, nor any of its or their respective Non-Recourse Parties, shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Purchaser or any of its Affiliates, or its or their respective Non-Recourse Parties, in connection with this Agreement or the Transactions. In no event shall Purchaser be required to pay the Termination Fee on more than one occasion.

Article IX

INDEMNIFICATION

Section 9.1.         Survival. The representations and warranties set forth in this Agreement, or in any certificate or instrument delivered pursuant hereto, shall survive the Closing for a period of eighteen (18) months following the Closing; provided that (a) the Seller Fundamental Representations and the representations and warranties set forth in Section 4.12 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days and (b) the representations and warranties set forth in Section 4.22 and Section 4.23 shall survive the Closing for a period of three (3) years. The covenants and agreements of any Party set forth in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements), except for the covenants and agreements in Section 6.7 (which shall be governed by Section 6.7(g)), shall survive the Closing for a period of one (1) year following the Closing, and the covenants and agreements of any Party set forth in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Closing, shall expressly survive the Closing in accordance with their terms until fully performed or satisfied (with the Parties agreeing to contractually lengthen any applicable statutes of limitation), except as otherwise provided in Section 6.7(g), and nothing in this Section 9.1 shall be deemed to limit any rights, remedies or recourse of any Person for breach of any such covenant or agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) any representation, warranty, covenant or agreement that is the subject of any Claim with respect to which the notice of Claim required by Section 9.5 is delivered after the Closing and prior to the expiration of the applicable survival period set forth in this Section 9.1 shall survive with respect to such Claim until such Claim is fully and finally resolved and (ii) nothing in this Agreement shall affect, or limit in any way, a Party’s rights, remedies or recourse in the event of Fraud.

Section 9.2.         Indemnification by Seller. Subject to the provisions of this Article IX, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Purchaser and its Agents (each, a “Purchaser Indemnitee” and together, the “Purchaser Indemnitees”) from and in respect of, and to promptly pay to a Purchaser Indemnitee, or reimburse a Purchaser Indemnitee for, any Losses suffered or incurred by any Purchaser Indemnitee arising out of, resulting from or relating to (a) any inaccuracy or breach of any representation or warranty of Seller contained in this Agreement or in any certificate or instrument delivered pursuant hereto (it being understood that for purposes of this Section 9.2(a), such representations and warranties shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date)), (b) any breach of any covenant, undertaking or other agreement of Seller contained in this Agreement or (c) any Excluded Asset or Excluded Liability.

Section 9.3.         Indemnification by Purchaser. Subject to the provisions of this Article IX, from and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller and its Agents (each, a “Seller Indemnitee” and together, the “Seller Indemnitees”) from and in respect of, and to promptly pay to a Seller Indemnitee, or reimburse a Seller Indemnitee for, any Losses suffered or incurred by any Seller Indemnitee arising out of, resulting from or relating to (a) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate or instrument delivered pursuant hereto (it being understood that for purposes of this Section 9.3(a), such representations and warranties shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date)), (b) any breach of any covenant, undertaking or other agreement of Purchaser contained in this Agreement or (c) any Assumed Liability.

Section 9.4.         Limitation on Liability.

(a)            Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be liable to any Purchaser Indemnitee, and in no event shall Purchaser be liable to any Seller Indemnitee, for any Losses under Section 9.2(a) or Section 9.3(a), as the case may be, (i) until the aggregate amount of such Losses under Section 9.2(a) or Section 9.3(a), as the case may be, exceeds $881,250 (the “Basket Amount”), at which time the Indemnified Party shall be entitled to recover all such Losses in excess of the Basket Amount or (ii) in excess of $35,250,000; provided, however, that the foregoing limitations in this Section 9.4 shall not apply to Losses suffered or incurred by any Indemnified Party arising out of, resulting from or relating to any inaccuracy or breach of any Seller Fundamental Representation, or in the event of Fraud. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be liable to any Purchaser Indemnitee for any Losses under Section 9.2 in excess of the Purchase Price; provided, however, that the foregoing limitation shall not apply in the event of Fraud.

(b)            Nothing in this Article IX regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of damages existing under applicable Law.

(c)            The amount of any Losses for which indemnification is provided under this Article IX shall be determined net of any insurance proceeds actually recovered by the applicable Indemnified Party with respect to such Losses (net of any deductible for the underlying insurance policies and determined after giving effect to any increase in premiums resulting from such claim and any other costs and expenses incurred to collect such insurance proceeds or otherwise in connection with such recovery); provided, however, that no Indemnified Party shall have any obligation to take any action to recover any amounts payable from an insurer under any such insurance policy. If an Indemnified Party recovers any amounts under insurance policies for any Losses for which such Indemnified Party has already been indemnified by Seller or Purchaser, as applicable, pursuant to this Article IX, then such Indemnified Party shall pay to Seller or Purchaser, as applicable, an amount equal to the lesser of (i) any such recovered amounts (net of the amounts, costs and expenses described in the parenthetical above) and (ii) the amount of the indemnification payments made by Seller or Purchaser, as applicable, in respect of such matter.

Section 9.5.         Claims. Any Seller Indemnitee or Purchaser Indemnitee claiming it may be entitled to indemnification under this Article IX (the “Indemnified Party”) shall give prompt written notice to the other party (the “Indemnifying Party”) of each Action or other fact, matter or circumstance upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice of any Claim shall contain, with respect to each Claim and only to the extent known to such Indemnified Party and legally permissible, (i) a statement that the Indemnified Party has paid or accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article IX, and (ii) specification in reasonable detail of each item of Loss included in the amount, or estimated amount, so stated, the basis for any anticipated Liability, the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except (i) to the extent the Indemnifying Party is actually prejudiced by such failure in any material respect and (ii) as expressly provided in Section 9.1.

Section 9.6.         Defense of Actions. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim arising out of or resulting from any Action by any third party (a “Third-Party Claim”) by providing the Indemnified Party with written notice thereof within thirty (30) days after receipt of notice of such Third-Party Claim by the Indemnifying Party, with full authority to conduct such defense or prosecution of such Third-Party Claim and any litigation resulting therefrom, through counsel reasonably acceptable to the Indemnified Party, and to settle or otherwise dispose of the same, and the Indemnified Party will reasonably cooperate in such defense; provided that the Indemnifying Party will (a) permit the Indemnified Party to participate in such defense, settlement or disposal of such Third-Party Claim through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be paid by such Indemnified Party) and (b) not, in defense of any such Third-Party Claim, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement (i) which provides for any relief other than the payment of monetary Losses, (ii) which does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof or (iii) which includes any admission of wrongdoing or misconduct by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third-Party Claim, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement of such Third-Party Claim for the payment of monetary Losses unless (A) the Indemnified Party consents in writing to such consent or settlement or (B) the Indemnifying Party confirms in writing to the Indemnified Party that the Indemnifying Party will be responsible for indemnifying the Indemnified Party for the Losses resulting from such Third-Party Claim, to the extent provided in (and subject to the parameters of) this Article IX. The Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim, without the consent of the Indemnified Party if (1) such Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than equitable or non-monetary relief that is incidental to monetary Losses as the primary relief sought) and not also against the Indemnifying Party, (2) such Third-Party Claim is related to or otherwise arises in connection with any criminal matter or (3) the Indemnifying Party is also a party to such Third-Party Claim and the Indemnified Party determines in good faith after consultation with counsel that there may be one or more legal defenses available to such Indemnified Party that are different or additional to those available to the Indemnifying Party. The Indemnified Party and the Indemnifying Party and their respective counsel shall cooperate in the defense of any Third-Party Claim subject to this Article IX and keep each other reasonably informed of all significant developments relating to any such Third-Party Claim, and provide copies of all relevant correspondence and documentation relating thereto (subject to appropriate confidentiality, legal privilege and work-product protections). In all circumstances, the Indemnified Party will not consent to the entry of any judgment or settle any Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. The reimbursement of fees, costs and expenses required by this Article IX shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses are incurred.

Section 9.7.         Adjustment to Purchase Price. Any indemnification payments made pursuant to this Agreement shall be considered adjustments to the Purchase Price for all Tax purposes (to the extent permitted by Law).

Section 9.8.         Materiality. The amount of indemnifiable Losses in respect of any inaccuracy or breach of a representation or warranty in this Agreement shall be determined as if such representation or warranty had not contained any limitation or qualification as to materiality or similar language.

Section 9.9.         Indemnification Escrow. Until eighteen (18) months after the Closing Date (such date, the “Escrow Release Date”), amounts remaining in the Indemnification Escrow Account shall be available to compensate Purchaser for indemnifiable Losses pursuant to Section 9.2. Promptly (but in any event within ten (10) Business Days) following the Escrow Release Date, Purchaser and Seller shall submit joint instructions to the Escrow Agent providing for the release of all amounts then remaining in the Indemnification Escrow Account, less any amounts then subject to a claim for indemnification hereunder, which amounts shall continue to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement until such claim is resolved.

Section 9.10.         Exclusive Remedy. Other than in the event of Fraud and as provided in Section 6.7, the provisions of this Article IX are the sole and exclusive remedy of the Parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing sentence, nothing in this Agreement will (a) limit the rights or remedies expressly provided for in any other Transaction Document or rights or remedies that, as a matter of applicable Law or public policy, cannot be limited or waived, (b) be deemed to prohibit or limit any Party’s right at any time to seek injunctive or equitable relief for the failure of the other Party to perform any covenant or agreement contained in this Agreement or (c) limit the remedies set forth in Section 3.1(d), Section 6.12 or Section 8.3.

Article X

MISCELLANEOUS

Section 10.1.         Notices. Any notice, request, instruction, consent, claim, demand, waiver or other communication hereunder shall be in writing and shall be deemed given if delivered personally, sent by electronic mail (provided that the sending Party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) or sent by nationally recognized overnight courier at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 10.1 (which will not constitute an amendment for the purpose of Section 10.14):

(a)            if to Purchaser, to:

RGH Enterprises, LLC
7000 Cardinal Place
Dublin, Ohio 43017
Attention:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
320 South Canal Street
Chicago, Illinois 60606
Attention:	[***]
Email:	[***]

(b)           if to Seller, to:

c/o AdaptHealth LLC
555 East North Lane, Suite 5075
Conshohocken, Pennsylvania 19428
Attention:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Reed Smith LLP
401 Congress Avenue, Suite 1800
Austin, Texas 78701
Attention:	[***]
Email:	[***]

Any such notice, request, instruction, consent, claim, demand, waiver or other communication will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of electronic mail, on the date of transmittal when transmitted by email prior to 5:00 P.M. on a Business Day (and when sent outside of such hours, at 9:00 A.M. on the next Business Day) and (iii) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent.

Section 10.2.         Exhibits and Schedules. For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in the other Schedules, notwithstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Schedules is reasonably apparent on the face of the disclosure regarding such matter, without independent knowledge on the part of the reader regarding the matter disclosed. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Business, individually or taken as a whole. Certain facts and items disclosed in the Schedules are not believed by Seller to be material and are not required to be disclosed pursuant to the terms of the representations and warranties in this Agreement. No disclosure on any Schedule relating to a possible breach or violation of any Contract or Law shall be construed, in and of itself, as an admission or indication that a breach or violation exists or has actually occurred. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller or any of its Subsidiaries and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties, in each case, except to the extent expressly provided in this Agreement.

Section 10.3.         Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

Section 10.4.         Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each Party shall pay its own expenses and costs, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions.

Section 10.5.         Governing Law; Jurisdiction.

(a)            This Agreement and all Actions (whether in contract, tort or statute) that may be based on, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)            Any Action based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement shall be brought exclusively in the Delaware Court of Chancery or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware (or in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom (collectively, the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Action. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such Action in any Designated Court and hereby further irrevocably waives any claim that any such Action brought in the Designated Courts has been brought in an inconvenient forum. Each Party agrees that service of any process, summons, notice or document sent in accordance with Section 10.1 shall be effective service of process in any such Action.

Section 10.6.         Assignment; Successors and Assigns; No Third-Party Rights. This Agreement may not, without the prior written consent of the other Parties, be assigned by any Party by operation of law or otherwise, and any attempted assignment shall be null and void; provided, however, that Purchaser may assign its rights, in whole or in part, to an Affiliate of Purchaser without such consent and upon written notice of the same to Seller, which assignment shall not relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective heirs, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that Section 6.6 shall be for the benefit of the Persons to the extent expressly provided therein, and each such Person shall be an intended third-party beneficiary thereof and have the rights, benefits and remedies provided for therein.

Section 10.7.         Counterparts. This Agreement and any amendment, restatement, supplement or other modification hereto or waiver hereunder may be executed in two (2) or more counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement (or any amendment, restatement, supplement or other modification hereto or waiver hereunder) by portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement (or any such amendment, restatement, supplement or other modification or waiver).

Section 10.8.         Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9.         Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the other Transaction Documents and the Confidentiality Agreement constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, covenants, understandings and agreements, whether written, oral or implied, with respect to such subject matter.

Section 10.10.       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render illegal or unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.11.      No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against either Party. As a consequence, the Parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 10.12.      Specific Performance.

(a)            The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, and that this shall include the right of Seller to cause Purchaser, on the one hand, and the right of Purchaser to cause Seller, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law, including (subject to Section 10.12(b)) to cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Except as otherwise expressly stated herein, such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any Party may have under this Agreement or otherwise. Subject to Section 10.12(b), each of the Parties hereby waives (i) any defenses in any action for specific performance in accordance with the terms of this Section 10.12 that a remedy at Law would be adequate, and agrees not to raise any objections to the availability of the equitable remedy of such specific performance and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining such equitable relief. Notwithstanding anything to the contrary in this Agreement, in no event may Seller be permitted or entitled to receive both a grant of specific performance that results in the Closing to be consummated pursuant to this Section 10.12, and the payment of any monetary damages for breach of this Agreement prior to the Closing.

(b)            For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance pursuant to this Section 10.12 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Article VIII or pursue all applicable remedies at Law.

Section 10.13.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED ON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR CAUSE OF ACTION BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.14.         Amendments; Waivers. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Purchaser and Seller. Any failure of Purchaser, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller (with respect to any failure by Purchaser) or by Purchaser (with respect to any failure by Seller), respectively, only by a written instrument signed by the Party granting such waiver. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 10.15.         No Recourse. Except for claims against a Person in the event of Fraud, notwithstanding any other provision of this Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by any Party or any party to any other Transaction Document, any Affiliate thereof, or any Person claiming by, through or for the benefit of any of them, against any Person, including any Non-Recourse Party or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each such Person, but specifically excluding the parties to this Agreement and the other Transaction Documents, as the case may be, a “Nonparty Affiliate”), other than the Persons expressly identified as parties to this Agreement or the other Transaction Documents, as the case may be, with respect to any matters arising under or relating to this Agreement, the other Transaction Documents or the Transactions, as applicable, or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of any Party or any party to the other Transaction Documents, any of its Subsidiaries or any Nonparty Affiliate in connection with this Agreement, the other Transaction Documents or the Transactions, as the case may be.

Section 10.16.         Disclaimer.

(a)            Purchaser acknowledges and agrees that, except for the representations and warranties of Seller and its Affiliates expressly set forth in Article IV (as qualified by the Schedules), in the other Transaction Documents or in any certificate delivered hereunder or thereunder, the Assets are being acquired as is without any implied warranty of merchantability or fitness for intended use or any other express or implied warranty. Other than the representations and warranties of Seller and its Affiliates expressly set forth in Article IV (as qualified by the Schedules), in the other Transaction Documents or in any certificate delivered hereunder or thereunder, Purchaser is not relying on any other representations or warranties in connection with the consummation of the Transactions. Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express or implied and howsoever conveyed (including any relating to the past, present or future financial condition, results of operations, assets or Liabilities of the Business), are hereby specifically disclaimed for all purposes by Seller.

(b)            In connection with Purchaser’s investigation of the Business, Purchaser may have received, directly or indirectly, through its Agents, from or on behalf of Seller or its Agents, certain projections, including projected statements of operating revenues, income from operations and cash flows of the Business and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Business and other similar data. Except for the representations and warranties expressly set forth in Article IV (as qualified by the Schedules), in the other Transaction Documents or in any certificate delivered hereunder or thereunder, Seller makes no representations or warranties whatsoever to Purchaser or any other Person with respect to such information, projections, presentations, predictions, calculations, estimates, forecasts and other similar data (including the reasonableness of the assumptions underlying such information, projections, presentations, predictions, calculations, estimates, forecasts and other similar data), and no such Person shall be entitled to rely on such information, projections, presentations, predictions, calculations, estimates, forecasts and other similar data in connection with the Transactions or the financing thereof.

* * * * * * *

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

PURCHASER:

RGH ENTERPRISES, LLC

By:	/s/ Robert Schlissberg
	Name:	Robert Schlissberg
	Title:	President

SELLER:

ADAPTHEALTH CORP.

By:	/s/ Jason Clemens
	Name:	Jason Clemens
	Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Key Employees

[***]

EXHIBIT B

Form of Escrow Agreement

EXHIBIT C

Form of Assignment and Assumption Agreement

EXHIBIT D

Form of Transition Services Agreement

EXHIBIT E

Allocation Methodology

EXHIBIT F

Separation Plan

EXHIBIT G

Form of IP License Agreement